As filed with the Securities and Exchange Commission on March 15, 2000
                                                          Registration No. 333 -
                                                          ----------------------

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           CAROLINA FIRST CORPORATION
                           --------------------------
             (Exact name of registrant as specified in its charter)

       SOUTH CAROLINA                          6711                     57-0824914
----------------------------         ---------------------------    ----------------
(State or other jurisdiction         Primary Standard Industrial    (I.R.S. Employer
of incorporation or organization)    Classification Code Number    Identification No.)

                              102 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (864) 255-7900
             -------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                WILLIAM S. HUMMERS III, EXECUTIVE VICE PRESIDENT
                           CAROLINA FIRST CORPORATION
                              102 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (864) 255-7913
               --------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                         WILLIAM P. CRAWFORD, JR., ESQ.
                         WYCHE, BURGESS, FREEMAN & PARHAM, P.A.
                         POST OFFICE BOX 728
                         GREENVILLE, SC 29602-0728
                         (864) 242-8200 (TELEPHONE)
                         (864) 235-8900 (FACSIMILE)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box. [ ]
===========================================================================================================================
                                CALCULATION OF REGISTRATION FEE
                                                          Proposed Maximum        Proposed Maximum          Amount
Title of Each Class                   Amount to           Offering Price          Aggregate               of Registration
of  Securities to be Registered       be Registered (1)   Per Unit  (2)           Offering Price (3)        Fee (3)
-------------------------------       -------------       -------------           ------------------      -----------------

Common Stock                          18,501,162          $14.47                    $267,711,814            $70,676
(par value $1.00 per share)
===========================================================================================================================

(1) The number of shares of Carolina First common stock to be registered pursuant to this registration statement is based upon an estimate of the maximum number of shares of Anchor common stock presently outstanding or reserved for issuance under various plans or otherwise expected to be issued or to become issuable upon the consummation of the proposed transaction to which this registration statement relates, multiplied by the exchange ratio of 2.175 shares of Carolina First common stock per share of Anchor stock.

(2) Calculated in accordance with Rules 457(f) and 457(c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is computed by dividing (i) the product of (A) the average of the high and low sales prices of Anchor common stock as reported on the Nasdaq National Market on March 13, 2000 ($31.47) and (B) 8,506,281, representing the maximum number of shares of Anchor expected to be exchanged for the Carolina First common stock being registered, by (ii) 18,501,162, representing the maximum number of shares of Carolina First common stock to be issued in connection with this registration statement.
(3) Calculated pursuant to Rules 457(f) and 457(b) under the Securities Act of 1933, as amended

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

[LOGO OF ANCHOR FINANCIAL           [LOGO OF CAROLINA FIRST CORPORATION]
      CORPORATION]

------------------------------------------------------------ ------------------------------------------------------------
               ANCHOR FINANCIAL CORPORATION                                  CAROLINA FIRST CORPORATION
                      PROXY STATEMENT                                        PROXY STATEMENT-PROSPECTUS
------------------------------------------------------------ ------------------------------------------------------------

Anchor has entered into a merger agreement with Carolina First. The merger will provide Carolina First and Anchor shareholders with the opportunity to own a premier Southeast financial services franchise that will result from the combination of the two companies. Immediately after the merger, Anchor shareholders will own approximately [___]%, of Carolina First common stock.

In the merger, each share of Anchor common stock will be converted into 2.175 shares of Carolina First common stock. This represents a value of $[___] per share based on the March [___], 2000 price of Carolina First common stock. The market price of Carolina First common stock will fluctuate prior to the merger.
The issuance of the Carolina First shares to the Anchor shareholders generally will not be taxable.
--------------------------------------------------------------      ---------------------------------------------------------------
                    Anchor Shareholders                                        Carolina First Shareholders


This document is being furnished to Anchor shareholders in          This document is being furnished to Carolina First
connection with the solicitation of proxies by Anchor's board       shareholders in connection with the solicitation of proxies by
of directors for use at the special meeting of shareholders of      Carolina First's board of directors for use at the special
Anchor to be held at the Myrtle Beach Convention Center,            meeting of shareholders of Carolina First to be held at the
Myrtle Beach, South Carolina at 2:30 p.m., local time, on           third-floor conference room of the Poinsett Plaza, 104 South
May 1, 2000, where Anchor shareholders will be asked to vote        Main Street, Greenville, South Carolina at 2:00 p.m., local
on the merger agreement.                                            time, on May 1, 2000. Carolina First shareholders will be asked to approve the issuance of Carolina First common stock called
Anchor's board of directors has unanimously approved the            for by the merger agreement.
merger agreement. Anchor's board of directors believes that
the merger is fair and in the best interests of Anchor and its      Carolina First's board of directors has unanimously approved
shareholders and strongly encourages Anchor shareholders to         these proposed actions and believes they are in the best
vote "FOR" the proposal. The Robinson-Humphrey Company and The      interests of Carolina First and its shareholders and strongly
Orr Group, investment banking firms, have issued opinions to        encourages Carolina First shareholders to vote "FOR" the
Anchor's board of directors that the consideration to be paid       Merger and the increase in Carolina First's board of
by Carolina First pursuant to the merger agreement is fair,         directors. Salomon Smith Barney, an investment banking firm,
from a financial point of view, to Anchor and its                   has issued its opinion to Carolina First's board of directors
shareholders.                                                       that the exchange ratio of 2.175 shares of Carolina First
                                                                    common stock for each share of Anchor common stock is fair, from a financial point of view, to Carolina First.

--------------------------------------------------------------      ---------------------------------------------------------------

Carolina First common stock is listed on The Nasdaq National Market under the symbol "CAFC." If Carolina First's shareholders approve the name change from Carolina First to The South Financial Group, Inc. then its common stock will be listed under the symbol "TSFG." Anchor common stock is listed on The Nasdaq National Market under the symbol "AFSC."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE CAROLINA FIRST COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF CAROLINA FIRST COMMON STOCK ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this proxy statement/prospectus is March 28, 2000, and it is being mailed or otherwise delivered to Carolina First shareholders and Anchor shareholders on or about March 29, 2000.

                           CAROLINA FIRST CORPORATION
                              102 South Main Street
                        Greenville, South Carolina 29601

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF CAROLINA FIRST CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Carolina First Corporation ("Carolina First") will be held at the third floor conference room of the Poinsett Plaza, 104 South Main Street, Greenville, South Carolina at 2:00 p.m., local time, on May 1, 2000, for the purpose of voting upon the issuance of Carolina First common stock pursuant to a Reorganization Agreement, dated as of January 10, 2000, among Anchor Financial Corporation ("Anchor"), Carolina First, Carolina First Bank and The Anchor Bank. The merger agreement provides that Anchor will merge into a merger subsidiary of Carolina First, after which the merger subsidiary will liquidate.

In the merger, each share of Anchor common stock will be converted into the right to receive 2.175 shares of Carolina First common stock. A copy of the merger agreement is set forth in Annex A to the accompanying proxy statement/prospectus. In addition, Carolina First will add five directors of Anchor to its own board of directors, which necessitates increasing Carolina First's board from twelve to seventeen members.

Only shareholders of record at the close of business on March 20, 2000 are entitled to receive notice of and to vote at the special meeting or any adjournments or postponements thereof. Approval of the issuance of Carolina First common stock pursuant to the terms of the merger agreement and of the increase of the Carolina First board of directors from twelve to seventeen members requires that a majority of the shares of Carolina First common stock voted at the meeting be voted in favor of these actions.

All shareholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting, please complete and promptly mail your proxy in the return envelope enclosed. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Your attention is directed to the proxy statement/prospectus accompanying this notice for a more complete statement regarding the matters proposed to be acted upon at the special meeting.

                                    BY ORDER OF THE BOARD OF DIRECTORS,

March 28, 2000                             /s/ William S. Hummers III
                                    --------------------------------------------
                                    William S. Hummers III, Secretary

Carolina First's board of directors unanimously recommends that shareholders vote "FOR" approval of the issuance of Carolina First common stock and the increase of Carolina First's board from twelve to seventeen members pursuant to the terms of the merger agreement.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                          ANCHOR FINANCIAL CORPORATION
                                 2002 Oak Street
                       Myrtle Beach, South Carolina 29577

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF ANCHOR FINANCIAL CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Anchor Financial Corporation ("Anchor") will be held at the Myrtle Beach Convention Center, 2100 North Oak Street, Myrtle Beach, South Carolina, at 2:30 p.m., local time, on May 1, 2000, to consider and act upon approval of a Reorganization Agreement, dated as of January 10, 2000, among Anchor Financial Corporation ("Anchor"), Carolina First, Carolina First Bank and The Anchor Bank. The merger agreement provides that Anchor will merge into a merger subsidiary of Carolina First, after which the merger subsidiary will liquidate.

In the merger, each share of Anchor common stock will be converted into the right to receive 2.175 shares of Carolina First common stock. A copy of the merger agreement is set forth in Annex A to the accompanying proxy statement/prospectus.

Only shareholders of record at the close of business on March 20, 2000, are entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof.

All shareholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting, please complete and promptly mail your proxy in the return envelope enclosed. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please direct your attention to the proxy statement/prospectus accompanying this notice for a more complete statement regarding the matters proposed to be acted upon at the special meeting.

                                    BY ORDER OF THE BOARD OF DIRECTORS,

                                    /s/         Tommy E. Looper
                                        ----------------------------------------
                                        Tommy E. Looper, Secretary

March 28, 2000

Anchor's board of directors unanimously recommends that shareholders vote "FOR" approval of the merger agreement.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                                TABLE OF CONTENTS

             [To be included in printed proxy statement/prospectus]

     QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS

Q:       WHAT SHOULD I DO?

A: After you have carefully read this document, mail your signed proxy card in the enclosed envelope. The instructions on the accompanying proxy card will give you more information on how to vote by mail. This will enable your shares to be represented at the Carolina First special meeting or the Anchor special meeting, as applicable.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides. Your failure to instruct your broker to vote your shares will result in your shares not being voted. If you fail to return a proxy card or abstain from voting, the effect will be a vote against the merger.

Q:       CAN I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY WITH VOTING
         INSTRUCTIONS?

A: Yes. There are three ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card by mail or submit your proxy with new voting instructions. The latest vote actually received by Anchor or Carolina First prior to the shareholders' meeting will be your vote. Any earlier votes will be revoked. Third, you may attend the Carolina First special meeting or the Anchor special meeting, as applicable, and vote in person. Any earlier votes will be revoked. Simply attending the meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions you will receive from your broker to change or revoke your proxy.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES?

A:       No. You should not send in your stock certificates at this time.

         Carolina First shareholders will not exchange their certificates in the merger. The certificates currently representing the shares of Carolina First common stock will represent an equal number of shares of Carolina First common stock after the merger.

         Anchor shareholders will exchange their Anchor common stock certificates for Carolina First common stock certificates after we complete the merger. Instructions for exchanging Anchor common stock certificates will be sent to you promptly after the merger is completed.

Q:       WHOM SHOULD SHAREHOLDERS CALL WITH QUESTIONS?

A: Carolina First shareholders should call Mary M. Gentry, Treasurer of Carolina First, at (864) 255-4919 with any questions about the merger and the related transactions.

         Anchor shareholders should call Christie Truette, Director of Investor Relations for Anchor, at (843) 946-3105 or (800) 262-4678.

                                     SUMMARY

This brief summary highlights selected information from this document. It does not contain all of the information that is important to you. We urge you to read the entire document carefully and the other documents to which we refer to fully understand the merger and the related proposals. See "Where You Can Find More Information" on page 85. Each item in this summary refers to the page where that subject is discussed in more detail.

THE MERGER CONSIDERATION WILL BE 2.175 SHARES OF CAROLINA FIRST COMMON STOCK (SEE PAGE 26)

When the merger is complete, each share of Anchor common stock will be converted into 2.175 shares of Carolina First common stock. For example, if you hold 1,000 shares of Anchor common stock, you will receive 2.175 shares of Carolina First common stock.

SHARE INFORMATION AND MARKET PRICES  (SEE PAGES 26 AND 48)

Carolina First common stock is traded on The Nasdaq National Market under the symbol "CAFC." If Carolina First's shareholders approve the name change from Carolina First to The South Financial Group, then its common stock will be listed under the symbol "TSFG." Anchor common stock is traded on The Nasdaq National Market under the symbol "AFSC." The following table sets forth the end-of-day sale prices of Carolina First and Anchor common stock and the equivalent merger consideration per share of Anchor common stock on January 7, 2000, the last trading day before we announced the merger, and on March [___], 2000, the latest practicable date prior to the mailing of this document.

                                                                                Value of Merger
                                                                                 Consideration
                               Carolina First             Anchor                  Per Share of
                                Common Stock           Common Stock           Anchor Common Stock
                               --------------          ------------           -------------------
January 7, 2000                   $16.50                  $26.125                     $35.89
March [___], 2000              $[___]                  $[___]                      $[___]

The market prices of both Carolina First and Anchor common stock will fluctuate prior to the merger. You should obtain current market quotations for Carolina First common stock and Anchor common stock.

GENERALLY, THE MERGER WILL BE TAX-FREE FOR ANCHOR SHAREHOLDERS (SEE PAGE 55).

Neither of us is required to complete the merger unless we receive a legal opinion that the merger will be treated as a "reorganization" for federal income tax purposes. However, we expect that for United States federal income tax purposes, Anchor shareholders generally will not recognize any gain or loss on the conversion of shares of Anchor common stock into shares of Carolina First common stock.

This tax treatment may not apply to some Anchor shareholders. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences to you.

ANCHOR'S BOARD OF DIRECTORS RECOMMENDS SHAREHOLDER APPROVAL  (SEE PAGE 25).

Anchor's board of directors believes that the merger is fair to Anchor and its shareholders and in their best interests and has unanimously approved the merger agreement. Anchor's board of directors recommends that Anchor shareholders vote "FOR" approval of the merger agreement.

CAROLINA FIRST'S BOARD OF DIRECTORS RECOMMENDS SHAREHOLDER APPROVAL (SEE PAGE
22).

Carolina First's board of directors believes that the issuance of Carolina First common stock pursuant to the merger agreement is fair to Carolina First and its shareholders and in their best interests. Carolina First's board of directors has unanimously approved the merger agreement and issuance of Carolina First common stock. Carolina First's board of directors recommends that Carolina First shareholders vote "FOR" approval of the issuance of Carolina First common stock and "FOR" the increase of the Carolina First board of directors from twelve to seventeen members.

INVESTMENT BANKS SAY THE MERGER CONSIDERATION IS FAIR TO ANCHOR SHAREHOLDERS (SEE PAGE 39).

The Robinson-Humphrey Company ("Robinson-Humphrey") and The Orr Group have served as financial advisors to Anchor in connection with the merger and have given opinions to Anchor's board of directors that, as of January 10, 2000 (the date Anchor's board of directors voted on the merger) and updated as of the date of this document, the consideration Carolina First will pay for the Anchor common stock is fair to Anchor shareholders from a financial point of view. A copy of the opinion delivered by Robinson Humphrey is attached to this document as Annex C, and a copy of the opinion delivered by The Orr Group is attached to this document as Annex D. Anchor shareholders should read the opinions completely to understand the assumptions made, matters considered and limitations of the review undertaken by Robinson-Humphrey and The Orr Group in providing these opinions. Anchor has agreed to pay to Robinson-Humphrey 0.45% of the fair market value of the merger to Anchor and its shareholders computed as of the announcement date (January 10, 2000) or the completion date, whichever is higher. Anchor has agreed to pay to The Orr Group 1% of the fair market value of the consideration to Anchor and its shareholders as of January 10, 2000, or about $2.9 million.

INVESTMENT BANK SAYS THE MERGER CONSIDERATION IS FAIR TO CAROLINA FIRST (SEE PAGE 28).

Salomon Smith Barney has served as financial advisor to Carolina First in the merger and has given an opinion to Carolina First's board of directors that, as of January 10, 2000 (the date Carolina First's board of directors voted on the merger), the exchange ratio of 2.175 shares of Carolina First common stock for each share of Anchor common stock is fair to Carolina First from a financial point of view. A copy of the opinion delivered by Salomon Smith Barney is attached to this document as Annex E. Carolina First shareholders should read the opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Salomon Smith Barney in providing this opinion.

Salomon Smith Barney will receive total fees of approximately $2.5 million plus expenses for its services as financial advisor to Carolina First in connection with the merger, of which $2.0 million is payable upon the closing of the merger.

ANCHOR TO HOLD MEETING ON MAY 1, 2000 (SEE PAGE 23).

The special meeting of Anchor shareholders will be held at 2:30 p.m., local time, on May 1, 2000, at the Myrtle Beach Convention Center, 2100 North Oak Street, Myrtle Beach, South Carolina. Anchor shareholders will be asked to vote to approve the merger agreement that provides for the merger of Anchor into Carolina First.

You can vote at the special meeting if you owned Anchor common stock at the close of business on March 20, 2000. As of that date, there were [___] shares of Anchor common stock entitled to be voted at the special meeting. Approval of the merger agreement requires that at least two-thirds of the outstanding shares of Anchor common stock be voted in favor of the merger.

CAROLINA FIRST TO HOLD MEETING ON MAY 1, 2000 (SEE PAGE 20).

The special meeting of Carolina First shareholders will be held at 2:00 p.m., local time, on May 1, 2000, at the third floor conference room of the Poinsett Plaza, 104 South Main Street, Greenville, South Carolina. Carolina First shareholders will be asked to vote to approve the issuance of Carolina First common stock and the increase in the size of the board of directors pursuant to the merger agreement.

You can vote at the special meeting if you owned Carolina First common stock at the close of business on March 20, 2000. As of that date, there were [___] shares of Carolina First common stock entitled to be voted at the special meeting. Approval of the issuance of Carolina First common stock and of the increase in the size of the Carolina First board of directors requires the approval of a majority of the votes cast at the meeting.

NO APPRAISAL RIGHTS (SEE PAGE 48).

Neither Carolina First shareholders nor Anchor shareholders have dissenters' appraisal rights in connection with the merger.

GENERAL INFORMATION REGARDING CAROLINA FIRST.

                           Carolina First Corporation
                           102 S. Main Street
                           Greenville, South Carolina 29601

Carolina First is a bank holding company headquartered in Greenville, South Carolina which engages in a general banking business through its four principal operating subsidiaries:

o Carolina First Bank, a South Carolina-chartered bank headquartered in Greenville, South Carolina,
o Citrus Bank, a Florida-chartered bank headquartered in Orlando, Florida,
o Carolina First Mortgage Company, a mortgage loan origination and servicing company headquartered in Columbia, South Carolina, and
o Carolina First Bank, F.S.B., a federal savings bank that offers Bank CaroLine, an Internet banking service.

Through its subsidiaries, Carolina First provides a full range of banking services, including mortgage, trust and investment services, designed to meet substantially all of the financial needs of its customers. Carolina First also has bank technology investments which include two public companies: a 16%% ownership interest in Affinity Technology Group, Inc. and an 8.4% ownership interest in Net.B@nk, Inc. Carolina First commenced operations in December 1986, and currently conducts business in 62 locations in South Carolina and 13 locations in Florida. Carolina First is one of the largest independent South Carolina-headquartered financial institutions. At December 31, 1999, it had total assets of approximately $3.6 billion, total loans of approximately $2.4 billion, total deposits of approximately $2.5 billion and approximately $409.8 million in shareholders' equity.

Carolina First Bank is a South Carolina-chartered, non-member bank and a wholly-owned subsidiary of Carolina First. It currently engages in a general banking business through 60 locations, which are located throughout South Carolina. It began its operations in December 1986 and at December 31, 1999 had total assets of approximately $2.9 billion, total loans of approximately $2.0 billion and total deposits of approximately $2.0 billion. Its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC").

Carolina First has proposed to its shareholders that they approve changing Carolina First's name to The South Financial Group at their annual meeting on April 19, 2000. See "The Merger -- Proposed Name Change from Carolina First to The South Financial Group" on page 49.

GENERAL INFORMATION REGARDING ANCHOR.

                           Anchor Financial Corporation
                           2002 Oak Street
                           Myrtle Beach, South Carolina 29577

Anchor is a bank holding company for The Anchor Bank. Through The Anchor Bank, Anchor provides a full range of banking services, including mortgage, trust and investment services, to businesses and to individuals in North Carolina and South Carolina.

At December 31, 1999, it had total assets of approximately $1.2 billion, total loans of approximately $863 million, total deposits of approximately $967 million and approximately $91 million in shareholders' equity.

The Anchor Bank is a state banking corporation organized and existing under the laws of the state of South Carolina and a wholly-owned subsidiary of Anchor. It currently engages in a general banking business through 33 locations, which are located throughout South Carolina and in coastal southern North Carolina. It began its operations in 1974 and at December 31, 1999 had total assets of approximately $1.2 billion, total loans of approximately $862 million and total deposits of approximately $967 million. Its deposits are insured by the FDIC.


THE MERGER

The merger agreement is attached as Annex A to this document. You should read the merger agreement because it is the legal document that governs the merger.

We propose a merger through which Carolina First will acquire Anchor. As a result of this merger, Anchor will become a subsidiary of Carolina First and Anchor's shareholders will become shareholders of Carolina First. At some point in the future, The Anchor Bank will be merged into Carolina First Bank. The 12 directors of Carolina First before the merger will continue to serve as the directors of Carolina First after the merger, together with five new directors from the Anchor Board, including Stephen L. Chryst, Anchor's Chairman, President and Chief Executive Officer. As a result, Carolina First's board of directors must be increased from twelve to seventeen members.

Carolina First and Anchor believe that both companies' shareholders will benefit from the merger because of the synergies and growth opportunities we believe will result from combining the two companies. For a more detailed discussion of the reasons for the merger, see pages 25 through 30.

POOLING OF INTERESTS ACCOUNTING TREATMENT (SEE PAGE 53).

Carolina First will account for the merger as a pooling of interests for financial reporting purposes. This means that, for accounting and financial reporting purposes, we will treat Anchor as if it had always been combined with Carolina First. Our companies' obligations to complete the merger depend on receiving a letter from each of our independent accountants that the merger qualifies as a pooling of interests for financial reporting purposes.

FINANCIAL INTERESTS OF OUR MANAGEMENTS AND BOARDS OF DIRECTORS IN THE MERGER (SEE PAGE 45).

In addition to their interests as shareholders, the directors and executive officers of Anchor and Carolina First each have interests in the merger that are different from your interests, including:

o Carolina First has entered into employment agreements with two executive officers of Anchor that will become effective when we complete the merger.

o Following the merger, Carolina First will indemnify and will not prematurely terminate Anchor's current liability insurance to the officers and directors of Anchor.

Carolina First's and Anchor's board of directors each was aware of these interests and took them into account in their decision to approve the merger agreement.

MERGER EXPECTED TO OCCUR IN SECOND QUARTER OF 2000 (SEE PAGE 25).

The merger will occur shortly after all of the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will occur in the second quarter of 2000.

CONDITIONS THAT MUST BE SATISFIED FOR THE MERGER TO OCCUR (SEE PAGE 50).

Completion of the merger is subject to various conditions, including:

o    approval of the merger agreement by Anchor's shareholders;

o approval of the issuance of Carolina First common stock in the merger and increase in the size of Carolina First's board of directors by Carolina First's shareholders; and

o receipt of governmental and other consents and approvals that are necessary to permit completion of the merger.

Some of the other conditions to the merger may be waived by Carolina First or Anchor, as applicable.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 58)

Carolina First and Anchor can mutually agree to abandon the merger (and terminate the merger agreement) at any time prior to the time the merger is completed, even after shareholder approval. Also, either Anchor or Carolina First can decide, without the consent of the other, to abandon the merger if any of the following occurs:

o The other party breaches a provision contained in the merger agreement that would cause a "material adverse event" and does not (or cannot) correct the breach within 30 days.

o    The merger has not been completed by October 31, 2000.

o    Anchor solicits or encourages acquisition proposals from third parties.

o Any regulatory authority denies an approval we need to complete the merger or issues an order preventing the merger.

REGULATORY APPROVALS WE MUST OBTAIN FOR THE MERGER (SEE PAGE 56)

We cannot complete the merger unless the Board of Governors of the Federal Reserve System approves it. We have filed applications with the Federal Reserve Board seeking its approval. In addition, the merger is subject to the approval of or notice to various state and other regulatory authorities. We have made the necessary filings with these other regulatory authorities.

Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain that we will obtain them, or when we will obtain them.

ANCHOR WILL BE REQUIRED TO PAY CAROLINA FIRST UP TO $15 MILLION UNDER SOME CIRCUMSTANCES IF THE MERGER IS NOT COMPLETED (SEE PAGE 60).

In connection with the merger agreement, Anchor agreed to pay a $10.5 million termination fee if the merger agreement is terminated under various circumstances that can be generally described as failures of the Anchor board to recommend the merger or to recommend the rejection of other acquisition proposals, failures to get Anchor shareholder approval following announcement of a third-party acquisition proposal, and willful breaches of the merger agreement by Anchor while a third-party acquisition proposal is outstanding. In addition, under a stock option agreement Anchor granted to Carolina First an option to purchase shares of Anchor common stock. Under this option, Carolina First may purchase up to 19.9% of the outstanding shares of Anchor common stock at a price per share of $26.125. Anchor may in some cases be required to repurchase this option (and/or any shares purchased under this option) at a predetermined price. Instead of purchasing the shares, Carolina First may choose to surrender this option to Anchor for a cash payment. Carolina First's total profit in connection with the termination fee and the option cannot exceed $15 million.

Carolina First cannot exercise this option unless various events occur within a specified time period. These events can generally be described as business combinations or acquisition transactions relating to Anchor and related events (other than the merger we are proposing in this document). We do not know of any event that has occurred as of the date of this document that would allow Carolina First to exercise this option.

Anchor agreed to grant this option to Carolina First in order to induce Carolina First to enter into the merger agreement. This option could have the effect of discouraging other companies from trying to acquire Anchor. Based on consultation with our respective independent accountants, we believe that the exercise or repurchase of the stock option is likely to prohibit another acquiror from accounting for any acquisition of Anchor using the "pooling of interests" accounting method for a period of up to two years.

This option agreement is attached to this document as Annex B. The provisions detailing the cash termination fee are set forth in Section 9.2(b) of the merger agreement.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables present unaudited selected financial information of Carolina First and Anchor. Some of the financial information is historical and some of it gives effect to the merger on a pro forma basis. The historical information is derived from the historical financial statements of Carolina First and Anchor. The pro forma information is presented using the pooling-of-interests method of accounting. The pro forma information showing the combined results of Carolina First and Anchor is provided for informational purposes only. It is not necessarily indicative of actual results that would have been achieved had the merger agreement been consummated on the dates or at the beginning of the periods presented, nor is it necessarily indicative of future results. In all cases, the financial information for each of Carolina First and Anchor is presented on a consolidated basis.

The information in the following tables should be read together with the historical financial information that Carolina First and Anchor have presented in their prior filings with the Securities and Exchange Commission (the "SEC"). Carolina First and Anchor have incorporated this material into this document by reference to those other filings. See "Where You Can Find More Information" on page 83. For additional pro forma information, see "Pro Forma Combined Financial Information" on page 61.

                             Selected Financial Data
                           CAROLINA FIRST CORPORATION
                  (Dollars in thousands, except per share data)

                                                                                    YEARS ENDED DECEMBER 31,
                                                                ----------------------------------------------------------------

                                                                1995            1996         1997           1998          1999
                                                                ----            ----         ----           ----          ----
STATEMENT OF INCOME DATA
Net interest income................................        $    52,102     $    60,091  $    72,231    $    99,155    $   121,744
Provision for loan losses..........................              7,166          10,723       12,108         12,724         15,846
Noninterest income, excluding securities
    transactions...................................             16,838          20,806       17,389         23,809         47,987
Securities transactions............................                769             973        3,011            580            399
Noninterest income.................................             17,607          21,779       20,400         24,389         48,386
Noninterest expenses ..............................             48,340          53,816       58,587         71,978        113,821
Net income ........................................              9,310          11,015       14,040         24,445         27,151
Dividends on preferred stock.......................              2,752              63           --             --             --
Net income applicable to common
    Shareholders...................................              6,558          10,952       14,040         24,445         27,151

BALANCE SHEET DATA (PERIOD END)
Total assets.......................................        $ 1,461,094    $ 1,651,085   $ 2,302,169    $ 2,953,292    $ 3,561,888
Securities and temporary
    investments....................................            202,952        289,765      368,701        543,786         731,316
Loans, net of unearned income......................          1,085,483      1,176,634     1,696,555      2,030,186      2,429,225
Allowance for loan losses..........................              8,987         12,039        17,369         20,266         23,832
Nonperforming assets...............................              4,882          5,880         3,767          5,321         10,904
Total earning assets...............................          1,287,875      1,464,907     2,058,251      2,572,714      3,128,706
Total deposits.....................................          1,134,192      1,349,942     1,878,627      2,334,183      2,514,994
Borrowed funds.....................................            186,789        145,189       139,739        155,823        373,925
Long-term debt.....................................             26,347         26,442        39,119         63,081        218,154
Preferred stock....................................             32,909            943            --             --             --
Shareholders' equity...............................            102,315        112,855       215,213        361,987        409,817

PER SHARE DATA
Net income per common share:
Basic..............................................        $      0.75    $      0.89   $      1.00    $      1.15    $      1.08
Diluted............................................               0.75           0.85          0.99           1.13           1.06
Cash dividends declared............................               0.21           0.25          0.29           0.33           0.37
Book value per common
    share (period end).............................               7.07           8.69         11.83          14.60          15.93
Common shares outstanding:
    Weighted average - basic.......................          8,766,240     12,347,407    14,046,599     21,284,266     25,248,900
    Weighted average - diluted.....................         12,433,346     13,021,309    14,232,643     21,684,732     25,597,573
    Period end.....................................          9,463,139     12,867,883    18,197,453     24,785,621     25,723,444

FINANCIAL RATIOS
Return on average assets...........................               0.72%          0.71%         0.78%          0.96%          0.89%
Return on average equity...........................               9.79          10.34         10.65           8.64           7.13
Net interest margin................................               4.55           4.40          4.47           4.36           4.56

----------------------------
Total assets and shareholders' equity include the net unrealized securities gain. However, earning assets and the financial ratios exclude this gain because it is not included in net income.

                          ANCHOR FINANCIAL CORPORATION
                    (Dollars in thousands, except share data)

                                                                                  YEARS ENDED DECEMBER 31,
                                                           ------------------------------------------------------------------------

                                                                1995            1996          1997           1998          1999
                                                                ----            ----          ----           ----          ----
STATEMENT OF INCOME DATA
Net interest income................................        $    32,878    $    38,320   $    45,602    $    50,186    $    52,870
Provision for loan losses..........................              1,117          1,370         2,534          2,922          2,427
Noninterest income, excluding
    securities transactions........................              6,799          8,100         9,170         11,120         12,176
Securities transactions............................                227            (13)           (9)           275             83
Noninterest income.................................              7,026          8,087         9,161         11,395         12,259
Noninterest expenses...............................             28,791         31,582        35,627         42,507         42,060
Equity in net income (loss)
    of unconsolidated subsidiary...................                 --          (269)            15            242             56
Net income.........................................              6,633          8,623        10,682         10,211         13,299

BALANCE SHEET DATA (PERIOD END)
Total assets.......................................        $   808,395    $   941,223   $ 1,118,755    $ 1,183,458    $ 1,206,843
Securities and temporary
    investments....................................            178,624        203,638       239,106        269,236        262,575
Loans, net of unearned income......................            535,450        644,858       777,567        810,891        862,495
Allowance for loan losses..........................              6,882          7,949         8,367          9,546          9,924
Nonperforming assets...............................              2,164          3,126         2,009          3,832          3,068
Total earning assets...............................            732,390        854,353     1,028,634      1,093,859      1,127,922
Total deposits.....................................            698,402        801,329       932,512        968,340        966,657
Borrowed funds.....................................             40,069         62,652        97,808        117,008        140,903
Long-term debt.....................................             21,200         38,700        55,676         53,187         96,200
Shareholders' equity...............................             63,370         70,540        80,685         89,002         90,773

PER SHARE DATA
Net income per common share:
    Basic..........................................        $      0.85    $      1.10   $     1.36     $      1.28    $      1.66
    Diluted........................................               0.84           1.07         1.29            1.23           1.61
Cash dividends declared(1).........................               0.24           0.28         0.375           0.48           0.72
Book value per common
    share (period end).............................               8.05           8.93         10.06          10.97          11.84
Common shares outstanding:
    Weighted average - basic.......................          7,771,400      7,824,004     7,869,812      7,959,766      8,016,908
    Weighted Average - diluted.....................          7,902,297      8,092,215     8,255,862      8,285,260      8,285,446
    Period end.....................................          7,895,359      7,932,482     7,983,365      8,085,779      8,093,476

FINANCIAL RATIOS
Return on average assets...........................               0.88%          0.98%         1.04%          0.87%          1.11%
Return on average equity...........................              11.11          12.94         14.27          11.86          14.44
Net interest margin................................               4.76           4.78          4.83           4.64           4.74

----------------------------------
Total assets and shareholders' equity include the net unrealized securities gain. However, earning assets and the financial ratios exclude this gain because it is not included in net income.
(1) Anchor paid cash dividends of $0.56 per share in 1999. In December 1999, Anchor declared a dividend of $0.16 per share payable on January 28, 2000.

                          UNAUDITED PRO FORMA COMBINED
                             SELECTED FINANCIAL DATA
         OF CAROLINA FIRST CORPORATION AND ANCHOR FINANCIAL CORPORATION
                    (Dollars in thousands, except share data)

                                                                                  YEARS ENDED DECEMBER 31,
                                                           ------------------------------------------------------------------------

                                                                1995           1996           1997          1998           1999
                                                                ----           ----           ----          ----           ----
STATEMENT OF INCOME DATA
Net interest income................................        $    84,980    $    98,411   $   117,833    $   149,341    $   174,614
Provision for loan losses..........................              8,283         12,093        14,642         15,646         18,273
Noninterest income, excluding
    securities transactions........................             23,637         28,906        26,559         34,929         60,163
Securities transactions............................                996            960         3,002            855            482
Noninterest income.................................             24,633         29,866        29,561         35,784         60,645
Noninterest expenses...............................             77,131         85,398        94,214        114,485        155,881
Equity in net income (loss) of
    unconsolidated sub.............................                 --          (269)            15            242             56
Net income.........................................             15,943         19,638        24,722         34,656         40,450
Dividends on preferred stock.......................              2,752             63            --             --             --
Net income applicable
    to common shareholders.........................             13,191         19,575        24,722         34,656         40,450

BALANCE SHEET DATA (PERIOD END)
Total assets.......................................        $ 2,269,489    $ 2,592,308   $ 3,420,924    $ 4,136,750    $ 4,768,731
Securities and temporary
    investments....................................            381,576        493,403       607,807        813,022        993,891
Loans, net of unearned income......................          1,620,933      1,821,492     2,474,122      2,841,077      3,291,720
Allowance for loan losses..........................             15,869         19,988        25,736         29,812         33,756
Nonperforming assets...............................              7,046          9,006         5,776          9,153         13,972
Total earning assets...............................          2,019,305      2,318,800     3,085,473      3,664,391      4,262,990
Total deposits.....................................          1,832,594      2,151,271     2,811,139      3,302,523      3,481,651
Borrowed funds.....................................            226,858        207,841       237,547        272,831        514,828
Long-term debt.....................................             47,547         65,142        94,795        116,268        314,354
Preferred stock....................................             32,909            943            --             --             --
Shareholders' equity...............................            165,685        183,395       295,898        450,989        500,590

PER SHARE DATA
Net income per common share:
    Basic..........................................        $      0.51    $      0.67   $      0.79    $      0.90          $0.95
    Diluted........................................               0.45           0.64          0.77           0.87           0.93
Cash dividends declared............................               0.21           0.25          0.29           0.33           0.37
Book value per common
    share (period end).............................               4.98           6.06          8.32          10.64          11.55
Common shares outstanding:
    Weighted average - basic.......................         25,669,035     29,364,616    31,163,440     38,596,757     42,685,675
    Weighted Average - diluted.....................         29,620,842     30,621,877    32,189,143     39,705,173     43,618,418
    Period end.....................................         26,635,545     30,121,031    35,561,272     42,372,190     43,326,754

FINANCIAL RATIOS
Return on average assets...........................               0.78%          0.81%         0.87%          0.93%          0.94%
Return on average equity...........................              10.37          11.35         11.85           9.35           8.35
Net interest margin................................               4.63           4.54          4.60           4.45           4.61

---------------
Total assets and shareholders' equity include the net unrealized securities gain. However, earning assets and the financial ratios exclude this gain because it is not included in net income.

                           COMPARATIVE PER SHARE DATA


The following tables show information about Carolina First's and Anchor's common stock, both historically and giving effect to the merger on a pro forma basis. In presenting the pro forma information for the dates and time periods presented, we have assumed that the merger occurred at the beginning of those periods and that the merger is accounted for using the pooling-of-interests method of accounting. We have also used the exchange ratio of 2.175 share of Carolina First common stock for each share of Anchor common stock.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined.

The information in the following tables should be read together with the historical financial information that we have presented in our prior filings with the SEC. We have incorporated this material into this document by reference to those other filings. See "Where You Can Find More Information" on page 85.

YEAR ENDED DECEMBER 31, 1999
                                                                                          Pro Forma                Anchor
                                              Carolina First          Anchor               Combined            Equivalent (1)
                                              --------------          ------               --------            --------------
Diluted earnings per common share           $      1.06         $      1.61         $        0.93           $      2.02
Cash dividends declared per
    common share                                   0.37                0.72                  0.37                  0.80
Book value per common
    shares (period end)                           15.93               11.84                 11.55                 25.12

--------------------------
(1) Calculated by multiplying the Pro Forma Combined by the assumed exchange ratio of 2.175.

YEAR ENDED DECEMBER 31, 1998
                                                                                          Pro Forma                Anchor
                                              Carolina First          Anchor               Combined            Equivalent (1)
                                              --------------          ------               --------            --------------
Diluted earnings per common share           $      1.13         $      1.23         $        0.87           $      1.89
Cash dividends declared per
    common share                                   0.33                0.48                  0.33                  0.72
Book value per common
    shares (period end)                           14.60               10.97                 10.64                 23.14

----------------------------
(1) Calculated by multiplying the Pro Forma Combined by the assumed exchange ratio of 2.175.

YEAR ENDED DECEMBER 31, 1997
                                                                                          Pro Forma                Anchor
                                              Carolina First          Anchor               Combined            Equivalent (1)
                                              --------------          ------               --------            --------------
Diluted earnings per common share           $      0.99         $       1.29        $        0.77           $      1.67
Cash dividends declared per
    common share                                   0.29                0.375                 0.29                  0.63
Book value per common
    shares (period end)                           11.83               10.06                  8.32                 18.10

------------------------------
(1) Calculated by multiplying the Pro Forma Combined by the assumed exchange ratio of 2.175.

WHERE YOU CAN FIND MORE INFORMATION

This document incorporates important business and financial information about Carolina First and Anchor from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document (other than some of the exhibits to those documents) by requesting them in writing or by telephone from the appropriate company at the following addresses:

Carolina First Corporation                    Anchor Financial Corporation
--------------------------                    ----------------------------

Mary M. Gentry                                Christie Truette
Treasurer                                     Director of Investor Relations
102 S. Main Street                            2002 Oak Street
Greenville, South Carolina 29601              Myrtle Beach, South Carolina 29577
Phone: (864) 255-4919                         Phone: (843) 946-3105

You will not be charged for any of these documents that you request. If you would like to request documents, please do so by April 15, 2000 in order to receive them before the special meeting.

SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 85.

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY WHEN EVALUATING THIS TRANSACTION AND THE VALUE OF CAROLINA FIRST COMMON STOCK TO BE RECEIVED IN THIS TRANSACTION.

         CAROLINA FIRST HAS EXPERIENCED SIGNIFICANT GROWTH THROUGH ACQUISITIONS, WHICH COULD, IN SOME CIRCUMSTANCES, ADVERSELY AFFECT NET INCOME. Carolina First has experienced significant growth in assets as a result of acquisitions. Moreover, Carolina First anticipates engaging in selected acquisitions of financial institutions and assets in the future. There are risks associated with Carolina First's acquisition strategy that could adversely impact net income. These risks include, among others, incorrectly assessing the asset quality of a particular institution being acquired, encountering greater than anticipated costs of incorporating acquired businesses into Carolina First and being unable to profitably deploy funds acquired in an acquisition. Furthermore, we can give you no assurance about the extent that Carolina First can continue to grow through acquisitions.

         In the past, Carolina First has engaged in acquisitions accounted for by the purchase method of accounting. Acquisitions accounted for by the purchase method of accounting may lower the capital ratios of the entities involved. Consequently, in the event that Carolina First engages in significant acquisitions accounted for by the purchase method of accounting in the future, Carolina First may be required to raise additional capital in order to maintain capital levels required by the Federal Reserve Board.

         In the future, Carolina First may issue capital stock in connection with additional acquisitions. These acquisitions and related issuances of stock may have a dilutive effect on earnings per share and ownership. Carolina First does not currently have any definitive understandings or agreements for any acquisitions material to Carolina First other than the merger agreement with Anchor. However, as noted above, Carolina First anticipates that it will continue to expand by acquisition in the future.

         CAROLINA FIRST HAS VARIOUS ANTITAKEOVER MEASURES WHICH COULD IMPEDE THE TAKEOVER OF CAROLINA FIRST. Carolina First has various antitakeover measures in place, some of which are listed below. Any one or more of these measures may impede the takeover of Carolina First without the approval of Carolina First's Board of Directors and may prevent you from taking part in a transaction in which you could realize a premium over the current market price of Carolina First common stock. See "Carolina First Capital Stock" on page 79.

         The antitakeover measures include:

         o a Shareholders' Rights Plan which, among other things, provides for the dilution of the Carolina First common stock holdings of shareholders who acquire 20% or more of the Carolina First common stock and attempt to acquire Carolina First without the consent of management;

         o management contracts which provide for additional management compensation in the event that executive officers who are a party thereto are terminated after a change in control of Carolina First, and

         o various charter provisions providing for, among other things, a "staggered" board of directors and supermajority voting requirements in connection with the removal of directors without cause and some business combinations involving Carolina First.

         CAROLINA FIRST HAS EXPERIENCED SIGNIFICANT GROWTH IN COMMERCIAL LENDING ACTIVITIES, WHICH ENTAILS SPECIAL RISKS NOT ASSOCIATED WITH OTHER TYPES OF LOANS. Over the past several years, Carolina First has experienced significant growth in commercial and commercial mortgage loans. These loans are generally more risky than one-to-four family or consumer loans because they are unique in character, generally larger in amount and dependent upon the borrower's ability to generate cash to service the loan. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from uncertainties as to the future value of collateral, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers. While Carolina First's nonperforming loans as a percentage of total loans is comparable to its peer group average, there is a risk that the quality of Carolina First's loan portfolio could decline, particularly in connection with the rapid growth in loans Carolina First has experienced over the past several years.


                         CAROLINA FIRST SPECIAL MEETING

This section contains information from Carolina First for Carolina First shareholders about the special shareholders meeting Carolina First has called to consider and approve actions related to the merger.

We are mailing this document to you as a Carolina First shareholder on or about March 29, 2000. Together with this document, we are also sending to you a notice of the Carolina First special meeting and a form of proxy that is solicited by the board of directors of Carolina First for use at the Carolina First special meeting. The special meeting will be held on May 1, 2000, at 2:00 p.m., local time, at the third floor conference room of the Poinsett Plaza, 104 South Main Street, Greenville, South Carolina 29601.

MATTERS TO BE CONSIDERED

The purpose of the Carolina First special meeting is to approve the issuance of shares of Carolina First common stock according to the terms of the merger agreement and the increase of the board of directors of Carolina First from 12 to 17 members. You may also be asked to vote on a proposal to adjourn or postpone the special meeting. We could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit additional votes.

PROXIES

You should use the proxy form accompanying this document if you are unable or do not wish to attend the special meeting in person. You can revoke your proxy at any time before the vote is taken at the special meeting by submitting written notice of revocation or a properly submitted proxy of a later date, or by attending the special meeting and voting in person. Written notices of revocation and other communications about revoking your proxy should be addressed to:

         Mary M. Gentry
         Carolina First Corporation
         102 S. Main Street
         Greenville, South Carolina 29601
         Phone: (864) 255-4919

All shares represented by valid proxies we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in this paragraph. If you make no specification on your returned proxy card, your proxy will be voted in favor of the matters to be voted upon at the Carolina First special meeting, including approval of the issuance of Carolina First common shares pursuant to the merger agreement and of the increase in the Carolina First board of directors. The Carolina First board of directors is unaware of any other matters that may be presented for action at the Carolina First special meeting. If other matters do properly come before the special meeting, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against approval of the issuance of Carolina First common shares and the increase in Carolina First board size will not be voted in favor of adjourning or postponing the special meeting to solicit additional proxies.

SOLICITATION OF PROXIES

Carolina First will bear the entire cost of soliciting proxies, except that Anchor has agreed to pay the expenses associated with mailing this document to its shareholders. In addition to solicitation of proxies by mail, Carolina First will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of Carolina First common stock and secure their voting instructions, if necessary. Carolina First will reimburse the record holders for their reasonable expenses in taking those actions. Carolina First has also made arrangements with Georgeson Shareholder Communications, Inc. to assist it in soliciting proxies from banks, brokers and nominees, and has agreed to pay $[7,500] plus expenses for these services. If necessary, Carolina First may also use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram, facsimile, letter or special delivery letter.

RECORD DATE AND VOTING RIGHTS

In accordance with South Carolina law, Carolina First's by-laws and the rules of the National Association of Securities Dealers (the "NASD"), March 20, 2000 has been fixed as the record date for determining the Carolina First shareholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of, and to vote at, the special meeting if you were a record holder of Carolina First common stock at the close of business on the record date. At that time, [___] shares of Carolina First common stock were outstanding, held by approximately [___] holders of record. To have a quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of Carolina First common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of Carolina First common stock you held as of the close of business on the record date.

Shares of Carolina First common stock present in person at the special meeting but not voting, and shares of Carolina First common stock for which Carolina First has received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

Under the rules of the NASD and Carolina First's articles of incorporation, approval of the issuance of Carolina First common stock in the merger requires the affirmative vote of a majority of the votes cast at the Carolina First special meeting, provided that at least 50% of the shares entitled to vote are represented at the Carolina First special meeting in person or by proxy. Approval of the increase in the size of the board of directors requires the affirmative vote of a majority of the votes cast at the Carolina First special meeting, provided that at least 50% of the shares entitled to vote are represented at the Carolina First special meeting in person or by proxy. Because the affirmative vote of the holders of a majority of the outstanding shares of Carolina First common stock entitled to vote at the Carolina First special meeting is needed for us to proceed with the merger, abstentions and broker non-votes will have the same effect as votes against the merger. Accordingly, the Carolina First board of directors urges Carolina First shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

As of the record date:

o Directors and executive officers of Carolina First beneficially owned approximately [___] shares of Carolina First common stock, entitling them to exercise approximately [___]% of the voting power of the Carolina First common stock entitled to vote at the special meeting. We currently expect that each of our directors and executive officers will vote the shares of Carolina First common stock he or she beneficially owns "FOR" approval of the actions related to the merger.

o Directors and executive officers of Anchor beneficially owned approximately [___] shares of Carolina First common stock, or [___]% of the voting power of the Carolina First common stock entitled to vote at the special meeting.

o Anchor beneficially owned [___] shares of Carolina First common stock, or [___]% of the voting power of the Carolina First common stock entitled to vote at the special meeting.

o The banking, trust and investment management subsidiaries of Carolina First, as fiduciaries, custodians or agents, held a total of approximately [___] shares of Carolina First common stock, representing approximately [___]% of the shares entitled to vote at the special meeting, and maintained sole or shared voting power with respect to [___] of these shares.

o The banking, trust and investment management subsidiaries of Anchor, as fiduciaries, custodians or agents, held a total of [___] shares of Carolina First common stock, representing [___]% of the shares entitled to vote at the special meeting, and maintained sole or shared voting power over [___] of these shares.

You can find additional information about the beneficial ownership of Carolina First common stock by persons and entities owning more than 5% of the stock, and more detailed information about the beneficial ownership of Carolina First common stock by our directors and executive officers, in the definitive proxy statement we filed with the SEC and sent to our shareholders in connection with our 2000 Annual Meeting of Shareholders. See "Where You Can Find More Information" on page 85 for instructions on how you can obtain this document.

RECOMMENDATION OF THE CAROLINA FIRST BOARD OF DIRECTORS

The Carolina First board of directors has unanimously approved the merger agreement and related transactions, including the issuance of additional Carolina First common stock and the increase of the size of the Carolina First board of directors. The Carolina First board of directors believes that the merger agreement and related transactions are advisable and are in the best interests of Carolina First and the Carolina First shareholders and recommends that the Carolina First shareholders vote "FOR" the approval of the actions related to the merger and the increase of the size of the Carolina First board of directors.

                             ANCHOR SPECIAL MEETING

This section contains information from Anchor for Anchor shareholders about the shareholders meeting Anchor has called to consider and approve the merger agreement.

We are mailing this document to you, as an Anchor shareholder, on or about March 29, 2000. Together with this document, we are also sending to you a notice of the Anchor special meeting and a form of proxy that our board is soliciting for use at the special meeting. The special meeting will be held on Monday, May 1, 2000 at 2:30 p.m., local time at 2002 Oak Street, Myrtle Beach, South Carolina 29577.

MATTERS TO BE CONSIDERED

The purpose of the special meeting is to vote on the approval of the merger agreement, dated January 10, 2000, by and among Anchor, Carolina First, Carolina First Bank and The Anchor Bank and the transactions contemplated in that agreement. These include the merger of Anchor with a subsidiary of Carolina First, and any other matters that may properly be submitted to a vote at the special meeting. You may also be asked to vote upon a proposal to adjourn or postpone the special meeting. We could use any adjournment or postponement for the purpose, among others, of allowing more time to solicit votes to approve the merger agreement.

PROXIES

You should use the proxy form accompanying this document if you are unable or do not wish to attend the special meeting in person. You can revoke your proxy at any time before the vote is taken at the special meeting by submitting written notice of revocation or a properly submitted proxy of a later date, or by attending the special meeting and voting in person. Written notices of revocation and other communications about revoking your proxy should be addressed to:

         Christie Truette
         Director of Investor Relations
         2002 Oak Street
         Myrtle Beach, South Carolina 29577
         Phone: (843) 946-3105 or (800) 262-4678

All shares represented by valid proxies we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in this paragraph. If you make no specification on your returned proxy card, your proxy will be voted in favor of approval of the merger agreement. The Anchor board of directors is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, however, we intend that shares represented by properly submitted proxies will be voted by, and at the discretion of, the persons named as proxies on the proxy card. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of adjourning or postponing the special meeting to solicit additional proxies to approve the merger agreement.

SOLICITATION OF PROXIES

Anchor will bear the entire cost of soliciting proxies from you, except that Anchor and Carolina First have agreed to each pay one-half of the costs and expenses of printing and mailing this document and all filing and other fees relating to the merger paid to the SEC. In addition to solicitation of proxies by mail, Anchor will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of Anchor common stock and secure their voting instructions, if necessary. Anchor will reimburse these record holders for their reasonable expenses in taking those actions. Anchor has also made arrangements with Georgeson Shareholder Communications, Inc. to assist it in soliciting proxies from banks, brokers and nominees, and has agreed to pay $7,500 plus expenses for these services.] If necessary, Anchor may also use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram, facsimile, letter or special delivery letter.

RECORD DATE AND VOTING RIGHTS

In accordance with South Carolina law, the Anchor by-laws and the rules of the NASD, March 20, 2000 has been fixed as the record date for determining the Anchor shareholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of, and to vote at, the special meeting if you were a record holder of Anchor common stock at the close of business on the record date. At that time, [___] shares of Anchor common stock were outstanding, held by approximately [___] holders of record. To have a quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of Anchor common stock representing at least two-thirds of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of Anchor common stock you held as of the close of business on the record date.

Shares of Anchor common stock present in person at the special meeting but not voting, and shares of Anchor common stock for which Anchor has received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining the presence or absence of a quorum for transacting business. Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

Under South Carolina law, approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Anchor common stock entitled to vote at the special meeting.

Because approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Anchor common stock entitled to vote at the special meeting, abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement. Accordingly, the Anchor board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

As of the record date:

o Directors and executive officers of Anchor beneficially owned approximately [___] shares of Anchor common stock, entitling them to exercise approximately [___]% of the voting power of the Anchor common stock entitled to vote at the special meeting. We currently expect that each of our directors and executive officers will vote the shares of Anchor common stock he or she beneficially owns "FOR" approval of the merger agreement.

o Directors and executive officers of Carolina First beneficially owned [___] shares of Anchor common stock, or ___% of the voting power of the Anchor common stock entitled to vote at the special meeting.

o Carolina First beneficially owned [___] shares of Anchor common stock, or [___]% of the voting power of the Anchor common stock entitled to vote at the special meeting.

o The banking, trust and investment management subsidiaries of Anchor, as fiduciaries, custodians or agents, held a total of approximately [___] shares of Anchor common stock, representing approximately [___]% of the shares entitled to vote at the special meeting, and maintained sole or shared voting power with respect to [___] of these shares.

o The banking, trust and investment management subsidiaries of Carolina First, as fiduciaries, custodians or agents, held a total of [___] shares of Anchor common stock, representing [___]% of the shares entitled to vote at the special meeting, and maintained sole or shared voting power over [___] of these shares.

You can find additional information about beneficial ownership of Anchor common stock by persons and entities owning more than 5% of the stock, and more detailed information about beneficial ownership of Anchor common stock by our directors and executive officers, in the Annual Report on Form 10-K we filed with the SEC in connection with our 1999 fiscal year. See "Where You Can Find More Information" on page 83 for instructions on how you can obtain this document.

RECOMMENDATION OF THE ANCHOR BOARD OF DIRECTORS

The Anchor board of directors has unanimously approved the merger agreement and the transactions it contemplates, including the merger. The Anchor board of directors believes that the merger agreement and the transactions it contemplates, including the merger, are fair to, and are in the best interests of, Anchor and its shareholders and recommends that Anchor shareholders vote "FOR" the approval of the merger agreement.

See "The Merger--Anchor's Reasons for the Merger; Recommendation of the Anchor Board of Directors" on page 27 for a more detailed discussion of the Anchor board of director's recommendation.

                                   THE MERGER

The discussion in this document describes the acquisition of Anchor by Carolina First. The discussion in this document includes a description of:

o the Reorganization Agreement, dated as of January 10, 2000, among Carolina First, Carolina First Bank, Anchor and The Anchor Bank, and

o the Stock Option Agreement, dated as of January 10, 2000, between Anchor, as Issuer, and Carolina First, as Grantee (the "stock option agreement"). Copies of the merger agreement and the stock option agreement can be found in Appendices A and B to this document.

From a technical legal perspective, the acquisition of Anchor will be effected through the merger of Anchor into a newly-formed and wholly-owned subsidiary of Carolina First ("Merger Sub"), formed solely to facilitate the merger. The Merger Sub will be the surviving corporation. However, immediate following such merger, the Merger Sub will be liquidated, which will leave The Anchor Bank as a wholly-owned subsidiary of Carolina First. At some point in the future, The Anchor Bank will be merged into Carolina First Bank.

GENERAL

The merger agreement provides for the acquisition of Anchor by Carolina First. At the effective time of the merger (as defined below), each outstanding share of Anchor common stock will be canceled and will be converted into 2.175 (the "exchange ratio") shares of Carolina First common stock. In addition, at some time following this merger (as determined by Carolina First Bank), The Anchor Bank will be merged into Carolina First Bank, and Carolina First Bank will be the surviving corporation.

If, prior to the effective time of the merger, the number of, or kind of, issued and outstanding shares of Carolina First common stock is changed as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, or other similar transaction concerning the outstanding Carolina First common stock and the record date for the purpose of the transaction is prior to the effective time of the merger, then a proportionate adjustment will be made to the exchange ratio.

The merger will become effective when articles of merger have been duly filed with the Secretary of State of South Carolina, or at any different date or time that Carolina First and Anchor agree to and specify in those documents.

The transaction is intended to qualify as both (1) a "pooling of interests" for accounting and financial reporting purposes and, (2) a tax-free "reorganization" for federal income tax purposes.

Based on the closing price per share of Carolina First common stock on the Nasdaq National Market on January 7, 2000, the last trading day prior to public announcement of the merger, of $16.50, and giving effect to the exchange ratio, the implied per share value of Anchor common stock in the merger was $35.89 as of that date. The closing price per share of Carolina First common stock on the Nasdaq National Market on March [___], 2000, the last practicable trading day prior to the date of this document, was $[___] and the implied per share value of Anchor common stock in the merger was $[___] as of that date. The prices of the common stock of both our companies will fluctuate prior to the special meetings and thereafter, and you should obtain current quotations of these prices.

Immediately after the merger, Anchor shareholders will own approximately [___]%, of Carolina First common stock, based on the number of shares of Carolina First common stock and Anchor common stock outstanding as of March [___], 2000, and on the exchange ratio.

THE ISSUANCE OF CAROLINA FIRST COMMON STOCK

In connection with the merger, Carolina First's board of directors has recommended that Carolina First's shareholders vote in favor of the issuance of shares of Carolina First common stock to Anchor shareholders pursuant to the terms of the merger agreement.

To authorize the issuance of Carolina First common stock, the holders of the majority of the votes cast at the Carolina First special meeting must vote in favor of the issuance, provided that at least half of the shares entitled to vote are represented at the Carolina First special meeting in person or by proxy.

BACKGROUND OF THE MERGER

Management of each company, has, over time, regularly considered the possibility of acquisitions and strategic combinations with a variety of financial institutions, and the potential strategic fit with institutions based on their lines of businesses, their management and employee cultures and their geographic locations. As part of their operations, Carolina First and Anchor also regularly scrutinize the financial services industry environment, including the recent wave of consolidation in the industry, and from time to time have informal discussions with the management of various financial institutions. Carolina First and Anchor have each had a goal of creating a premier Southeast banking franchise, as well as a goal of increasing their proportions of noninterest revenues, primarily from investment-related activities. Each organization has in recent years viewed the other as a potential partner with whom it might work to achieve these goals.

In November 1999, Anchor and Carolina First began to consider the possibility of a combination between the two. On November 24, 1999, Mack Whittle of Carolina First and Stephen Chryst of Anchor met to discuss the common ground between the two companies.

In early December 1999, The Orr Group began to prepare an analysis of the merger of Anchor with Carolina First. Following the elaboration of potential concerns relating to the merger, discussions continued.

In early January, principals of Anchor and Carolina First met with investment bankers and attorneys to negotiate the transaction. Due diligence continued and the parties began to draft and to negotiate the transaction documents.

On January 10, 2000, the boards of directors of Carolina First and Anchor met and unanimously approved the merger agreement and the merger transaction.

RECOMMENDATION OF THE CAROLINA FIRST BOARD OF DIRECTORS

Carolina First's board of directors believes that the transactions contemplated by the merger agreement are fair to, and in the best interest of, Carolina First and its shareholders. Accordingly, the board of directors decided to authorize and approve the merger agreement and to recommend that Carolina First shareholders vote "FOR" the issuance of Carolina First common stock in connection with the merger. In reaching this decision, Carolina First's board of directors concluded that the merger was likely to further the strategic plans of Carolina First and to increase the value of shares of Carolina First common stock over what that value would have been had Carolina First not agreed to the merger.

CAROLINA FIRST'S REASONS FOR THE ISSUANCE OF CAROLINA FIRST COMMON STOCK TO ANCHOR SHAREHOLDERS

Carolina First's board of directors believes that the opportunities created by the merger to increase the value of the Carolina First common stock more than offset any risks inherent in the merger. In reaching this decision, Carolina First's board of directors evaluated the information at its disposal, consulted with Carolina First's management and outside advisors, and considered the following factors:

o The combination of Carolina First and Anchor provides for an enhanced presence in rapidly growing markets;

o The merger will raise Carolina First's market share from 6th to 4th in South Carolina;

o Carolina First board's belief that the increased scale of the combined companies will leverage the existing management/technology infrastructure;

o Carolina First and Anchor have similar markets, customers and management team, as well as similar "super community bank" strategies;

o Carolina First board's belief that the merger provides identifiable and achievable cost savings of up to 35% of Anchor overhead expenses; and

o The opinion of its financial advisor, Salomon Smith Barney that, as of January 10, 2000, the exchange ratio of 2.175 was fair from a financial point of view to Carolina First.

This discussion of the information and factors considered by the Carolina First board of directors is not intended to be exhaustive but includes all material factors we considered. In reaching its determination to approve the merger agreement and to recommend the issuance of Carolina First common stock to Anchor shareholders, the Carolina First board of directors did not assign any relative or specific weight to different factors. Individual directors may have given different weight to different factors. The Carolina First board of directors is unanimous in its recommendation that Carolina First shareholders vote for the issuance of Carolina First common stock in connection with the merger.

RECOMMENDATION OF THE ANCHOR BOARD OF DIRECTORS

Anchor's board of directors believes that the merger is fair to, and in the best interests of, Anchor and its shareholders. Accordingly, the board of directors has unanimously approved the merger agreement and unanimously recommends that Anchor shareholders vote "FOR" the approval of the merger agreement.

ANCHOR'S REASONS FOR THE MERGER

The Anchor board of directors believes that the consummation of the merger presents a unique opportunity to combine two of the leading banking franchises in the Carolinas and create a premier banking and financial services company that can, through a powerful distribution network, offer a full range of financial products and services in many of the region's most attractive markets.

In reaching its decision to approve the merger agreement and the option agreements, Anchor's board of directors consulted with Anchor management, as well as with its financial and legal advisors, and considered a number of factors, including the following:

o The Anchor Board's familiarity with and review of Carolina First's business, operations, earnings and financial condition and future capital requirements;

o The Anchor Board's analysis of the banking industry environment, including the rapid consolidation and increasing regional competition in the banking and financial services industries and the need to respond proactively to industry trends;

o The Anchor Board's belief that the terms of the merger agreement are attractive and allows Anchor's shareholders to become shareholders in Carolina First, whose stock is publicly traded on the Nasdaq National Market System;

o The Anchor Board's belief, based on analysis of the anticipated financial effects of the merger, the Carolina First and its financial institution subsidiaries would be well-capitalized institutions, the financial positions of which would be in excess of all applicable regulatory capital requirements;

o The Anchor Board's belief that Carolina First is the most attractive choice as a long-term affiliation partner of Anchor and for Anchor's communities, depositors, borrowers and employees;

o The expectation that the merger will generally be a tax-free merger to Anchor and its shareholders;

o The opinions of Robinson-Humphrey and The Orr Group, Anchor's financial advisors.

This discussion of the information and factors considered by the Anchor board of directors is not intended to be exhaustive but includes all material factors we considered. In reaching its determination to approve and recommend the merger, the Anchor board of directors did not assign any relative or specific weights to these factors. Individual directors may have given different weight to different factors. The Anchor board of directors is unanimous in its recommendation that Anchor shareholders vote for approval of the merger agreement.

INTERESTS OF MANAGEMENT AND DIRECTORS IN THE MERGER.

Some members of Anchor's and Carolina First's management, and the members of the Anchor and Carolina First boards of directors, have interests in the merger that are in addition to their interests as shareholders of Anchor or Carolina First. The Anchor and Carolina First boards of directors were aware of these additional interests and considered them in their decision to approve the merger agreement.

OPINION OF CAROLINA FIRST'S FINANCIAL ADVISOR

Carolina First retained Salomon Smith Barney to act as financial advisor in connection with the merger. Pursuant to Salomon Smith Barney's engagement letter, Salomon Smith Barney rendered a written opinion to the Carolina First board of directors on January 10, 2000 to the effect that, based upon and subject to the considerations set forth in its opinion, Salomon Smith Barney's experience as investment bankers, its work described below and other factors it deemed relevant, as of that date, the exchange ratio set forth in the merger agreement was fair from a financial point of view to Carolina First.

The full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex E to this document. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. SHAREHOLDERS ARE URGED TO READ SALOMON SMITH BARNEY'S OPINION CAREFULLY AND IN ITS ENTIRETY.

In arriving at its opinion, Salomon Smith Barney:

o    reviewed a draft of the merger agreement;

o held discussions with senior officers, directors and other representatives and advisors of Carolina First and senior officers and other representatives and advisors of Anchor concerning the businesses, operations and prospects of Carolina First and Anchor;

o examined publicly available business and financial information relating to Carolina First and Anchor;

o examined financial forecasts and other information and data for Carolina First and Anchor which were provided to or otherwise discussed with Salomon Smith Barney by the managements of Carolina First and Anchor, including information relating to strategic implications and operational benefits anticipated to result from the merger;

o reviewed the financial terms of the merger as set forth in the draft merger agreement in relation to, among other things, current and historical market prices and trading volumes of the common stock of each of Carolina First and Anchor, the historical and projected earnings and other operating data of Carolina First and Anchor and the capitalization and financial condition of Carolina First and Anchor;

o considered, to the extent publicly available, the financial terms of other similar transactions recently effected that Salomon Smith Barney considered relevant in evaluating the merger;

o analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Carolina First and Anchor;

o    evaluated the pro forma financial impact of the merger on Carolina First;
     and

o conducted other analyses and examinations and considered other information and financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

In rendering its opinion, Salomon Smith Barney assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney and further relied on the assurances of management of Carolina First and Anchor that they were not aware of any facts that would make any of that information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it (including forecasts of cost savings and operating synergies projected by management of Carolina First to result from the merger), Salomon Smith Barney was advised by the managements of Carolina First and Anchor that the forecasts and other information and data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Carolina First and Anchor as to the future financial performance of Carolina First and Anchor and the strategic implications and operational benefits anticipated to result from the merger. Salomon Smith Barney expressed no view with respect to the forecasts and other information and data or the assumptions on which they were based. Salomon Smith Barney assumed, with the consent of Carolina First's board, that the merger will be treated as tax-free for federal income tax purposes and as a pooling of interests in accordance with generally accepted accounting principles. Salomon Smith Barney has not made or been provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Carolina First or Anchor nor has Salomon Smith Barney made any physical inspection of the properties or assets of Carolina First or Anchor. Salomon Smith Barney is not an expert in the evaluation of loan or lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and Salomon Smith Barney has neither made an independent evaluation of the adequacy of such allowances of Carolina First or Anchor, nor has Salomon Smith Barney reviewed any individual credit or lease files, and, as a result, Salomon Smith Barney has assumed that the aggregate allowances for such losses for each of Carolina First and Anchor are in the aggregate adequate to cover such losses. Representatives of Carolina First advised Salomon Smith Barney, and it assumed that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Salomon Smith Barney. Salomon Smith Barney further assumed that the merger will be consummated in accordance with the terms of the merger agreement, without waiver of any of the conditions to the merger contained in the merger agreement.

Salomon Smith Barney's opinion relates to the relative values of Carolina First and Anchor. Salomon Smith Barney did not express any opinion as to what the value of the Carolina First common stock actually will be when issued pursuant to the merger or the price at which the Carolina First common stock will trade subsequent to the announcement or consummation of the merger. Salomon Smith Barney was not asked to consider, and Salomon Smith Barney's opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Carolina First or the effect of any other transaction in which Carolina First might engage. Salomon Smith Barney's opinion necessarily was based on information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney as of the date of the opinion. Although subsequent developments may affect Salomon Smith Barney's opinion, Salomon Smith Barney does not have any obligation to update, revise or reaffirm its opinion.

SALOMON SMITH BARNEY'S ADVISORY SERVICES AND ITS OPINION WERE PROVIDED FOR THE INFORMATION OF CAROLINA FIRST'S BOARD OF DIRECTORS IN ITS EVALUATION OF THE PROPOSED MERGER, AND SALOMON SMITH BARNEY'S OPINION IS NOT INTENDED TO BE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THAT SHAREHOLDER SHOULD VOTE ON ANY MATTERS RELATING TO THE PROPOSED MERGER.

In connection with rendering its opinion, Salomon Smith Barney made a presentation to the Carolina First board of directors on January 10, 2000, with respect to the material analyses performed by Salomon Smith Barney in evaluating the fairness to Carolina First from a financial point of view of the exchange ratio in the merger. The following is a summary of this presentation. The summary includes information presented in tabular format. IN ORDER TO UNDERSTAND FULLY THE FINANCIAL ANALYSES USED BY SALOMON SMITH BARNEY, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to January 10, 2000 and is not necessarily indicative of current or future market conditions.

CALCULATION OF IMPLIED VALUE OF EXCHANGE RATIO. Salomon Smith Barney noted that the exchange ratio of 2.1750 shares of Carolina First common stock for each share of Anchor common stock had an implied value of $35.89 per share of Anchor common stock based upon the closing price of Carolina First common stock on January 7, 2000 (the trading day prior to the presentation by Salomon Smith Barney to the board of directors of Carolina First), with the aggregate implied value of the consideration being approximately $300 million.

TRANSACTION PRICING MULTIPLES. Based on the exchange ratio of 2.1750 and the closing price of Carolina First common stock on January 7, 2000 of $16.50, Salomon Smith Barney analyzed the implied per share transaction value of $35.89 as a multiple of Anchor's diluted book value per share, diluted tangible book value per share, diluted earnings per share for the last twelve-month period for which results were available, estimated earnings per share for the years 1999 and 2000, and estimated earnings per share for 2000 including the full amount of synergies for the merger estimated by Carolina First management. Salomon Smith Barney also analyzed the percent premium to deposits and the per share transaction value as a premium to the closing price of Anchor common stock at different intervals prior to January 10, 2000. These analyses indicated the following:

                                                                                                        TRANSACTION
                                                                               ANCHOR REFERENCE          VALUATION
                                                                               ----------------          ---------
  Price/Diluted book value................................................          $11.14                 3.22x
   Price/Diluted tangible book value......................................          $11.07                 3.24x
  Price/LTM earnings......................................................           $1.83                19.6x
  Price/1999E earnings....................................................           $1.76                20.4x
  Price/2000E earnings....................................................           $1.90                18.9x
  Price/2000E earnings + 100% synergies...................................           $2.98                12.1x
  Premium to deposits.....................................................         $954.10                22.2%
  Premium to market - one day.............................................          $26.13                37.4%
  Premium to market - thirty days.........................................          $27.75                29.3%

Salomon Smith Barney based its analyses on the financial data for the period ending September 30, 1999, with diluted shares, including options accounted for under the treasury stock method. The estimates of earnings per share for 1999 and 2000 were based on median estimates as reported by the Institutional Brokers Estimate Service (commonly referred to as "IBES") on January 3, 2000.

PRO FORMA MERGER ANALYSIS. Salomon Smith Barney reviewed selected balance sheet information, income statement information, performance ratios and capital and asset quality levels for each of Carolina First, Anchor and the combined company as of or for the twelve month period ended September 30, 1999. Selected items were normalized to exclude non-recurring items. Salomon Smith Barney also reviewed the non-interest income and non-interest expense contributions of each of Carolina First, Anchor and the combined company for the twelve month period ended September 30, 1999 and the loan and deposit portfolios of each of Carolina First, Anchor and the combined company at September 30, 1999.

Salomon Smith Barney reviewed the respective market share, in terms of deposits, of each of Carolina First, Anchor and the combined company for markets in South Carolina, North Carolina and Florida. Salomon Smith Barney also compared Carolina First's, Anchor's and the combined company's market share and rankings in South Carolina and concluded that Carolina First and Anchor ranked sixth and ninth, respectively, in market share for South Carolina and that the combined company would rank fourth for market share for South Carolina.

COMPARATIVE CREDIT AND OPERATING ANALYSIS. Salomon Smith Barney reviewed comparative profitability ratios, per share operating statistics, capital ratios and credit quality ratios for the years 1995 through 1998 and for the twelve month period ended or as at September 30, 1999 for Carolina First, Anchor and the combined company. Estimated returns on average assets, returns on average common equity and diluted earnings per share growth rates were reviewed for the years 2000 and 2001 for Carolina First, Anchor and the combined company. In each case, these statistics were compared to the comparable median statistics of the peer group set out below.

COMPARABLE COMPANY ANALYSIS. Salomon Smith Barney determined a range of imputed values per share of Anchor common stock by analyzing the multiples of the market prices of the common stock of a number of peer institutions, including in that price an assumed 30% change of control premium, to the institutions' estimated 1999 EPS and estimated 2000 EPS (based on median estimates reported by IBES), diluted book value per share and diluted tangible book value per share. The peer group consisted of:

o BancorpSouth, Inc.                     o CCB Financial Corp.
o Centura Banks, Inc.                    o F&M National Corp.
o First Citizens Bancshares              o First Virginia Banks, Inc.
o Hancock Holding Company                o Trustmark Corporation

The analysis indicated the following:

                                                                                                             MEDIAN VALUE
                                                                                RANGE OF VALUES PER         SHARE OF ANCHOR
                                                                                   SHARE OF ANCHOR              COMMON
                                                                                    COMMON STOCK                STOCK
                                                                                     IMPLIED BY               IMPLIED BY
                                                                                    COMPARABLE                COMPARABLE
                                               RANGE FOR         MEDIAN FOR        COMPANIES RANGES       COMPANIES MEDIAN
                                              COMPARABLE         COMPARABLE        WITH AN ASSUMED         WITH AN ASSUMED
                                               COMPANIES          COMPANIES           30% PREMIUM            30% PREMIUM
                                               ---------          ---------        ---------------         ------------------
Multiple of market price to:
   1999 EPS...............................     9.5-15.4x           13.1x             $21.72-35.31                $30.03
   2000 EPS...............................     9.0-14.4x           12.2x             $22.11-35.54                $30.04
   Diluted book value per share...........    1.08-2.32x            1.88x            $15.65-33.57                $27.20
   Diluted tangible book value per
   share..................................    1.29-2.48x            2.14x            $18.53-35.64                $30.79

COMPARABLE TRANSACTIONS ANALYSIS. Salomon Smith Barney analyzed publicly available financial, operating and stock market information for the merger and for selected comparable domestic merger transactions in the banking industry. Salomon Smith Barney divided these transactions into the following three groups (in each case the first named company is the acquirer and the second named company is the acquired company in the transaction):

o NC, SC, GA TRANSACTIONS. These are 8 transactions since 1998 with acquired banks operating primarily in North Carolina, South Carolina and Georgia and with transaction values above $100 million. The transactions in this group were BB&T Corporation/First Banking Company of SE GA, BB&T Corporation/Hardwick Holding Co., First Charter Corporation/Carolina First BancShares, Centura Banks, Inc./Triangle Bancorp, BB&T Corporation/Premier Bancshares, Inc., Synovus Financial Corp./Merit Holding Corporation, Premier Bancshares Inc./ Button Gwinnette Financial Corp., Regions Financial Corporation/Etowah Bank.

o SOUTHEAST TRANSACTIONS. These are 8 transactions since 1997 with acquired banks operating in the southeast United States and with transaction values between $250 and $750 million. The transactions in this group were First Charter Corporation/Carolina First BancShares, Centura Banks, Inc./Triangle Bancorp, BB&T Corporation/Premier BancShares Inc., BB&T Corporation/MainStreet Financial Corporation, First American Corporation/Pioneer Bancshares, Inc., Mercantile Bancorporation/CBT Corp., Union Planters Corporation/Capital Bancorp, CNB Bancshares, Inc./Pinnacle Financial Services.

o U.S. TRANSACTIONS. These are 26 transactions since 1998 between banks operating in the United States and with transaction values between $250 and $750 million. The transactions in this group were First Charter Corporation/Carolina First BancShares, Centura Banks, Inc./Triangle Bancorp, Old Kent Financial Corporation/Grand Premier Financial, Inc./ BB&T Corporation/Premier Bancshares, Inc., Hudson United Bancorp/JeffBanks, Inc., Sky Financial Group/Mahoning National Bancorp, Inc., Zions Bancorporation/Pioneer Bancorporation, Citizens Banking Corporation/F&M Bancorporation, Inc., U.S. Bancorp/Bank of Commerce, Summit Bancorp/Prime Bancorp, Inc., Chittenden Corp./Vermont Financial, Sky Financial Group, Inc./First Western Bancorp, Inc., BB&T Corporation/MainStreet Financial Corporation, FirstMerit Corporation/Signal Corporation, City Holding Company/Horizon Bancorp Inc., Banknorth Group Inc./Evergreen Bancorp, Inc., Santa Barbara Bancorp/Pacific Capital Bancorp, First Commonwealth Financial/Southwest National Corporation, First American Corporation/Pioneer Bancshares, Inc., Old Kent Financial Corporation/First Evergreen Corporation, Star Banc Corp/Trans Financial Inc., First Security Corp/California State Bank, Cullen-Frost Bankers Inc./Overton Bancshares, Inc., Mercantile

     Bancorporation/FirstBank of Illinois Co., First Midwest Bancorp/Heritage Financial Services, Inc., Mercantile Bancorporation/CBT Corp.

Based on an implied transaction value of $300 million and Anchor's financial data as of, and for the twelve month period ended, September 30, 1999, Salomon Smith Barney calculated the following information in its comparability analysis:

                                                                                          SELECTED TRANSACTION
                                                                            ---------------------------------------------
                                                                                  RANGE        MEDIAN        THE MERGER
NC, SC, GA TRANSACTIONS
Implied premium of offer price to market price on last trading day prior
   to announcement...................................................          (7.3)-63.5%      25.9%            37.4%
Implied premium of offer price to market price 30 days prior to
   announcement......................................................          (1.0)-60.4%      32.3%            29.3%
Ratio of implied offer price to acquired company's:
         Diluted book value per share................................           2.22-5.55x      3.68x            3.22x
         Diluted tangible book value per share.......................           2.22-5.55x      4.03x            3.24x
         Latest 12 months earnings per share.........................           20.0-28.3x      25.3x            19.6x
Give get ratio (LTM).................................................           0.69-1.63x      1.34x            1.25x
Premium to deposits..................................................           19.8-55.8%      28.6%            22.2%
SOUTHEAST TRANSACTIONS
Implied premium of offer price to market price on last trading day prior
   to announcement...................................................          (7.3)-63.5%      28.5%            37.4%
Implied premium of offer price to market price 30 days
   prior to announcement.............................................          (1.0)-60.4%      33.4%            29.3%
Ratio of implied offer price to acquired company's:
         Diluted book value per share................................           2.26-3.95x      3.21x            3.22x
         Diluted tangible book value per share.......................           2.31-4.17x      3.50x            3.24x
         Latest 12 months earnings per share.........................           15.9-29.5x      25.9x            19.6x
Give get ratio (LTM).................................................           0.96-2.13x      1.47x            1.25x
Premium to deposits..................................................           17.9-40.5%      27.4%            22.2%
U.S. TRANSACTIONS
Implied premium of offer price to market price on last trading day prior
   to announcement...................................................         (7.3)-180.3%      21.5%            37.4%
Implied premium of offer price to market price 30 days
   prior to announcement.............................................         (1.0)-180.3%      35.5%            29.3%
Ratio of implied offer price to acquired company's:
         Diluted book value per share................................         2.07-5.05x        3.24x            3.22x
         Diluted tangible book value per share.......................         2.25-5.05x        3.56x            3.24x
         Latest 12 months earnings per share.........................         12.5-35.2x        25.7x            19.6x
Give get ratio (LTM).................................................         0.54-2.13x        1.26x            1.25x
Premium to deposits..................................................         16.5-42.0%        28.8%            22.2%

Salomon Smith Barney applied the median percentage or ratio from each methodology listed above to the applicable statistics for Anchor to determine implied per share values for Anchor and then took the median of those results. From this information, Salomon Smith Barney imputed per share values of Anchor common stock of $40.52 based on the NC, SC, GA Transaction, $38.74 based on the Southeast Transactions and $38.62 based on the U.S. Transactions.

DISCOUNTED CASH FLOW ANALYSIS. Salomon Smith Barney performed a discounted cash flow analysis to estimate a range of implied values per share of Anchor common stock assuming Anchor continued to operate as a stand-alone entity. This range was determined by adding (1) the present value of the estimated future cash flow stream that Anchor could generate based on earnings per share projected over a five-year period and (2) the present value of the "terminal value" of a share of Anchor common stock at the end of the five-year period, December 31, 2004.

In calculating a terminal value of Anchor common stock at the end of the five-year period, Salomon Smith Barney applied a range of multiples of 10.0x to 14.0x to forecasted earnings for 2005. The dividend stream and terminal values were then discounted back to December 31, 1999 using a discount rate of 12.1%, which rate Salomon Smith Barney viewed as the appropriate discount rate for a company with Anchor's risk characteristics.

In performing this analysis, Salomon Smith Barney based the projected earnings per share of Anchor common stock on IBES earnings per share estimates and on assumed long-term growth rates for Anchor's earnings per share ranging from 10% to 15%. Earnings were adjusted to reflect the overhead savings based on management's assumption of synergies, the assumed restructuring charge and the opportunity cost of incremental dividends. Salomon Smith Barney assumed an asset growth rate of 4.0%. Salomon Smith Barney further assumed that earnings in excess of those necessary to maintain Anchor's Tier 1 Leverage ratio at 6.0% could be paid out to Anchor's shareholders as dividends. Based on these assumptions, the implied present value of Anchor common stock derived by Salomon Smith Barney for the median terminal multiple of 12.0x ranged from $36.98 to $42.68 per share.

PROJECTED PRO FORMA FINANCIAL ANALYSIS. Salomon Smith Barney analyzed the pro forma financial impact of the merger on both Carolina First's and Anchor's diluted earnings per share on both a GAAP basis and a cash basis, on the book value per share and the tangible book value per share. For purposes of these analyses, Salomon Smith Barney assumed that the merger would close in the second quarter of 2000, utilized IBES earnings per share estimates for Carolina First and Anchor for 2000 and 2001, and IBES estimated growth rates of 11.3% and 11.0% for Carolina First and Anchor, respectively. Salomon Smith Barney performed this analysis using Carolina First management's assumptions with respect to operating synergies. Salomon Smith Barney's analysis of the merger showed that the merger, compared to the continued operation of Carolina First and Anchor on a stand alone basis, would be accretive to Carolina First's GAAP estimated earnings per share starting in 2001 and dilutive to Carolina First's estimated cash earnings, book value per share and tangible book value per share through that period.

CONTRIBUTION ANALYSIS. Salomon Smith Barney analyzed the relative contribution to selected pro forma financial measures that Anchor and Carolina First would be making to the combined company and compared this to the pro forma ownership of the outstanding common stock of the combined company of Anchor shareholders and Carolina First shareholders. Salomon Smith Barney noted that, based on the exchange ratio of 2.1750 and the number of shares of Anchor common stock and Carolina First common stock outstanding at December 31, 1999, Anchor shareholders would own approximately 41%, and Carolina First shareholders would own approximately 59%, of the outstanding common stock of the combined companies. Salomon Smith Barney based its analyses on financial data at or for the twelve months ended September 30, 1999. Estimated earnings were based upon median IBES estimates, core deposits were calculated pro rata based on December 31, 1998 numbers and full credit for synergies were attributed to Anchor.

The following table compares the pro forma ownership of Carolina First and Anchor shareholders in the combined company based upon the information mentioned in the preceding paragraph:

                                                                                   PRO FORMA             PRO FORMA
                                                                                 OWNERSHIP OF           OWNERSHIP OF
                                                                                 CAROLINA FIRST             ANCHOR
                                                                                SHAREHOLDERS IN         SHAREHOLDERS IN
                                                                                  THE COMBINED            THE COMBINED
                                                                                    COMPANY                COMPANY
                                                                                ----------------       ----------------
IMPLIED PRO FORMA OWNERSHIP.............................................              59.0%                 41.0%

                                                                                 CAROLINA FIRST            ANCHOR'S
                                                                                CONTRIBUTION TO        CONTRIBUTION TO
                                                                                  THE COMBINED           THE COMBINED
                                                                                   COMPANY                COMPANY
                                                                                ----------------       ----------------
INCOME STATEMENT
         Net interest income............................................            69.3%                  30.7%
         Net interest income after loan losses provision................            66.6%                  33.4%
         Total non-interest income......................................            70.2%                  29.8%
         Net income.....................................................            62.9%                  37.1%
         Estimated 2001 net income......................................            67.1%                  32.9%
         Net Income contribution including impact of
           synergies....................................................            51.5%                  48.5%
BALANCE SHEET AS OF 9/30/99
         Net loans......................................................            72.6%                  27.4%
         Total assets...................................................            72.1%                  27.9%
         Core deposits..................................................            58.4%                  41.6%
         Total shareholders' equity.....................................            82.3%                  17.7%
         Tangible common equity.........................................            77.0%                  23.0%

HISTORICAL EXCHANGE RATIO ANALYSIS. Salomon Smith Barney calculated the ratio of the closing price per share of Anchor common stock to the closing price per share of Carolina First common stock for each trading day in the period from January 1, 1998 to January 7, 2000 and compared those ratios with the exchange ratio. The results of this calculation showed over this period a high stock price ratio of 1.8484, a low stock price ratio of 0.8664 and a median stock price ratio of 1.4618, compared to the exchange ratio, 2.1750. Based on this data, the 2.175 exchange ratio represents a 17.7% premium over the high stock price ratio, a 151.0% premium over the low stock price ratio and a 48.8% premium over the median stock price ratio.

                                  * * * * * * *

The preceding discussion is a summary of the material financial analyses furnished by Salomon Smith Barney to the Carolina First board of directors but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentations to the Carolina First board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Salomon Smith Barney, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable company or transaction analyses summarized above, Salomon Smith Barney selected comparable companies and transactions on the basis of various factors, including the size and location of the company; however, no company utilized as a comparison in these analysis, and no transaction utilized as a comparison in the comparable transaction analysis summarized above, is identical to Carolina First, Anchor or the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the comparable companies and other factors that could affect the transaction or public trading value of the comparable companies and transactions to which Carolina First and Anchor and the merger are being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to Carolina First, Anchor, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Carolina First and Anchor. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Carolina First, Anchor, the Carolina First board of directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates.

Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the exchange ratio in the merger and were provided to the Carolina First board of directors in that connection. The opinion of Salomon Smith Barney was only one of the many factors taken into consideration by the Carolina First board of directors in making its determination to approve the merger agreement and the merger. See "The Merger--Carolina First's Reasons for the Issuance of Carolina First Common Stock to Anchor Shareholders" on page 27.

Salomon Smith Barney is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Carolina First selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation. Salomon Smith Barney's affiliates had previously rendered investment banking services to Carolina First unrelated to the merger, for which Salomon Smith Barney's affiliates had received customary compensation. In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of both Carolina First and Anchor for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in these securities. Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain other business relationships with Carolina First and Anchor and their respective affiliates. Salomon Smith Barney informed the Carolina First board of directors that it understands that Robinson-Humphrey, a wholly owned subsidiary of Salomon Smith Barney, acted as a financial advisor to Anchor and was requested to provide a fairness opinion to Anchor with regard to this transaction. Although they are commonly owned, Salomon Smith Barney and Robinson-Humphrey generally operate independently of one another. The two maintain separate approval committees for the approval of the issuance of fairness opinions, each staffed with their own personnel with no overlap in membership. In the case of the merger, Salomon Smith Barney and Robinson-Humphrey also established formal information barriers that strictly prohibited the cross-flow of information without adherence to strict procedures, including legal compliance review.

Pursuant to Salomon Smith Barney's engagement letter, Carolina First agreed to pay Salomon Smith Barney customary fees for its services rendered in connection with the merger, including the delivery of its opinion, substantially all of which fees are contingent on execution of the merger agreement or consummation of the merger or the receipt of a termination fee under the terms of the merger agreement. Carolina First has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its counsel, and to indemnify Salomon Smith Barney against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

OPINIONS OF ANCHOR'S FINANCIAL ADVISORS

     THE ORR GROUP

Anchor retained The Orr Group on January 4, 2000 to render to the Board of Directors of Anchor a written opinion as to the fairness, from a financial point of view, to the shareholders of Anchor of the terms of the proposed Anchor merger. On January 9, 2000, The Orr Group presented its written opinion to the Anchor board.

The full text of The Orr Group's opinion, dated as of January 9, 2000, is attached as Annex D hereto and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by The Orr Group in connection with its opinion. Anchor's shareholders are urged to read the opinion in its entirety.

The Orr Group's opinion to Anchor's Board of Directors on the Anchor merger is directed only to the Anchor exchange ratio and does not address the fairness, from a financial point of view, of any exchange ratio that may be agreed upon by Anchor and Carolina First pursuant to the provisions of the merger agreement that provides for possible adjustment of the exchange ratio. The Orr Group's opinion does not constitute a recommendation to any shareholder of Anchor as to how such shareholder should vote at the Anchor Special Meeting.

Anchor selected The Orr Group as its investment banker on the basis of its expertise in merger and acquisition advisory services. The Orr Group is an investment banking firm whose principals have over 75 years of combined banking experience and have been involved with over 40 bank related mergers and acquisitions.

No limitations were imposed by Anchor upon The Orr Group with respect to rendering its opinion.

In arriving at its opinion, The Orr Group reviewed, among other things:

o    the merger agreement;

o publicly available information concerning Anchor and Carolina First, including the respective Annual Reports on Form 10-K of Anchor and Carolina First for each of the years in the three year period ended December 31, 1998, the respective Quarterly Reports on Form 10-Q for Anchor and Carolina First for the quarter ended September 30, 1999;

o available financial forecasts concerning the business and operations of Anchor and Carolina First, respectively; and

o publicly available information with respect to other companies that The Orr Group believes to be comparable in some respects to Anchor and Carolina First and the trading markets for such other companies' securities.

In The Orr Group's review and analysis, The Orr Group assumed and relied upon the accuracy and completeness of all of the financial and other information provided The Orr Group, or that was publicly available, and has not attempted independently to verify nor assumed responsibility for verifying any such information. With respect to the financial projections, The Orr Group assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Anchor or Carolina First, as the case may be, and The Orr Group expresses no opinion with respect to such forecasts or the assumptions on which they are based. The Orr Group has not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of Anchor or Carolina First.

The following summary does not purport to be a complete description of the analyses performed or the matters considered by The Orr Group in arriving at its opinion.

In addressing the fairness, from a financial point of view, of the consideration to be issued by Carolina First to the shareholders of Anchor, The Orr Group addressed various issues relating to the financial fairness of the proposed Anchor merger, including how the Anchor merger compares to similar bank transactions; the financial impact of the Anchor merger to the current shareholders of Anchor; and whether Carolina First's operations and currency are of similar value to other acquirors in similar transactions. To address the impact of the proposed Anchor merger transaction, The Orr Group reviewed analyses of recently announced bank acquisitions, Anchor's contribution to the new combined entity, its analysis of shareholders' claims on the new entity, a present value analysis of Anchor's Common Stock on a stand-alone basis, and Carolina First's operations and stock compared to its peers. In summary, The Orr Group reached the conclusions that the proposed Anchor merger transaction is comparable to similar bank transactions, the financial impact to the current shareholders of Anchor is positive and fair, and Carolina First's operations and stock are well within the range of comparable acquirors in the industry.

The Orr Group employed a variety of methodologies in its analyses, including analyses of the financial impact of the transaction based on a pro forma contribution analysis, a shareholder's claims analysis, and a discounted dividend analysis. The pro forma contribution analysis looked at the financial impact of the Anchor merger on various balance sheet and income statement items. This analysis included calculations, among others, that showed the percentage contributions of Anchor and Carolina First to the total equity capital of the combined entities would be 17.7% and 82.3%%, respectively; and the percent of contribution to market capitalization at January 1, 2000 would be 33.2% by Anchor and 66.8% by Carolina First.

SHAREHOLDER'S CLAIMS ANALYSIS. In its shareholder's claims analysis, The Orr Group calculated an earnings per share claims analysis, and The Orr Group concluded that the Anchor merger would result in an increase of 38.2% in the earnings per share (assuming cost savings of 30%). In The Orr Group's dividend claims analysis as part of its shareholder's claims analysis, based on Carolina First's third quarter 1999 dividend of $0.10 per share of Carolina First's Common Stock, the new equivalent dividend per share for Anchor would increase by 36%.

DISCOUNTED DIVIDENDS ANALYSIS. The Orr Group's discounted dividend analysis compared the value of Anchor's current stock value to the value it will receive in the exchange for shares of Carolina First Common Stock. The three-year financial projections were supplied by Anchor. The Orr Group discounted the dividends at rates of 12%, 14%, and 16% and assumed a take out value at the end of year five based on price-to-earnings multiples of 12, 14, and 16. The discounted values ranged from a low of $18.95 per share to a high of $29.05 per share. The analysis revealed that the current offer from Carolina First, $35.89 per share, is higher than the stock price of holding the share of Anchor Common Stock.

COMPARABLE BANK TRANSACTIONS ANALYSIS. The Orr Group reviewed 18 comparable bank transactions involving sellers with assets between $250-$750 million announced between February, 1997 and November, 1999. The Orr Group noted the prices paid in these mergers as a multiple of book values and earnings, and The Orr Group reviewed other data in connection with these mergers, including the amount of total assets, the return on average assets and the return on average earnings of the acquired institutions. The Orr Group then compared this data to that of Anchor and the value to be received by Anchor shareholders in the Anchor merger.

The comparable bank transactions showed a range of transaction values as multiples of book value per share of a low of 2.1 times to a high of 4.0 times and an average of 2.5 times. The range of transaction values as multiples of earnings per share revealed a low of 16.6 times a high of 33.0 times and an average of 25.3 times. The Anchor acquisition multiple of book value was 3.3 times and the multiple of earnings per share was 20.3 times.

No company or transaction used in the above analyses as a comparison is identical to Anchor, Carolina First or the Anchor merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial growth and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis in and of itself does not necessarily provide meaningful intercompany comparisons.

The Orr Group will be paid a fee in connection with the proposed Anchor merger. The payment of that fee is contingent upon consummation of the Anchor merger. Further, Anchor has agreed to reimburse legal and other reasonable expenses and to indemnify The Orr Group and its affiliates, directors, agents, employees and controlling persons in connection with some matters related to rendering its opinion, including liabilities under securities laws.

The written opinion of The Orr Group to Anchor is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference. The description of the Anchor fairness opinion is qualified in its entirety by reference to Annex D. Anchor shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by The Orr Group in connection with rendering its opinion.

     ROBINSON-HUMPHREY

GENERAL. Anchor retained Robinson-Humphrey to act as Anchor's financial advisor in connection with considering a possible merger with Carolina First, based upon its qualifications, expertise and reputation, as well as Robinson-Humphrey's prior investment banking relationship and familiarity with Anchor.

Robinson-Humphrey analyzed the financial terms of the merger agreement at the January 9 and 10, 2000 special meetings of Anchor's board of directors. At those meetings, Robinson-Humphrey opined verbally, and subsequently confirmed in writing, that, as of that date, and subject to the considerations set forth in the opinion, the exchange ratio in the merger agreement is fair, from a financial point of view, to Anchor's shareholders. The Anchor board did not impose any limitations with respect to the investigations made or procedures followed by Robinson-Humphrey in preparing its analysis or rendering its opinion.

The full text of the Robinson-Humphrey opinion, which sets forth the assumptions made, matters considered and the limitations on the reviews undertaken, is attached to this document as Annex C and is incorporated by reference. The description of the Robinson-Humphrey opinion set forth below is qualified in its entirety by reference to the full text of the Robinson-Humphrey opinion. You are urged to read the opinion in its entirety.

The opinion of Robinson-Humphrey relates only to the fairness of the consideration to be received by Anchor shareholders in the merger from a financial point of view. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how you should vote at the Anchor special meeting. The consideration to be received by Anchor shareholders in the merger was determined on the basis of arm's-length negotiations between Anchor and Carolina First, and was approved unanimously by the Anchor board.

In connection with rendering its opinion, Robinson-Humphrey, among other things:

o reviewed publicly available financial statements and other information relating to Anchor and Carolina First that Robinson-Humphrey believed to be relevant, respectively;

o reviewed internal financial statements and other financial and operating data concerning Anchor and Carolina First prepared by the managements of Anchor and Carolina First, respectively;

o analyzed financial projections prepared by the management of Anchor and Carolina First, respectively;

o discussed the historical and current operations and financial condition and the prospects of Anchor and Carolina First with senior executives of Anchor and Carolina First, respectively;

o reviewed the reported market prices and trading activity for Anchor common stock and Carolina First common stock, respectively;

o compared the financial performance of Anchor and Carolina First and the prices and trading activity of Anchor common stock and Carolina First common stock with that of other publicly-traded companies believed to be comparable and their securities;

o discussed with senior managements of Anchor and Carolina First the strategic objectives of the merger and their estimates of the synergies and other benefits of the merger for the combined company;

o analyzed the pro forma effects of the merger on the combined company's earnings per share, consolidated capitalization and financial ratios;

o reviewed the publicly available financial terms of various merger transactions believed to be comparable;

o participated in discussions and negotiations among representatives of Anchor and Carolina First and their financial and legal advisors;

o    reviewed the merger agreement and related exhibits thereto; and

o performed other analyses and considered other factors that it deemed appropriate.

In rendering its opinion, Robinson-Humphrey assumed and relied upon without independent verification the accuracy and completeness of the information reviewed for the purposes of its opinion. With respect to the financial projections, including the synergies and other benefits expected to result from the merger, Robinson-Humphrey has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Anchor and Carolina First. Robinson-Humphrey has not made any independent valuation or appraisal of the assets or liabilities of Anchor or Carolina First, nor has Robinson-Humphrey been furnished with any appraisals. Robinson-Humphrey has not examined any individual loan credit files of Anchor or Carolina First nor has it evaluated the adequacy of their respective reserves. In addition, Robinson-Humphrey has assumed the merger will be completed substantially in accordance with the terms set forth in the merger agreement. Robinson-Humphrey's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Robinson-Humphrey as of, the date of its opinion.

The following is a summary of the financial analyses performed by Robinson-Humphrey and reviewed with the Anchor board on January 9 and 10, 2000, in connection with Robinson-Humphrey delivering its opinion.

VALUATION METHODOLOGIES. As part of its financial analysis, Robinson-Humphrey performed valuation analyses of Anchor using various methodologies. Robinson-Humphrey evaluated the positions and strengths of Anchor on a stand-alone basis, considered estimates by Anchor and Carolina First managements of the synergies that could be expected from the merger with Carolina First and determined a range of acquisition values based upon specified assumptions. The following is a summary of the various methodologies underlying the valuation analyses conducted by Robinson-Humphrey.

COMPARABLE COMPANY ANALYSIS. Robinson-Humphrey compared financial information of Anchor with publicly-available information of a peer group of twelve publicly-traded Southeastern bank holding companies that Robinson-Humphrey considered reasonably comparable with Anchor. The peer group institutions were:

                  Alabama National BanCorporation
                  Area Bancshares Corporation
                  Capital City Bank Group, Inc.
                  Century South Banks, Inc.
                  F&M National Corporation
                  First Charter Corporation
                  First National Corporation
                  Hancock Holding Company
                  Peoples Holding Company
                  Seacoast Banking Corporation of Florida
                  Simmons First National Corporation
                  WesBanco, Inc.

Robinson-Humphrey analyzed the relative performance and value of Anchor by comparing market trading statistics for Anchor with those of the peer group. Market information used in the ratios provided below is as of January 6, 2000, and financial information is as of September 30, 1999. The market trading information used in the valuation analysis was as follows:

                                                                                           SELECTED PEER GROUP

                                                                          -------------------------------------------------------
                                                           ANCHOR
                                                          FINANCIAL             AVG.               HIGH               LOW
                                                          ---------          ----------         ----------         ------
Price/LTM EPS......................................        15.12x               13.28x             18.18x             9.91x
Price/LTM EPS- Adjusted (1)........................        14.29                 N/A               N/A                N/A
Price/1999 Estimated EPS...........................        14.73                13.23              18.93              9.84
Price/2000 Estimated EPS...........................        13.87                12.11              17.58              8.96
Price/Book Value...................................         2.37                 1.61               2.14              1.07
Price/Tangible Book Value..........................         2.39                 1.79               2.22              1.09
Dividend Yield.....................................         2.46%                3.02%              4.87%             0.92%
Dividend Payout....................................        37.21                39.69              69.43             14.19

-------------------
(1)  Adjusted to reflect one-time restructuring charges.

Earnings per share estimates for Anchor were provided by Anchor's management.
The earnings per share estimates for the peer group were based on First Call
(First Call is a data service that monitors and publishes compilations of earnings estimates by selected analysts) estimates as of January 6, 2000.

Robinson-Humphrey analyzed the relative performance and value of Anchor by comparing operating performance ratios with those of the peer group. A summary comparison of these results used in the valuation analysis was as follows:
                                                                                           SELECTED PEER GROUP

                                                                          -------------------------------------------------------
                                                           ANCHOR
                                                          FINANCIAL             AVG.               HIGH               LOW
                                                          ---------          ----------         ----------         ------
Return on Average Assets...........................         1.30%                1.19%              1.59%             0.72%
Return on Average Equity...........................        17.04                11.96              16.58              7.81
Net Interest Margin................................         4.81                 4.78               6.73              4.20
Efficiency Ratio...................................         60.4                61.67              69.02             54.26
Equity/Assets......................................         7.23                 9.97              12.55              7.29
Reserves/Loans.....................................         1.19                 1.34               1.65              0.89
Nonperforming Assets/Loans + OREO..................         0.41                 0.83               1.41              0.29

--------------------

The implied range of values for Anchor common stock derived from the analysis of the peer group's market price to latest l2 months earnings as of September 30, 1999, estimated 1999 and 2000 earnings per share, as well as market price to book value and tangible book value was approximately $18 to $24 per share.

DIVIDEND DISCOUNT ANALYSIS. Robinson-Humphrey performed a dividend discount analysis to determine a range of present values per share of Anchor common stock assuming Anchor continued to operate as a stand-alone entity. This range was determined by adding (a) the present value of the estimated future dividend stream that Anchor could generate over the five-year period from 1999 through 2003, and (b) the present value of the "terminal value" of Anchor's common stock at the end of the year 2003. To determine a projected dividend stream, Robinson-Humphrey assumed a constant tangible common equity/tangible assets ratio of 6.0%. The earnings projections which formed the basis for the dividends and the terminal value were obtained from Anchor management. The "terminal value" of Anchor common stock at the end of the period was determined by applying three price-to-earnings multiples (12x, 14x and 16x) to year 2003 projected earnings. The dividend stream and terminal values were discounted to present values using discount rates of 10%, 11% and 12%, respectively, which Robinson-Humphrey viewed as the appropriate discount rate range for a company with Anchor's risk characteristics. Based on these assumptions, the fully diluted stand-alone value of Anchor common stock ranged from approximately $28 to $34 per share.

PRECEDENT TRANSACTION ANALYSIS. Robinson-Humphrey performed an analysis of precedent transactions by selected commercial bank holding companies that Robinson-Humphrey deemed comparable to the merger in order to compare the multiples of price to book value, tangible book value, and latest 12 months earnings per share, and as a percentage of total assets, indicated by the exchange ratio in the merger, to those multiples indicated for the precedent transactions.

The precedent transactions were sub-divided as follows:

o 50 publicly-announced transactions nationwide since January 1, 1997 where the seller had reported assets of $750 million to $2.5 billion, the results of which are summarized as follows:

                                                     National Transactions
                                                          PRICE/               PRICE/             PRICE/            PRICE/
                                                           BOOK             TANGIBLE BOOK         LTM EPS           ASSETS
                                                         --------           -------------         -------           ------
Average...........................................         2.88x               3.19x                 24.24x         26.22x
Median............................................         2.77                3.01                  24.36          25.95
High..............................................         5.13                5.13                  47.74          39.62
Low...............................................         1.70                1.73                  10.63          10.79

o    11 publicly-announced transactions since January 1, 1997 where the seller was located in the Southeast United States and had reported assets of $750 million to $2.5 billion, the results of which are summarized as follows:
                                                   Southeastern Transactions
                                                          PRICE/               PRICE/             PRICE/            PRICE/
                                                           BOOK             TANGIBLE BOOK         LTM EPS           ASSETS
                                                         --------           -------------         -------           ------
Average...........................................         3.09x               3.28x                 25.39x         28.07%
Median............................................         3.06                3.21                  25.66          26.88
High..............................................         4.01                4.40                  32.95          39.62
Low...............................................         2.33                2.36                  16.60          20.60

These multiples compare to the following summary of Anchor's implied multiples based on the proposed merger:

                                                                            M & A MULTIPLES
                                                     ---------------------------------------------------------------
                                                           ANCHOR
                                                        FINANCIAL(2)           NATIONAL           SOUTHEASTERN
                                                        ------------           --------           ------------
Book Value ($10.97)................................         3.27x                2.77x               3.06x
Tangible Book Value ($10.89).......................         3.30                 3.01                3.21
LTM EPS ($1.66)....................................        21.62x               24.36x              25.66x
LTM EPS - Adjusted ($1.82) (1).....................        19.72                   --                  --
Price/Assets ($1,223.8)............................        24.74%               25.95%              26.88%
Price/Current Market ($26.13)......................        37.37                   --                  --

------------------
(1)  Adjusted to reflect one-time restructuring charges.
(2)  Based on proposed merger terms.

No company or transaction used in the comparable company and comparable transaction analyses is identical to Anchor or the merger, respectively.
Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Anchor and Carolina First, and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

CONTRIBUTION ANALYSIS. Robinson-Humphrey reviewed the pro forma effects of the merger and computed the contribution to the combined company's pro forma financial results attributable to each of Anchor and Carolina First. This computation is summarized as follows:

BALANCE SHEET CONTRIBUTION(1)
                                       CAROLINA FIRST         ANCHOR FINANCIAL               PRO FORMA
                                  ---------------------     ---------------------       -------------------

                                     AMOUNT        %          AMOUNT          %          AMOUNT       %
                                     ------      -----        ------        -----        ------     ------
Total Assets..................    $3,169.1        72.1%    $1,223.8          27.9%     $4,392.8      100.0%
Net Loans.....................     2,257.9        72.6        851.9          27.4       3,109.8      100.0
Total Deposits................     2,398.0        71.5        954.1          28.5       3,352.2      100.0
Total Equity..................       411.8        82.3         88.5          17.7         500.2      100.0
Pro Forma Ownership (2).......                    58.3%                      41.7%                   100.0%


------------------
(1)  Dollar amounts in millions. Financial information as of September 30, 1999.
(2)  Based on proposed merger terms

INCOME STATEMENT CONTRIBUTION(1)
                                              CAROLINA FIRST              ANCHOR FINANCIAL            PRO FORMA
                                           -------------------          ------------------       -------------------
                                           AMOUNT         %             AMOUNT        %           AMOUNT        %
                                           ------       -----           ------      -----         ------      ------
Net Interest Income..................      $109.2       68.3%           $50.7       31.7%        $160.0       100.0%
Loss Provision.......................       (13.2)      90.9             (1.3)      9.14          (14.6)      100.0
Other Income.........................        24.7       69.0             11.1       31.0           35.7       100.0
Other Expense........................        85.9       69.2             38.3       30.8          124.2       100.0
Net Income...........................        22.7       61.5             14.2       38.5           36.8
Pro Forma Ownership (2)..............                   58.3%                       41.7%                     100.0%

------------------
(1)  Dollar amounts in millions. Financial information as of September 30, 1999.
(2)  Based on proposed merger terms.

PRO FORMA MERGER ANALYSIS. Robinson-Humphrey analyzed the financial effect of the merger on Carolina First's earnings per share and the estimates of cost savings, revenue enhancements and other synergies that Anchor and Carolina First expected to result from the merger. Earnings estimates were based on management estimates as of January 6, 2000 for 2000, 2001 and 2002. This analysis showed that, after giving effect to the merger, the projected timing of the realization of the merger synergies and excluding the one-time merger-related charges, Carolina First's fully diluted earnings per share would increase in 2001 and 2002, in each case compared to Carolina First on a stand-alone basis.

In connection with its written opinion included with this document, Robinson-Humphrey confirmed the appropriateness of its reliance on the analyses used to render its January 9, 2000 opinion by performing procedures to update the analyses and by reviewing the assumptions upon which the analyses were based and the factors considered, and determined that no change in its analyses or conclusions was necessary.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Robinson-Humphrey considered the results of all its analyses as a whole and did not attribute any particular weight to any one analysis or factor. Robinson-Humphrey believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Robinson-Humphrey may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Robinson-Humphrey's view of the actual value of Anchor.

In performing its analyses, Robinson-Humphrey made numerous assumptions with respect to the performance of the financial services industry, general business and economic conditions and other matters, including the changes in competition and regulation of financial services competitors, many of which are beyond the control of Anchor or Carolina First. The analyses performed by Robinson-Humphrey are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of Robinson-Humphrey's analysis of the fairness, from a financial point of view, of the exchange ratio to Anchor's shareholders and were conducted in connection with the delivery of Robinson-Humphrey's opinion. The analyses do not purport to be appraisals or to reflect the prices at which Anchor might actually be sold in another transaction.

As described above, Robinson-Humphrey's opinion and the information provided by Robinson-Humphrey to the Anchor board were among a number of factors taken into consideration by the Anchor board in making its determination to recommend approval and adoption of the merger agreement to Anchor's shareholders. Consequently, the analyses described above should not be viewed as determinative of the opinion of the entire Anchor board or the view of management with respect to the value of Anchor.

The Anchor board retained Robinson-Humphrey based upon its experience, expertise and relationship with Anchor. Robinson-Humphrey is a nationally recognized investment banking and advisory firm. As part of its investment banking business, Robinson-Humphrey is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. In the course of its business, Robinson-Humphrey and its affiliates may actively trade the equity securities of Anchor and Carolina First for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities. In the past, Robinson-Humphrey has provided financial advisory and investment banking services to Anchor and Carolina First for which services Robinson-Humphrey received customary fees for the financial advisory services provided.


Anchor has agreed to pay Robinson-Humphrey a fee for its services. Anchor has also agreed to reimburse Robinson-Humphrey for its reasonable expenses, including reasonable legal and other professional fees and expenses and to indemnify Robinson-Humphrey against certain liabilities, including liabilities under the federal securities laws.

INDEMNIFICATION AND DIRECTORS' AND OFFICERS' INSURANCE

The merger agreement provides that Carolina First will indemnify, defend and hold harmless each present director and officer of Anchor and its subsidiaries against all costs or expenses, including reasonable attorneys' fees, judgments, fines, losses, claims, damages or liabilities as incurred, in connection with any claim, action, suit, proceeding or investigation, arising out of actions or omissions occurring at or prior to the effective time, to the fullest extent that Carolina First is permitted to indemnify, and advance expenses to, their directors and officers under its articles of incorporation and bylaws as in effect on January 10, 2000.

The merger agreement further provides that Carolina First will take no action to terminate prematurely Anchor's directors' and officers' liability insurance policy.

NEW EMPLOYMENT ARRANGEMENTS BETWEEN CAROLINA FIRST AND OFFICERS OF ANCHOR.

In connection with entering into the merger agreement, Carolina First Bank entered into employment agreements with Stephen L. Chryst and Tommy E. Looper.

STEPHEN L. CHRYST. The term of employment starts at the completion of the merger and ends seven years thereafter. Under the employment agreement, Mr. Chryst will serve as Chairman of the board of directors and as Chief Operating Officer of Carolina First Bank. In addition, Carolina First will nominate Mr. Chryst to serve on the board of directors of Carolina First and Carolina First Bank each year until he reaches age 65 and, if he is not elected to the board and is not an active employee, Carolina First will pay his board fees as if he were an active board member.

During the term of the employment agreement, Mr. Chryst will be entitled to receive a base salary of $520,000 plus an annual bonus of one-half his base salary. The base salary will be increased by 5% on the January 1 following the merger of Anchor into Carolina First's subsidiary and on each January 1 during the term of the agreement. In addition, the Carolina First Bank board of directors may pay an additional cash bonus to Mr. Chryst to the extent that the average incentive compensation for other members of Carolina First Bank's Management Operating Committee exceeds his annual bonus. Mr. Chryst may also receive long term incentive compensation, and he will receive options and restricted stock under Carolina First Bank's long-term incentive compensation plan, as well as any other employee benefits generally provided by Carolina First Bank to its highest ranking executives, including the use of an automobile, certain club membership dues, education benefits, personal tax advisory services, a $5,000,000 life insurance policy and certain disability insurance. Beginning four years from the effective date (or, if earlier, a "change of control" or an "involuntary termination" (each as defined in the agreement)), Mr. Chryst or his estate will be entitled to an annual supplemental retirement payment of $150,000, which payments will begin on the earlier of Mr. Chryst's 65th birthday or his death and will continue for 15 years. The employment agreement provides that Carolina First Bank will provide Mr. Chryst, his spouse and dependent children with Carolina First Bank medical and dental benefits without cost; once Mr. Chryst becomes eligible for Medicare, Carolina First Bank will provide without cost to him and to his spouse, for the remainder of their lives, an insurance supplement for medical and dental insurance to provide total coverage comparable to that provided by Carolina First Bank at such time. In addition, at the effective time, Carolina First Bank will establish an irrevocable trust in the amount of approximately $4,008,000 in connection with the termination of Mr. Chryst's employment at Anchor that will fund the obligation expected to be payable under the employment agreement.

The employment agreement further provides that, on a termination of Mr. Chryst's employment by Carolina First Bank, other than for cause, disability, or death, he will be entitled to receive immediately as severance the aggregate compensation and benefits set forth in the agreement, including those outlined above, all of Mr. Chryst's Carolina First stock and options will immediately vest, and Mr. Chryst will be deemed to be credited with service with Carolina First Bank for the remaining term of the agreement for purposes of Carolina First Bank's benefit plans.

If Carolina First Bank terminates Mr. Chryst for cause after a change in control, or if Mr. Chryst terminates his employment because Carolina First Bank fails to cure a material breach of the agreement, there is a voluntary termination or an involuntary termination, he will be entitled to receive as severance the compensation and benefits set forth in the agreement, including those outlined above, for the remainder of the agreement term, all of Mr. Chryst's Carolina stock and options will immediately vest, and Mr. Chryst will be deemed to be credited with service with Carolina First Bank for the remaining term of the agreement for purposes of Carolina First Bank's benefit plans.

If, after the fourth anniversary of the effective time, Carolina First Bank terminates Mr. Chryst for cause or if Mr. Chryst terminates his employment for reasons other than because Carolina First Bank fails to cure a material breach of the agreement, there is a voluntary termination or an involuntary termination, he will be entitled to receive as severance the compensation and benefits set forth in the agreement, including those outlined above, for the remainder of the agreement term.

To the extent that payment and benefits provided under this agreement are deemed "excess parachute payments," the compensation payable shall be increased, on a tax gross-up basis, so as to reimburse Mr. Chryst for the taxes payable pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, and any related interest and penalties on such "excess parachute payments."

If, following a change of control (as defined in the agreement), Carolina First attempts to avoid its obligations under the agreement (for example, by terminating the employment agreement contrary to its terms or instituting litigation to declare it unenforceable), and if Mr. Chryst has acted in good faith to meet his obligations under the agreement, then Carolina First will pay the reasonable fees and expenses of counsel for Mr. Chryst.

The agreement also provides that Mr. Chryst may not enter into employment or consulting arrangements with Carolina First's competitors (as defined in the agreement) in South Carolina or North Carolina, or hire Carolina First employees or interfere with Carolina First's business relationships, for a period of 10 years following termination of the agreement.

TOMMY E. LOOPER. The term of employment starts at the completion of the merger and ends four years thereafter. Under the employment agreement, Mr. Looper will serve as the Senior Vice President Finance of Carolina First Bank.

During the term of the employment agreement, Mr. Looper will be entitled to receive a base salary of $265,000 plus an annual bonus of one-half of his base salary. The base salary will be increased by 5% on the January 1 following the merger of Anchor into Carolina First's subsidiary and on each January 1 during the term of the agreement. In addition, the Carolina First Bank board of directors may pay an additional cash bonus to Mr. Looper to the extent that the average incentive compensation for other senior managers exceeds his annual bonus. Mr. Looper may also receive long term incentive compensation, and he will receive options and restricted stock under Carolina First Bank's long-term incentive compensation plan, as well as any other employee benefits generally provided by Carolina First Bank to its highest ranking executives, including the use of an automobile, certain club membership dues, education benefits, personal tax advisory services, a $2,000,000 life insurance policy and certain disability insurance. Beginning two years from the effective date (or, if earlier, a "change of control" or an "involuntary termination" (each as defined in the agreement)), Mr. Looper or his estate will be entitled to an annual supplemental retirement payment of $150,000, which payments will begin on the earlier of Mr. Looper's 65th birthday or his death and will continue for 15 years. The employment agreement provides that Carolina First Bank will provide Mr. Looper, his spouse and dependent children with Carolina First Bank medical and dental benefits without cost; once Mr. Looper becomes eligible for Medicare, Carolina First Bank will provide without cost to him and to his spouse, for the remainder of their lives, an insurance supplement for medical and dental insurance to provide total coverage comparable to that provided by Carolina First Bank at such time. In addition, at the effective time, Carolina First Bank will establish an irrevocable trust in the amount of approximately $1,045,000 in connection with the termination of Mr. Looper's employment at Anchor that will fund the obligation expected to be payable under the employment agreement.

The employment agreement further provides that, on a termination of Mr. Looper's employment by Carolina First Bank, other than for cause, disability, or death, he will be entitled to receive immediately as severance the aggregate compensation and benefits set forth in the agreement, including those outlined above, all of Mr. Looper's Carolina First stock and options will immediately vest, and Mr. Looper will be deemed to be credited with service with Carolina First Bank for the remaining term of the agreement for purposes of Carolina First Bank's benefit plans.

If Carolina First Bank terminates Mr. Looper for cause after a change in control, or if Mr. Looper terminates his employment because Carolina First Bank fails to cure a material breach of the agreement, there is a voluntary termination or an involuntary termination, he will be entitled to receive as severance the compensation and benefits set forth in the agreement, including those outlined above, for the remainder of the agreement term, all of Mr. Looper's Carolina stock and options will immediately vest, and Mr. Looper will be deemed to be credited with service with Carolina First Bank for the remaining term of the agreement for purposes of Carolina First Bank's benefit plans.

If, after the second anniversary of the effective time, Carolina First Bank terminates Mr. Looper for cause or if Mr. Looper terminates his employment for reasons other than because Carolina First Bank fails to cure a material breach of the agreement, there is a voluntary termination or an involuntary termination, he will be entitled to receive as severance the compensation and benefits set forth in the agreement, including those outlined above, for the remainder of the agreement term.

To the extent that payment and benefits provided under this agreement are deemed "excess parachute payments," the compensation payable shall be increased, on a tax gross-up basis, so as to reimburse Mr. Looper for the taxes payable pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, and any related interest and penalties on such "excess parachute payments."

If, following a change of control (as defined in the agreement), Carolina First attempts to avoid its obligations under the agreement (for example, by terminating the employment agreement contrary to its terms or instituting litigation to declare it unenforceable), and if Mr. Looper has acted in good faith to meet his obligations under the agreement, then Carolina First will pay the reasonable fees and expenses of counsel for Mr. Looper.

The agreement also provides that Mr. Looper may not enter into employment or consulting arrangements with Carolina First's competitors (as defined in the agreement) in South Carolina or North Carolina, or hire Carolina First employees or interfere with Carolina First's business relationships, for a period of eight years following termination of the agreement.

EFFECT OF THE MERGER ON EXISTING ANCHOR SEVERANCE/EMPLOYMENT AGREEMENTS

Any current Anchor employee who is not covered by an employment agreement and is terminated within 18 months of the effective date will be entitled to the greater of

o Carolina First's severance benefits (as in effect on January 10, 2000) or

o two weeks pay per year of service up to 26 weeks total pay with COBRA benefits paid by Carolina First for the length of such period.


EFFECT OF THE MERGER ON EXISTING ANCHOR STOCK-BASED RIGHTS

The merger agreement provides that, on completion of the merger, each outstanding and unexercised stock option to purchase shares of Anchor common stock granted under Anchor's stock-based plans will

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cease to represent the right to acquire shares of Anchor common stock and will become a right to acquire Carolina First common stock.


MANAGEMENT AND OPERATIONS OF CAROLINA FIRST AFTER THE MERGER

The Merger Sub will be the surviving corporation resulting from the merger with Anchor. Immediately following this merger, Merger Sub will be liquidated. Consequently, The Anchor Bank will be a wholly-owned subsidiary of Carolina First. At some time in the future The Anchor Bank will be merged into Carolina First Bank.

All shareholders of Anchor will become Carolina First shareholders as a result of the merger, and their rights will be governed by Carolina First's articles of incorporation and by-laws and by South Carolina law.

The twelve directors of Carolina First before the merger will continue to be the directors of Carolina First after the merger, except that five additional directors from the Anchor Board, including Mr. Chryst, will also become members of the Carolina First board of directors. Mr. Chryst will also serve as chairman of the board of directors of Carolina First Bank.

In the merger agreement, Carolina First and Anchor agreed to cooperate to develop staffing plans which will result in retention of as many Anchor managers and employees as is practical (as determined by Carolina First). Carolina First agreed that Anchor employees will also be eligible for consideration for any other available positions for which they are qualified at Carolina First and its subsidiaries. Carolina First agreed that those former Anchor employees who are employed by Carolina First or its subsidiaries immediately following the Closing
Date: will be eligible, on the same basis as current Carolina First employees, for all Carolina First Benefit Plans (as defined in the merger agreement); and will receive past service credit for eligibility and vesting (but not benefit accrual) purposes under Carolina First Benefit Plans for years of service with Anchor as if such service had been with Carolina First or its subsidiaries. Carolina First agreed that Anchor may elect to fully vest its employees under some or all Anchor Benefit Plans prior to consummation of the merger. Any Anchor Benefit Plans that are intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code will be terminated by proper action of the Board of Directors of Anchor prior to the effective time. Carolina First further agreed that those former Anchor employees who are employed by Carolina First or its subsidiaries immediately following the Closing Date will not be subject to any pre-existing condition exclusion under Carolina First's medical Benefit Plans.


PUBLIC TRADING MARKETS

Carolina First common stock is currently listed on the Nasdaq National Market under the symbol "CAFC." If Carolina First's shareholders approve the name change from Carolina First to The South Financial Group, then its common stock will be listed under the symbol "TSFG." Anchor common stock is currently listed on the Nasdaq National Market under the symbol "AFSC." Upon completion of the merger, Anchor common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934. The authorization for listing on the Nasdaq National Market of the newly issued Carolina First common stock issuable to Anchor shareholders pursuant to the merger agreement is a condition to the completion of the merger.

ABSENCE OF APPRAISAL RIGHTS

Appraisal rights are statutory rights that enable shareholders who object to extraordinary transactions, such as mergers, to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances.

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Carolina First shareholders are not entitled to appraisal rights under South
Carolina law in connection with the merger because South Carolina law does not require that Carolina First shareholders approve the merger agreement.

Anchor shareholders are not entitled to appraisal rights under South Carolina law in connection with the merger because Anchor common stock is listed on the Nasdaq National Market as of the record date of the Anchor special meeting.

PROPOSED NAME CHANGE FROM CAROLINA FIRST TO THE SOUTH FINANCIAL GROUP

Although not required to do so by the merger agreement, the board of directors of Carolina First has proposed to its shareholders that they approve amending its articles of incorporation to change Carolina First's name to reflect its broader geographic base and broader range of services. If this proposal is approved by at least two-thirds of Carolina First's shareholders at their annual meeting on April 19, 2000, then Carolina First's name will change to "The South Financial Group, Inc."


                              THE MERGER AGREEMENT

The following describes the proposed merger, including material provisions of the merger agreement. The following description of the merger agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A and is incorporated by reference in this document. All Carolina First shareholders and Anchor shareholders are urged to read the merger agreement carefully and in its entirety.

INTRODUCTION

The merger agreement provides for the acquisition of Anchor by Carolina First in a transaction in which Anchor will merge with and into Merger Sub, a newly-formed subsidiary of Carolina First. Merger Sub will be the surviving corporation of the merger and, immediately following the merger, Merger Sub will liquidate. Consequently, The Anchor Bank will be a wholly-owned subsidiary of Carolina First. At some time in the future The Anchor Bank will be merged into Carolina First Bank.

TERMS OF THE MERGER

At the time the merger becomes effective, each share of issued and outstanding Anchor common stock will be canceled and cease to be outstanding and will be converted into the right to receive 2.175 shares of Carolina First common stock. The merger agreement provides that, subject to shareholder approval, Carolina First will issue shares of Carolina First common stock to Anchor shareholders.

The transaction is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes and as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, for federal income tax purposes.

Immediately after the merger, Anchor shareholders will own approximately [___]%, of Carolina First common stock., based on the number of shares of Carolina First common stock and Anchor common stock outstanding as of March [___], 2000, and on the exchange ratio.

CLOSING AND EFFECTIVE TIME OF THE MERGER

The merger will be consummated if all of the following occur:

o    the merger agreement is approved by the Anchor shareholders,

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o    the issuance of Carolina First common stock to Anchor shareholders and the increase of the size of the Carolina First board of directors pursuant to the merger agreement is approved by the Carolina First shareholders, and

o Carolina First and Anchor obtain all required consents and approvals and all other conditions to the merger are either satisfied or waived.

The merger will become effective when the articles of merger are duly filed with the Secretary of State of the State of South Carolina, or at a later time as may be indicated in the articles. Carolina First and Anchor each has the right to terminate the merger agreement if the merger is not completed by October 31, 2000.

CONDITIONS TO COMPLETION OF THE MERGER

The obligations of Carolina First and Anchor to consummate the merger are subject to the satisfaction or written waiver prior to the effective time of the following conditions:

o the compliance by the parties with its covenants set forth in the merger agreement and the material accuracy, on the effective date, of each of the representations and warranties of the parties set forth in the merger agreement (subject to some limited exceptions);

o Anchor receives the opinion of Carolina First's counsel, in form and substance satisfactory to Anchor;

o Carolina First receives the opinion of Anchor's counsel, in form and substance satisfactory to Carolina First;

o    the merger agreement is approved by the shareholders of Anchor;

o the shareholders of Carolina First approve the issuance of shares of Carolina First common stock to Anchor shareholders pursuant to the merger agreement;

o there has been no "material adverse event" with respect to Carolina First or Carolina First Bank;

o any required regulatory approvals that are necessary to permit consummation of the merger, including those described below under "-- Regulatory Approvals Required for the Merger," are received and remain in effect, and all applicable waiting periods have expired, without any conditions that would, in Anchor's reasonable judgment, render the consummation of the merger unduly burdensome;

o no court or regulatory authority has taken any action prohibiting the consummation of the merger;

o the registration statement of which this document constitutes a part is declared effective by the SEC and is not subject to a stop order or any threatened stop order;

o Anchor receives a tax opinion from Wyche, Burgess, Freeman & Parham, P.A. opining, subject to reasonable qualifications, that the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

o the employment agreements with Stephen L. Chryst and Tommy E. Looper shall have been executed;

o the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

o Carolina First and Anchor receive letters from independent public accountants in form and substance satisfactory to Carolina First and Anchor stating that the merger will qualify for pooling-of-interests accounting treatment.

No assurances can be provided as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, the parties have no reason to believe that any of these conditions will not be satisfied.

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
BANK MERGER

The merger agreement provides that, after the effective time for the merger described above and at such time as Carolina First Bank deems appropriate, The Anchor Bank will be merged into Carolina First Bank, with Carolina First Bank the surviving corporation.

REPRESENTATIONS AND WARRANTIES

The merger agreement contains various representations and warranties made by Carolina First and Anchor, some of which are qualified as to materiality, regarding the following matters, among others:

o    corporate existence, organization, standing, authority and capitalization;
o ownership of the shares of capital stock of its material subsidiaries, and the corporate existence, organization, standing and authority of its material subsidiaries;
o corporate power and authority to execute, deliver and perform its obligations under the transaction documents, and to consummate the merger, subject only to shareholder approval;
o that the merger agreement and the related transactions will not result in a violation of Carolina First's or Anchor's organizational documents or contracts to which Carolina First or Anchor, or any of their subsidiaries, is a party, or violate any law, rule or regulation;
o    absence of regulatory disqualifications;
o    consents and regulatory approvals necessary to complete the merger;
o SEC filings, reports and financial statements, and the accuracy of information contained in them;
o    tax matters;
o absence of various material adverse events, changes or effects or undisclosed material liabilities;
o    title to properties;
o    pending or threatened suits, actions or other proceedings;
o no claims for brokerage commissions, except to the financial advisors of Carolina First and Anchor in connection with the merger;
o    insurance matters;
o    material contracts;
o    employee benefit plans;
o    allowance for loan losses;
o    environmental matters;
o    asset classification;
o    derivative instruments;
o    labor matters;
o    compliance with laws and required licenses and permits; and
o qualification of the merger as "tax-free reorganizations" and a "pooling of interests" transaction;


CONDUCT OF BUSINESS PENDING THE MERGER

The following is a general summary of the agreements Carolina First and Anchor have regarding their actions prior to the merger. We urge you to read the merger agreement, which is attached to this document as Annex A, for a more complete description of these agreements.

Each of Anchor and The Anchor Bank has agreed, from the date of the merger agreement to the completion of the merger, unless Carolina First otherwise approves in writing, and except as otherwise expressly contemplated by the merger agreement or disclosed to Carolina First, that, among other things:

o it will carry on its business only in the ordinary course and use all reasonable efforts to preserve intact its business organization and goodwill, maintain the services of its present officers

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
     and employees and preserve its relationships with customers, suppliers and others having business dealings;

o    it will not amend its charter or bylaws;

o it will not issue (except pursuant to the exercise of outstanding options for its common stock) or acquire any shares of its capital stock of any class or any securities convertible into its capital stock or declare or pay any dividends or distributions, or make any change in its capital structure, except that Anchor may pay its customary $0.16 per share quarterly cash dividend prior to the merger closing (and further provision may be made for any necessary changes in the quarterly dividend schedule to the extent necessary to prevent Anchor's shareholders from missing a quarterly dividend due to the timing of the closing);

o it will promptly advise Carolina First of any material adverse change in its business;

o it will not breach the merger agreement or cause any of its representations contained in the merger agreement to become untrue;

o it will not incur any indebtedness other than in the ordinary course of business;

o except for merger-related expenses and current contractual obligations, it will not incur any expense in excess of $100,000;

o it will not grant any executive officers any increase in compensation (except in the ordinary course of business) or enter into any employment agreement;

o    it will not engage in acquisitions, mergers or other reorganizations;

o except as may be directed by any regulatory authority or in other limited instances, it will not change its lending, investment, liability management or other material banking or other policies in any material respect, or implement or adopt any change in accounting principles, practices or methods; and

o except in limited instances, it will not impose, or permit or suffer the imposition of any liens on any of its assets.

Under the terms of the merger agreement, Carolina First has agreed, with respect to the conduct of its business pending closing, among other things:

o to carry on its business in substantially the same manner as heretofore conducted;

o not to amend its Articles of Incorporation or Bylaws in any manner that will adversely affect the Anchor shareholders in any material respect;

o    to promptly advise Anchor of any material adverse change in its business;
     and

o not to take any action that would be contrary to or breach any of the terms or provisions of the merger agreement, or which would cause Carolina First's representations in the merger agreement to become untrue in any material respect.


AGREEMENT NOT TO SOLICIT OTHER OFFERS

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
Anchor has also agreed that it will not, and will cause The Anchor Bank not to, initiate or solicit any inquiries or any offer relating to any acquisition or purchase of all or a substantial portion of the assets or deposits of, or a substantial equity interest in, Anchor or The Anchor Bank or any merger or other business combination with Anchor or The Anchor Bank (this type of proposal is referred to in this document as an "acquisition proposal"). Anchor will promptly advise Carolina First following the receipt of any acquisition proposal and will keep Carolina First apprised of any developments on a current basis.

EXPENSES AND FEES

Each party will be responsible for all expenses incurred by it in connection with the negotiation and consummation of the transactions contemplated by the merger agreement. Carolina First will bear the cost of any SEC fees and printing expenses.

ACCOUNTING TREATMENT

Carolina First and Anchor intend for the merger to be accounted for as a "pooling of interests," as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Based on the advice of their respective independent public accountants to date, Carolina First and Anchor believe that the merger will qualify for this treatment. Under the "pooling of interests" method of accounting, Carolina First will restate its consolidated financial statements for prior periods at the effective time of the merger to include the assets, liabilities, shareholders' equity and results of operations of Anchor as if Anchor had always been a wholly owned subsidiary of Carolina First. Completion of the merger is conditioned on receipt by Carolina First and Anchor of letters from their respective independent public accounting firms to the effect that the merger will qualify as a "pooling of interests" for accounting purposes.


TREATMENT OF OUTSTANDING OPTIONS

At the effective time, each Anchor stock option, whether vested or unvested, is to be converted into an option to purchase shares of Carolina First common stock and shall no longer represent a right to acquire shares of Anchor common stock. These options shall be adjusted so that:

o the number of shares of Carolina First common stock purchasable upon exercise of the Anchor stock option shall be equal to the number of shares of Anchor common stock that were purchasable under the Anchor stock option immediately prior to the effective time multiplied by the exchange ratio, and rounded to the nearest whole share, and

o the per share exercise price under each Anchor stock option shall be adjusted by dividing the per share exercise price of the Anchor stock option by the exchange ratio, and rounding down to the nearest cent.

However, each Anchor stock option which is intended to be an "incentive stock option" shall be adjusted in accordance with the requirements of the Internal Revenue Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded down to the nearest cent. At or prior to the effective time, Carolina First must take all corporate action necessary to reserve for issuance from its authorized stock a sufficient number of shares of Carolina First common stock for delivery upon exercise of the Anchor stock options assumed by it in accordance with the merger agreement.

DIVIDEND REINVESTMENT PLAN PARTICIPANTS

If you participate in Anchor's dividend reinvestment plan, when the merger is completed you will become a participant in Carolina First's Common Stock Dividend Reinvestment Plan. All shares held in your account under the Anchor plan will be converted to shares of Carolina First Stock at the exchange

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
ratio of 2.175. If you do not want to become a participant in Carolina First's plan, you should terminate your participation in Anchor's plan prior to the effective date of the merger.

EXCHANGE OF ANCHOR STOCK CERTIFICATES

Promptly after the completion of the merger, Carolina First or its transfer agent will send and make available to each Anchor shareholder a form of the letter of transmittal and instructions for use in exchanging shares of Anchor common stock for Carolina First common stock. ANCHOR SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

If you are an Anchor shareholder, when you receive this letter of transmittal and instructions, you should send all certificates for your Anchor stock to Carolina First's transfer agent. When the agent receives your certificates, it will issue and send to you the Carolina First common stock to which you are entitled. If part of the payment to be made when the Anchor stock certificate is surrendered should be paid to anyone other than the person in whose name the certificate is registered, the payment will only be made if:

o    the certificate is properly endorsed for transfer and

o the person requesting the payment either pays all required transfer taxes or establishes (to Carolina First's satisfaction) that no transfer tax applies.

If your stock certificates are lost or destroyed, Carolina First and Anchor may require you to prepare and send an affidavit of loss and indemnity agreement and/or a bond. Unless you send Carolina First either your stock certificates or this affidavit of loss or bond, Carolina First will not exchange your Anchor stock for Carolina First stock and will not send you any Carolina First stock certificates.

Carolina First will not pay any dividends or other distributions with respect to Carolina First common stock with a record date occurring after the effective date to any former Anchor shareholder who has not exchanged his or her Anchor stock. After the stock is exchanged, all paid dividends and other distributions and, if applicable, a check for the amount to be paid for any fractional shares will be delivered to that shareholder, in each case without interest.

After the effective time, there will be no transfers of shares of Anchor stock on Anchor's stock transfer books. If certificates representing shares of Anchor stock are presented for transfer after the effective time, the exchange agent or Carolina First will cancel and exchange them for certificates representing shares of Carolina First stock and a check for the amount to be paid for fractional shares of Carolina First stock, if any.


FRACTIONAL SHARES

Carolina First will not issue any fractional shares of Carolina First common stock. Instead, an Anchor shareholder who would otherwise have received a fraction of a share of Carolina First common stock will receive cash (without interest). The amount of cash received will be determined by multiplying the fraction of Carolina First common stock the shareholder would have been entitled to receive by the average of the last reported sale prices of Carolina First common stock, as reported by the NASD Composite Transactions Reporting System (as reported in The Wall Street Journal or other reliable source), for the five trading days immediately preceding the effective date. Holders will not be entitled to dividends, voting rights or any other rights as a shareholder with respect to any fractional shares.

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
FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material federal income tax consequences of the merger, including some of the consequences to Anchor shareholders who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all tax consequences that may be relevant to Anchor shareholders subject to special federal income tax treatment (such as insurance companies, dealers in securities, retirement plans, financial institutions, tax exempt organizations or foreign persons), or to Anchor shareholders who acquired their shares of Anchor common stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of state, local and other tax laws. The following summary does not address the state, local or foreign tax consequences of the merger, if any.

Under the terms of the merger agreement, Anchor will receive the opinion of Wyche, Burgess, Freeman & Parham, P.A., at the time the merger is completed, to the effect that based upon the Internal Revenue Code and regulations thereunder and rulings issued by the IRS in transactions similar to those contemplated by the merger agreement and assuming the merger occurs in accordance with the merger agreement and conditioned on the accuracy of some of the representations made by Anchor and Carolina First, for federal income tax purposes:

o The merger will qualify as a reorganization under the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code, provided that Carolina First acquires substantially all of the assets of Anchor in the merger.

o No gain or loss will be recognized either to Carolina First or Anchor as a result of the merger.

o No gain or loss will be recognized to the Anchor shareholders upon their receipt of shares of Carolina First common stock in the merger (disregarding for this purpose any cash received for fractional shares).

o The receipt of cash by Anchor shareholders in the merger in exchange for fractional shares will be treated for federal income tax purposes as a redemption of those shares.

o The tax basis of the Carolina First common stock received by Anchor shareholders in connection with the merger will be the same as the basis in the Anchor common stock surrendered in exchange for Carolina First common stock as set forth above.

o The holding period of the Carolina First common stock received by an Anchor shareholder will include the holding period of the shares of Anchor surrendered therefor provided that the Anchor shares are capital assets in the hands of the shareholder at the time of the merger.

FRACTIONAL SHARE INTERESTS. An Anchor shareholder who receives cash in lieu of a fractional share interest in Carolina First common stock will be treated as having received the cash in redemption of the fractional share interest. The receipt of cash in lieu of a fractional share interest should generally result in capital gain or loss to the holder equal to the difference between the amount of cash received and the portion of the holder's federal income tax basis in the Anchor common stock allocable to the fractional share interest. This capital gain or loss will be long-term capital gain or loss if the holder's holding period for the Carolina First common stock received, determined as set forth above, is longer than one year.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE INTERNAL REVENUE CODE (AND AUTHORITIES THEREUNDER) AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY SHAREHOLDER. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR SITUATIONS, AS WELL AS CONSEQUENCES UNDER ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.

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
REGULATORY APPROVALS REQUIRED FOR THE MERGER

Carolina First and Anchor have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include approval from the Board of Governors of the Federal Reserve System and various state and other regulatory authorities, and have completed the filing of these applications and notifications prior to the date of this document. The merger cannot proceed in the absence of these regulatory approvals. There can be no assurance that these regulatory approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals. There can likewise be no assurance that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, there can be no assurance as to its result.

Carolina First and Anchor are not aware of any other material governmental approvals or actions that are required prior to the parties' consummation of the merger other than those described below. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

FEDERAL RESERVE BOARD. The merger is subject to approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956 and Section 25(a) of the Federal Reserve Act. Carolina First has filed the required application and notifications with the Federal Reserve Board for approval of the merger. Assuming Federal Reserve Board approval, the merger may not be consummated until 30 days after such approval, during which time the DOJ may challenge the Merger on antitrust grounds. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no less than 15 days.

The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or that may have the effect in any section of the United States of substantially reducing competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In addition, in reviewing a transaction under the Bank Holding Company Act, the Federal Reserve Board will consider the financial and managerial resources of the companies and their subsidiary banks. It will also consider the convenience and needs of the communities to be served. As part of its consideration of these factors, we expect that the Federal Reserve Board will consider the regulatory status of Carolina First and Anchor, our respective progress in achieving resolution of Year 2000 computer problems and the overall capital and safety and soundness standards established by and under the Federal Deposit Insurance Corporation Improvement Act of 1991.

Under the Community Reinvestment Act of 1977 the Federal Reserve Board will take into account the performance record of each of Carolina First and Anchor in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each company. Both Carolina First Bank and The Anchor Bank have sponsored a variety of programs and services which are designed to meet the credit needs of low-to-moderate income persons and communities they serve. For example, Carolina First Bank has provided leadership and financial support for the South Carolina Multifamily Loan Consortium, a nonprofit organization whose mission is to provide affordable housing financing particularly in rural parts of South Carolina. Similarly, The Anchor Bank has successfully sponsored and serviced affordable housing grants through the Federal Home Loan Bank, in all of its service areas. Each of Carolina First Bank and The Anchor Bank has received a satisfactory Community Reinvestment Act rating from its federal regulator.

The Federal Reserve Board will furnish notice and a copy of the application for approval of the merger to the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, and the appropriate state regulatory authorities. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board must hold a public hearing if it receives a written recommendation of disapproval of the application from any of these agencies within the 30-day period. Furthermore, the Bank Holding Company Act and Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by Carolina First for approval of the merger, and authorize the Federal Reserve Board to hold a public hearing or meeting in connection therewith if the Federal Reserve Board determines that such a hearing or meeting would be appropriate. Any hearing, meeting or comments from third parties could prolong the review of our application.

If the DOJ were to commence an antitrust action, it would stay the effectiveness of Federal Reserve Board approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the DOJ could analyze the merger's effect on competition differently than the Federal Reserve Board. It is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger's competitive effects. In particular, the DOJ may focus on the impact of the merger on competition for loans and other financial services to small- and middle-market businesses. Failure of the DOJ to object to the merger may not prevent private persons or state attorneys general from filing antitrust actions.

Carolina First's rights to exercise its options under the option agreement also require the prior approval of the Federal Reserve Board, to the extent that the exercise of its options under the option agreement would cause Carolina First to own more than 5% of the outstanding shares of Anchor. Carolina First has filed or intends to file the required application and notifications with the Federal Reserve Board for approval of the exercise of its option under the Option Agreement. In considering whether to approve Carolina First's right to exercise its option, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the merger.

STATE REGULATORY AUTHORITIES. Applications or notifications have been filed with the South Carolina State Board of Financial Institutions. In addition, the merger may be reviewed by the attorneys general in the states where Carolina First and Anchor own banking subsidiaries. Such authorities may be empowered under the applicable state laws and regulations to investigate and/or disapprove the merger under the circumstances and based upon the review set forth in applicable state laws and regulations.

RESTRICTIONS ON RESALES BY AFFILIATES

The issuance of the Carolina First shares has been registered under the Securities Act. Accordingly, resales of the Carolina First shares by non-affiliates of Anchor will not require registration. However, under existing law, any person who is an "affiliate" of Anchor (as defined below) on the date of the special meeting who wishes to sell Carolina First shares will be required either to (a) register the sale of the Carolina First shares under the Securities Act, (b) sell in compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances), or (c) utilize an exemption (if any) from registration. Rule 145(d) requires that persons deemed to be Anchor affiliates resell their Carolina First shares pursuant to some of the requirements of Rule 144 under the Securities Act if such Carolina First shares are sold within one year after receipt thereof. After one year, if such person is not an affiliate of Carolina First and Carolina First is current in the filing of its periodic securities law filings, a former Anchor affiliate may freely sell the Carolina First shares without limitation. After two years from the issuance of the Carolina First shares, if such person is not a Carolina First affiliate at the time of sale or for at least three months prior to such sale, such person may freely sell such Carolina First shares without limitation, regardless of the status of Carolina First's periodic securities law filings. Anchor has agreed that it will use its best efforts to cause affiliates of Anchor to agree in writing that they will not sell the Carolina First common stock to be received by them except as provided above. Stop transfer instructions will be given by Carolina First to the Exchange Agent with respect to the Carolina First common stock to be received by persons subject to the restrictions described above, and the certificates for such stock may be appropriately legended. An "affiliate" of Anchor, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Anchor at the time of consummation of the merger. In this context, an "affiliate" will generally include the following persons: directors or executive officers, and the holders of 10% or more of Anchor common stock (and any relative or spouse of any such person having the same home as such person and any trusts, estates, corporations, or other entities in which such persons have a 10% or greater beneficial or equity interest).


AMENDMENT

The merger agreement may be amended or supplemented in writing by mutual agreement of Carolina First and Anchor. The merger agreement also provides that Carolina First may restructure the transactions contemplated therein, provided that any such restructuring does not:

o alter the type of consideration to be issued to the holders of Anchor common stock as provided for in the merger agreement,
o    reduce the value of such consideration,
o adversely affect the intended tax-free treatment to Anchor shareholders as a result of receiving such consideration or prevent the parties from obtaining the tax opinion of Wyche, Burgess, Freeman & Parham, P.A. referred to herein,
o materially impair the ability to receive the required regulatory approvals, or
o    materially delay the closing.


TERMINATION

The merger agreement may be terminated at any time prior to the Closing Date:

o    by mutual consent of the parties;

o by either Carolina First or Anchor, at that party's option, if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein, or if the requisite Anchor shareholder approval is not received at the special meeting;

o by either Carolina First or Anchor if the other party (or its subsidiaries) has failed to comply with the agreements or fulfill the conditions contained in the merger agreement except that any such failure of compliance or fulfillment must result in a "material adverse event" (as defined in the merger agreement) and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure;

o by either Carolina First or Anchor in the event that closing has not occurred by October 31, 2000; or

o by the board of directors of Anchor, if it determines by a vote of a majority of the members of the entire board at any time during the 10-day period commencing two days after the date on which the last consent of the Board of Governors of the Federal Reserve System shall be received (this date is the "determination date"), if both of the following are true:

o the "average closing price" (a 20-day average price of Carolina First stock, ending on the determination date) is 20% less than $16.50 (the closing price of Carolina First common stock on January 10, 2000); and

o the "Carolina First Ratio" (the "average closing price" divided by $15.5625) is less than 0.85 times an equivalent ratio for a group of 25 banking organizations, weighted by size as provided in the merger agreement.

If the merger agreement is terminated under the following circumstances:

o by Carolina First if Anchor's directors have failed to recommend the merger (or have retracted such recommendation) prior to the special meeting of Anchor's shareholders, or if a tender offer or exchange offer for 20% or more of Anchor's stock is commenced and Anchor's board has not recommended rejection of such offer;

o by Anchor or Carolina First due to a failure to obtain the required approval of Anchor shareholders for the merger after a third-party acquisition proposal is publicly disclosed; or

o by Carolina First, if Anchor has willfully breached its agreements and a third-party acquisition proposal has been made known to Anchor or publicly disclosed;

then in each such case, Anchor must pay to Carolina First a termination fee of $10.5 million.


                             STOCK OPTION AGREEMENT

The following describes the material provisions of the stock option agreement, but does not purport to be complete and is subject to the full texts of, and qualified in its entirety by reference to, this agreement, which is attached as Annex B to this document and is incorporated herein by reference. All
Carolina First shareholders and Anchor shareholders are urged to read the stock option agreement carefully and in its entirety.

GENERAL

As an inducement for Carolina First to enter into the merger agreement, Anchor and Carolina First entered into the stock option agreement pursuant to which Anchor granted Carolina First an option to purchase shares of Anchor common stock.

EXERCISE; EXPIRATION

Anchor granted Carolina First an option to purchase up to 1,610,959 shares of Anchor common stock. Although these numbers are subject to adjustment in certain cases, as described below, they will never exceed 19.9% of the number of shares of Anchor common stock outstanding immediately before exercise of the option. The exercise price of the option is $26.125 per share of Anchor, but this per share option price is subject to adjustment in certain cases (this exercise price, as adjusted, is referred to below as the "option price").

Carolina First can exercise its option if a "purchase event" has occurred. The option agreement generally defines the term "purchase event" to mean any circumstance which would or could entitle Carolina First to receive the termination fee described above under "--Termination", together with Anchor's consummation of an acquisition proposal with a third party or Anchor's entering into a definitive agreement with a third party with respect to an acquisition proposal, in each case within 12 months following the termination of the merger agreement.

The option expires on the earliest to occur of:

o    the effective time of the merger;

o 15 months following the first occurrence of the "purchase event" (subject to extension due outstanding judgments or regulations);

o termination of the merger agreement in circumstances that preclude Carolina First's ever being entitled to the termination fee thereunder; or

o 12 months from the termination of the merger agreement, if no "purchase event" has occurred.

If the option becomes exercisable, it may be exercised in whole or in part following the purchase event. The times during which the grantee has the right to exercise the option and other rights under the stock option agreement are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under
Section 16(b) of the Exchange Act. The option price and the number of shares issuable under the option are subject to adjustment in the event of specified changes in Anchor's capital stock.

RIGHTS OF CAROLINA FIRST

At any time after a "repurchase event" (as defined below), upon request within 12 months of the repurchase event, Anchor may be required to repurchase the option and all or any part of the shares issued under the option. The repurchase of the option shall be at a price per share equal to the amount by which the option repurchase price (as defined in the stock option agreement) exceeds the option price. A "repurchase event" occurs when the termination fee under the merger agreement is paid or becomes due and payable under the merger agreement. In no event, however, will Carolina First's profit with respect to the termination fee and the option repurchase price exceed $15 million.

PURPOSE OF THE OPTION AGREEMENT

Arrangements such as the stock option agreement are customarily entered into in connection with announced mergers involving publicly traded companies to increase the likelihood that the transactions will be consummated in accordance with their terms, and to compensate the person granted the option for the efforts undertaken and the expenses and losses incurred by the person if the transaction is not completed. The stock option agreement may have the effect of discouraging offers by third parties to acquire Anchor, even if those persons were prepared to offer to pay consideration to Anchor's shareholders that has a higher current market price than the shares of Carolina First common stock to be received by the holders pursuant to the merger agreement. Also, following consultation with our respective independent accountants, we believe that the exercise or repurchase of the stock option is likely to prohibit another acquiror from accounting for any acquisition of Anchor using the "pooling of interests" accounting method for a period of up to two years.

To our best knowledge no event giving rise to the right to exercise the option has occurred as of the date of this document.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma capitalization is based on combining the historical consolidated capitalization of Carolina First at December 31, 1999 with the historical capitalization of Anchor at December 31, 1999, adjusting for the issuance of additional shares expected to be issued in the merger.

The unaudited pro forma condensed consolidated balance sheet is based on combining the historical consolidated balance sheet for Carolina First at December 31, 1999 with the historical consolidated balance sheet of Anchor at December 31, 1999, adjusting for the issuance of additional shares expected to be issued in the merger.

For 1999, 1998 and 1997, the unaudited pro forma condensed consolidated statements of income are presented combining the historical consolidated statements of income of Carolina First for the years ended December 31 with the historical consolidated statements of income of Anchor for the years ended December 31.

The pro forma information has been presented using the pooling-of-interests method of accounting. This pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined. In addition, the pro forma information does not reflect any potential benefits from potential cost savings or synergies expected to be achieved following the merger, given the operational overlap between Carolina First and Anchor.

The information in the following tables should be read together with the historical financial information that we have presented in our prior filings with the SEC. We have incorporated this material into this document by reference to those other filings. See "Where You Can Find More Information" on page 83.

                       UNAUDITED PRO FORMA CAPITALIZATION
                               At December 31,1999
                    (Dollars in thousands, except share data)

                                                                                                          Pro Forma
                                           Carolina First        Anchor         Adjustments               Combined
                                           --------------        ------         -----------               --------
LONG-TERM DEBT                            $    25,747       $    11,000      $        --               $     36,747
    Subordinated notes................
    FHLB advances.....................        189,420            85,200               --                    274,620
    ESOP debt.........................          1,975                --               --                      1,975
    Mortgage debt.....................          1,012                --               --                      1,012
                                                -----               ---              ---                      -----
       Total long-term debt...........        218,154           96,200                --                    314,354
                                              -------           -------              ---                    -------


SHAREHOLDERS' EQUITY
    Common stock......................         25,723            54,148         (36,545)                     43,326
    Surplus...........................        308,765                --          36,545                     345,310

    Retained earnings.................         58,625            41,673         (17,000)                     83,298
    Nonvested restricted stock and
       guarantee of ESOP debt.........        (3,532)             (913)               --                     (4,445)
    Accumulated other
       comprehensive income...........         20,236           (4,135)               --                     16,101
                                               ------           -------              ---                     ------
       Total shareholders' equity.....        409,817            90,773         (17,000)                    483,590
                                              -------            ------         --------                    -------


       Total capitalization...........    $   627,971       $   186,973      $  (17,000)               $    797,944
                                              =======           =======         ========                    =======

See notes to the unaudited pro forma condensed consolidated financial information.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              At December 31, 1999
                             (Dollars in thousands)


                                                                                                               Pro Forma
                                                        Carolina First        Anchor        Adjustments        Combined
                                                        --------------        ------        -----------        --------

ASSETS
   Cash and due from banks.........................     $     102,986    $      35,843     $         --    $     138,829
   Interest-bearing bank balances..................            28,820              152               --           28,972
   Fed funds sold and resale agreements............               925            2,700               --            3,625
   Investment securities...........................           701,571          262,575               --          964,146
   Loans held for sale.............................            45,316              275               --           45,591
   Loans held for investment.......................         2,389,436          862,379               --        3,251,815
       Less unearned income........................           (5,527)            (159)               --          (5,686)
       Less allowance for loan losses..............          (23,832)          (9,924)               --         (33,756)
                                                             --------          -------              ---         --------
         Net loans.................................         2,405,393          852,571               --        3,257,964
   Premises and equipment..........................            57,751           27,112               --           84,863
   Intangible assets...............................           113,431              529               --          113,960
   Other assets....................................           151,011           25,361            3,000          179,372
                                                              -------           ------           ------          -------
           Total assets............................     $   3,561,888    $   1,206,843     $      3,000    $   4,771,731
                                                            =========        =========           ======        =========

LIABILITIES AND SHAREHOLDERS' EQUITY
   Liabilities
   Deposits
       Noninterest-bearing.........................     $     331,865    $     164,563     $         --    $     496,428
       Interest-bearing............................         2,183,129          802,094               --        2,985,223
                                                            ---------          -------              ---        ---------
          Total deposits...........................         2,514,994          966,657               --        3,481,651
   Borrowed funds..................................           592,079          140,903               --          732,982
   Other liabilities...............................            44,998            8,510           20,000           73,508
                                                               ------            -----           ------           ------

          Total liabilities........................         3,152,071        1,116,070           20,000        4,288,141
                                                            ---------        ---------           ------      -----------

   Total shareholders' equity......................           409,817           90,773          (17,000)         483,590
                                                              -------           ------          --------        --------


   Total liabilities and shareholders' equity......     $   3,561,888    $   1,206,843     $     3,000     $   4,771,731
                                                            =========        =========          =======        =========

See notes to the unaudited pro forma condensed consolidated financial information.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          Year Ended December 31, 1999
                    (Dollars in thousands, except share data)


                                                                                                               Pro Forma
                                                        Carolina First        Anchor         Adjustments        Combined
                                                        --------------        ------         -----------        --------

Interest income....................................     $     228,868    $      92,224     $          --    $     321,092
Interest expense...................................           107,124           39,354                --          146,478
                                                              -------           ------      ------------          -------
   Net interest income.............................           121,744           52,870                --          174,614

Provision for loan losses..........................            15,846            2,427                --           18,273
                                                               ------            -----      ------------           ------

   Net interest income after
       provision for loan losses...................           105,898           50,443                --          156,341

   Noninterest income..............................            48,386           12,259                --           60,645
   Noninterest expenses............................           113,821           42,060                --          155,881

   Equity in net income of unconsolidated
       subsidiary..................................                 --                 56             --               56
                                                        --------------      -------------  -------------     ------------

       Income before income taxes..................            40,463           20,698                --           61,161

   Income taxes....................................            13,312            7,399                --           20,711
                                                               ------            -----        ----------           ------

       Net income..................................     $      27,151    $      13,299     $          --    $      40,450
                                                               ======           ======       ===========           ======

   Net income per common share:
       Basic.......................................     $        1.08    $        1.66     $          --    $        0.95
       Diluted.....................................              1.06             1.61                --             0.93

   Average shares outstanding:
       Basic.......................................        25,248,900        8,016,908                --       42,685,675
       Diluted.....................................        25,597,573        8,285,446                --       43,618,418

See notes to the unaudited pro forma condensed consolidated financial information.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          Year Ended December 31, 1998
                    (Dollars in thousands, except share data)


                                                                                                               Pro Forma
                                                        Carolina First        Anchor         Adjustments        Combined
                                                        --------------        ------         -----------        --------

Interest income....................................     $     197,060    $      92,487     $          --    $     289,547
Interest expense...................................            97,905           42,302                --          140,207
                                                               ------           ------      ------------          -------
   Net interest income.............................            99,155           50,185                --          149,340

Provision for loan losses..........................            12,724            2,922                --           15,646
                                                               ------            -----      ------------           ------

   Net interest income after
       provision for loan losses...................            86,431           47,263                --          133,694

   Noninterest income..............................            24,389           11,395                --           35,784
   Noninterest expenses............................            71,978           42,506                --          114,484

   Equity in net income of unconsolidated
       subsidiary..................................                --              242                --              242
                                                         ------------             ----       -----------             ----

       Income before income taxes..................            38,842           16,394                --           55,236

   Income taxes....................................            14,397            6,183                --           20,580
                                                               ------            -----        ----------           ------

       Net income..................................     $      24,445    $      10,211     $          --    $      34,656
                                                               ======           ======        ==========           ======

   Net income per common share:
       Basic.......................................     $        1.15    $        1.28     $          --    $        0.90
       Diluted.....................................              1.13             1.23                --             0.87

   Average shares outstanding:
       Basic.......................................        21,284,266        7,959,766                --       38,596,757
       Diluted.....................................        21,684,732        8,285,260                --       39,705,173

See notes to the unaudited pro forma condensed consolidated financial information.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          Year Ended December 31, 1997
                    (Dollars in thousands, except share data)


                                                                                                               Pro Forma
                                                        Carolina First        Anchor         Adjustments        Combined
                                                        --------------        ------         -----------        --------

Interest income....................................     $     144,237    $      83,137     $          --    $     227,374
Interest expense...................................            72,006           37,535                --          109,541
                                                               ------           ------      ------------          -------
   Net interest income.............................            72,231           45,602                --          117,833

Provision for loan losses..........................            12,108            2,534                --           14,642
                                                               ------            -----      ------------    -------------

   Net interest income after
       provision for loan losses...................            60,123           43,068                --          103,191

   Noninterest income..............................            20,400            9,161                --           29,561
   Noninterest expenses............................            58,587           35,627                --           94,214

   Equity in net income of unconsolidated
       subsidiary..................................                --               15                --               15
                                                          -----------              ---      ------------              ---

       Income before income taxes..................            21,936           16,617                --           38,553

   Income taxes....................................             7,896            5,935                --           13,831
                                                                -----            -----        ----------           ------

       Net income..................................     $      14,040    $      10,682     $          --    $      24,722
                                                               ======           ======        ==========           ======

   Net income per common share:
       Basic.......................................     $        1.00    $        1.36     $          --    $        0.79
       Diluted.....................................              0.99             1.29                --             0.77

   Average shares outstanding:
       Basic.......................................        14,046,599        7,869,812                --       31,163,440
       Diluted.....................................        14,232,643        8,255,862                --       32,189,143

See notes to the unaudited pro forma condensed consolidated financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The unaudited Carolina First and Anchor pro forma condensed consolidated financial information is based upon the following adjustments, reflecting the consummation of the merger using the pooling interests method of accounting. Actual amounts may differ from those reflected in the unaudited pro forma condensed consolidated financial information.

NOTE 1
Carolina First will exchange 2.175 shares of Carolina First common stock for each share of Anchor common stock outstanding immediately prior to the effective time of the merger. Shares expected to be issued in connection with the merger are as follows:

Shares of Anchor stock ....................................... 8,093,476
Exchange ratio ...............................................     2.175
Shares of Carolina First common stock to be issued ...........17,603,310

The following entry was made to the unaudited pro forma condensed consolidated balance sheet to reflect this transaction:

Common stock - Anchor ....................................... 54,148,000
      Common stock - Carolina First .........................        17,603,000
      Additional paid in capital - Carolina First ...........        36,545,000


NOTE 2
Carolina First anticipates one time merger-related charges of approximately $20 million ($17 million, net of tax effects in connection with the merger. Employee-related and professional fees associated with the transaction (including fixed financial advisory fees as well as attorneys' and accountants' fees) are expected to represent the largest portion of the expenses and charges. The impact of these adjustments, net of tax effects, has been reflected in the unaudited pro forma condensed consolidated balance sheet as of December 31, 1999, but has not been reflected in the unaudited pro forma condensed consolidated statements of income. The following adjusting entry was made to the unaudited pro forma condensed consolidated balance sheet to reflect this transaction.

Retained earnings .......................................  $  17,000,000
Other assets (deferred taxes) ...........................      3,000,000
     Other liabilities ..................................     20,000,000

                                CAPITAL ADEQUACY

         CAROLINA FIRST. The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. Under these guidelines, the minimum ratio of total capital to risk-weighted assets (including some off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be "Tier 1 capital," principally consisting of common shareholders' equity, noncumulative preferred stock, a limited amount of cumulative perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries, less certain goodwill items. The remainder (Tier 2 capital) may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum Tier 1 (leverage) capital ratio under which a bank holding company must maintain a minimum level of Tier 1 capital (as determined under applicable rules) to average total consolidated assets of at least 3% in the case of bank holding companies which have the highest regulatory examination ratios and are not contemplating significant growth or expansion. All other bank holding companies are required to maintain a ratio of at least 100 to 200 basis points above the stated minimum. At December 31, 1998, Carolina First was in compliance with both the risk-based capital guidelines and the minimum leverage capital ratio.

         PRO FORMA REGULATORY CAPITAL. The following tables set forth, for Carolina First Bank and for Carolina First Corporation, the regulatory capital position at December 31, 1999, on a historical basis as well as a pro forma basis assuming consummation of the acquisition. See "Pro Forma Combined Condensed Financial Information" on page 66.

CAROLINA FIRST BANK

                                                                                At December 31, 1999
                                                        ---------------------------------- ----------------------------------
                                                                   Historical                          Pro Forma
                                                        ---------------------------------- ----------------------------------
                                                                               (Dollars in thousands)

Shareholders' equity...............................     $   309,224            10.50%      $   397,728             9.59%
                                                            =======            =====           =======             ====

Regulatory capital
Tier 1 risk-based:
    Actual.........................................     $   218,758             9.47%      $   312,755             9.69%
    Required*......................................          92,434             4.00           129,063             4.00
                                                             ------             ----           -------             ----
    Excess.........................................     $   126,324             5.47%      $  183,692              5.69%
                                                            =======             ====          ========             ====

Total risk-based:
    Actual.........................................     $   237,460            10.28%      $   345,881            10.72%
    Required*......................................         184,869             8.00           258,125             8.00
                                                            -------             ----           -------             ----
    Excess.........................................     $    52,591             2.28%      $   87,756              2.72%
                                                             ======             ====           =======             ====

Leverage:
    Actual.........................................     $   218,758             8.33%      $   312,755             8.13%
    Required*......................................         105,108             4.00          153,961              4.00
                                                            -------             ----          --------             ----
    Excess.........................................     $   113,650             4.33%      $  158,794              4.13%
                                                            =======             ====          ========             ====

Total risk-based assets............................     $ 2,310,861                        $3,226,563
                                                          =========                         =========

    Total assets...................................     $ 2,944,653                        $ 4,145,396
                                                          =========                          =========

*For capital adequacy purposes

CAROLINA FIRST CORPORATION
                                                                                At December 31, 1999
                                                        ---------------------------------- ----------------------------------
                                                                   Historical                          Pro Forma
                                                        ---------------------------------- ----------------------------------
                                                                               (Dollars in thousands)
Shareholders' equity...............................     $   409,817            11.51%      $  483,590             10.13%
                                                            =======            =====          ========            =====

Regulatory capital
Tier 1 risk-based:
    Actual.........................................     $   275,776            10.00%      $   370,966            10.09%
    Required*......................................         110,313             4.00           147,077             4.00
                                                            -------             ----           -------             ----
    Excess.........................................     $   165,463             6.00%      $  223,889              6.09%
                                                            =======             ====          ========             ====

Total risk-based:
    Actual.........................................     $   325,355            11.80%      $   440,469            11.98%
    Required*......................................         220,628             8.00          294,153              8.00
                                                            -------             ----          --------             ----
    Excess.........................................     $   104,727             3.80%      $  146,316              3.98%
                                                        ----=======             ====          ========            =====

Leverage:
    Actual.........................................     $   275,776             7.98%      $   370,966             7.92%
    Required*......................................         138,170             4.00          187,237              4.00
                                                            -------             ----          --------             ----
    Excess.........................................     $   137,606             3.98%      $  183,729              3.92%
                                                            =======             ====          ========             ====

Total risk-based assets............................     $ 2,757,822                        $3,676,914
                                                          =========                         =========

    Total assets...................................     $ 3,561,888                        $ 4,771,731
                                                          =========                          =========

*For capital adequacy purposes

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

At the effective time, the shares of Anchor common stock will be converted into shares of Carolina First common stock with the exception of fractional shares, which will be exchanged for cash. Accordingly, shareholders of Anchor will become shareholders of Carolina First, and their rights as Carolina First shareholders will be determined by Carolina First's Articles of Incorporation and Bylaws. The rights of Carolina First shareholders differ from the rights of Anchor's shareholders with respect to various matters, including the required shareholder votes as to mergers, consolidations, exchanges, sales of assets or dissolution, removal of directors and amendments to the articles of incorporation, nomination of directors, and statutory and other restrictions on business combinations and control share acquisitions.

A comparison of the respective rights of Anchor's shareholders and Carolina First's shareholders with respect to these matters is set forth immediately below. A description of the Carolina First common stock is set forth below under "CAROLINA FIRST CORPORATION CAPITAL STOCK."

GENERAL

Both Carolina First and Anchor are South Carolina corporations subject to the provisions of the South Carolina Business Corporation Act of 1988, as amended ("SCBCA"). As a result, provisions relating to matters like action by shareholders without a meeting, dissenters' or appraisal rights, related party transactions and director conflict of interest transactions, shareholder inspection rights, dividends and dissolution are similar for both companies. Shareholders of Anchor will, upon consummation of the Merger become shareholders of Carolina First. The rights of such shareholders will thus be governed by the Articles of Incorporation and Bylaws of Carolina First.

Set forth below are the material differences between the rights of an Anchor shareholder under the Anchor Articles of Incorporation and Bylaws, on the one hand, and the rights of a Carolina First shareholder under the Carolina First Articles of Incorporation and Bylaws, on the other hand.

The following summary does not reflect any rules of Nasdaq that may apply to Anchor or Carolina First in connection with the matters discussed. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to the SCBCA and the constituent documents of each corporation.

AUTHORIZED CAPITAL

ANCHOR. The authorized capital stock of Anchor consists of 50,000,000 shares of Anchor common stock (no par value per share). As of March [___], 2000, Anchor had [___] shares of common stock outstanding.

CAROLINA FIRST. The authorized capital stock of Carolina First consists of 100,000,000 shares of Carolina First common stock (par value $1 per share) and 10,000,000 shares of Carolina First preferred stock. As of March [___], 2000, Carolina First had [___] shares of common stock outstanding and no shares of preferred stock outstanding.

AMENDMENT OF ARTICLES/ARTICLES OF INCORPORATION OR BYLAWS

ANCHOR. The SCBCA permits a corporation's board of directors acting by majority vote at a meeting in which a quorum is present to amend the corporation's articles of incorporation unless the SCBCA or the corporation's articles of incorporation or bylaws specify otherwise. The SCBCA also permits a corporation's shareholders to amend its articles if shareholders holding 10% of the voting shares propose an amendment to the board of directors and two-thirds of the shareholders vote to approve the amendment. Pursuant to Anchor's Articles of Incorporation, the approval of 80% of Anchor's shareholders entitled to vote thereon is required to amend certain provisions of the Articles of Incorporation. The approval of a majority of Anchor's shareholders entitled to vote thereon is required to amend, add to or repeal in whole or in part its Bylaws, except that Anchor's Bylaws may also be amended, added to or repealed by a majority vote of the Anchor Board of Directors.

CAROLINA FIRST. Carolina First's Articles of Incorporation require an 80% affirmative vote of shareholders entitled to vote thereon to amend provisions of its Articles of Incorporation relating to the following issues unless 80% of the directors approve the amendment:

o supermajority voting requirements to approve certain mergers, sales or exchanges of assets or stock exchanges (See "-- Shareholder Voting in Certain Business Combinations" on page 77);

o provisions regarding the Board of Directors' powers to evaluate proposals for business combinations;

o    provision of notice requirements for shareholder nominations of directors;

o    supermajority voting requirements for removal of directors without cause;

o    provision of staggered terms for three classes of directors; and

o    supermajority voting provisions for dissolution of Carolina First.

If 80% of the directors approve amendments pertaining to the Articles of Incorporation listed above, then only a 2/3 affirmative vote of shareholders is needed to approve the amendments.

Carolina First's Board of Directors may amend or repeal its Bylaws unless:

o the articles of incorporation or the SCBCA reserve this power exclusively to shareholders;

o Carolina First shareholders in adopting, amending or repealing any bylaw provide expressly that the board of directors may not amend that bylaw; or


o the bylaw either established, amends or deletes a supermajority shareholder quorum or voting requirement.

Amendments to the Bylaws by the Board of Directors must be proposed at a meeting of the Board of Directors prior to the meeting at which such amendments are adopted. Carolina First's Bylaws may also be amended by a majority vote of Carolina First shareholders.

SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS

ANCHOR. The SCBCA permits the number of directors to be set in the articles of incorporation or bylaws. If there are nine or more directors, the SCBCA permits division of the directors into two or three classes, each as nearly as possible equal in number, with one class being elected annually. The SCBCA requires a shareholder vote to change the number of directors by more than 30% of the existing number of directors. If a corporation's articles or bylaws permit, the current board may vote to increase or decrease the number of directors by 30% or less. Anchor's articles of incorporation permit a board of directors of up to 20 persons, and the bylaws permit the majority of the full board to increase the board up to the maximum of 20 members. The articles of incorporation and the bylaws provide for division of the directors into three classes with staggered terms of three years each. In addition, Anchor's bylaws provide that directors must be shareholders who are at least 30 years old but not more than 70 years old. The board of directors may nominate former directors over the age of 70 for election by the shareholders as "advisory directors"; advisory directors may attend board meetings but have no voting powers and none of the responsibilities or liabilities of active directors.

CAROLINA FIRST. Carolina First's Bylaws permit the Board of Directors to add to or reduce the number of directors. Carolina First's Articles of Incorporation divide the Carolina First Board into three classes. The Bylaws provide that either the Board of Directors or the shareholders may change the number of directors on the Board. There are currently 12 directors, but this proxy statement/prospectus proposes to increase that number to 17. The SCBCA permits cumulative voting for directors; however, the Carolina First Articles of Incorporation provide that there will be no cumulative voting for directors.

SHAREHOLDER NOMINATION OF DIRECTORS

ANCHOR. Under the SCBCA, directors are elected at the annual shareholders' meeting (except for directors with staggered terms whose terms have not expired), and either shareholders or the board of directors may fill vacancies on the board of directors.

CAROLINA FIRST. Under Carolina First's Bylaws, shareholders entitled to vote to elect directors may nominate directors for election. Nominations must be received at the principal executive offices of Carolina First no later than 30 days and no earlier than 60 days before the annual meeting at which directors are elected. Nominations must conform to informational requirements stated in the Bylaws. Holders of Carolina First preferred stock may elect directors under specified circumstances.

REMOVAL OF DIRECTORS BY SHAREHOLDERS

ANCHOR. In accordance with the Anchor Bylaws, any or all of the directors may be removed with or without cause (as defined in Anchor's Articles of Incorporation) by a majority vote of the shareholders or with cause by a majority vote of the entire board of directors.

CAROLINA FIRST. In accordance with the Carolina First Articles of Incorporation, except for directors elected under specified circumstances by holders of Carolina First preferred stock, any director or the entire board of directors of Carolina First may be removed without cause by an affirmative vote of at least 80% of the outstanding shares of capital stock. A majority of a quorum of shareholders present at a meeting may remove a director or the entire board of directors for cause.

DIRECTOR EXCULPATION

ANCHOR. In accordance with the SCBCA, the Anchor Articles of Incorporation provide for the elimination of personal liability of each director of Anchor except:

o for any breach of the director's duty of loyalty to Anchor or its shareholders,

o for acts or omissions not made in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law,

o    for improper distributions, or

o for any transaction from which a director derived an improper personal benefit.

CAROLINA FIRST. As noted above, the SCBCA permits corporations to eliminate or limit the personal liability of directors except for the four circumstances listed above. Neither the Carolina First Articles of Incorporation nor the Carolina First Bylaws have any provisions providing for the elimination of personal liability of directors.

DIRECTOR AND OFFICER INDEMNIFICATION

ANCHOR AND CAROLINA FIRST. Under the SCBCA, generally a corporation may indemnify a past or present director against liability incurred in a proceeding if:

o    the director conducted himself in good faith,

o the director reasonably believed (a) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interest, and (b) in all other cases, that his or her conduct was at least not opposed to its best interest, and

o in the case of any criminal proceedings, the director had no reasonable cause to believe his or her conduct was unlawful.

However, a corporation may not indemnify a director:

o in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation, or

o in connection with any other proceeding charging improper personal benefit to him or her in which he or she is adjudged liable on the basis that personal benefit was improperly received by him or her.

Under the SCBCA, unless limited by the articles of incorporation, a corporation shall indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she is party because he or she is or was a director against reasonable expenses incurred by him or her in connection with the proceeding. A corporation may pay in advance for the reasonable litigation expenses of a director if:

o the director furnishes the corporation a written affirmation of his good faith belief that he or she has met the applicable standard of conduct,

o the director furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, and

o a determination is made that the facts then known to those making the determination would not preclude indemnification.

Such determination, as well as any determination that indemnification shall be paid, must be made in one of the following ways:

o by a majority vote of a quorum of the board of directors consisting of directors not at the time parties to the proceeding,

o if a quorum cannot be obtained, by majority vote of a committee designated by the board of directors, consisting solely of two or more directors not at the time parties to the proceeding,

o by special legal counsel selected by the board of directors or its committee in the manner prescribed above, or if a quorum of the board of directors cannot be obtained and a committee cannot be designated, selected by majority vote of the full board of directors, or

o by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

Under the SCBCA, an officer is entitled to the benefit of the same indemnification provisions as apply to directors, but in addition a corporation may indemnify and advance expenses to an officer who is not a director to the extent, consistent with public policy, provided by the corporation's articles of incorporation, the corporation's bylaws, general or specific action of the board of directors, or contract. Unless the corporation's articles of incorporation provide otherwise, the SCBCA permits a court in certain circumstances to order the payment of indemnification to a director, whether or not he met the applicable standard of conduct, if the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

The SCBCA permits a corporation to purchase and maintain insurance on behalf of any officer or director against any liability, whether or not the corporation would have the power to indemnify such officer or director against such liability.

Anchor's Bylaws provide that any person may be indemnified for reasonable expenses actually incurred in connection with proceedings in which he or she is made party by reason of being a director of Anchor, except that there will be no indemnification if the director is adjudged guilty or liable for gross negligence, willful misconduct or criminal acts. In addition, there will be no indemnification if there is a compromise settlement without the approval of a court of competent jurisdiction, a majority of shareholders or a majority of disinterested directors.

Carolina First's Articles of Incorporation provide that a director of the corporation is not ersonally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director:

o for any breach of the director's duty of loyalty to the corporation or its shareholders,

o for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law,

o imposed under Section 33-8-330 of the SCBCA (improper distribution to shareholder), or

o for any transaction from which the director derived an improper personal benefit.

The Carolina First Bylaws provide for indemnification of officers and directors for expenses and for the advancement of expenses to the maximum extent permitted by applicable law.

SHAREHOLDER MEETINGS

ANCHOR. Anchor has annual meetings , and pursuant to Anchor's Bylaws, it may have special meetings called by the president, the chairman of the Board of Directors, a majority of the Board of Directors or by the holders of not less than 1/10 of the shares entitled to vote at such meeting. The Board of Directors chooses the place of meetings. Anchor must mail written notice of meetings to shareholders of record no less than 10 days and no more than 50 days before the meeting. Pursuant to the SCBCA, the record date must be no more than 70 days before the date on which shareholders are to take action.

CAROLINA FIRST. Carolina First has annual meetings, and pursuant to Carolina First's Bylaws, it may have special meetings called by the President, the board of directors, or by request of holders of one-tenth of all outstanding votes of the corporation entitled to be cast on any issue at the meeting. The board of directors chooses the place of meetings. Except as described below for shareholder-requested special meetings, the board of directors must send Carolina First shareholders written notice of meetings not more than 60 and not less than 10 days before the date of the meeting. The board of directors may set the record date for shareholders entitled to vote at a meeting 70 days in advance of the meeting. If the board of directors does not set a record date, the Bylaws list default record dates for various types of meetings and business.

If shareholders wish to request a special meeting, they must first give written notice to the secretary of the corporation requesting that a record date be fixed. The board of directors must fix the record date within 10 days of receipt of the request. Carolina First must receive, within 60 days of the record date, written requests from the requisite 10% of shareholders requesting the special meeting for the shareholder request to be valid. If an adequate number of valid written requests are received, the board of directors must set a new record date for the special meeting and give notice of the meeting to shareholders within 30 days of the date on which the 10% written request requirement was satisfied.

Shareholders may propose business for shareholder meetings. Shareholders must deliver notice of their proposals to the principal place of business of Carolina First no more than 90 days and no less than 60 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the annual meeting is more than 30 days before or 60 days after the anniversary of the previous annual meeting, notice of shareholder proposals must be delivered no more than 90 and no less than 60 days prior to the meeting or no later than the 10th day following the announcement of the meeting. The notice must meet certain requirements specified in the Bylaws.

SHAREHOLDER VOTING IN GENERAL

Shareholder action requires a quorum of shares entitled to vote. Unless the SCBCA, a corporation's articles of incorporation or its bylaws require otherwise, the SCBCA states that a majority of shares entitled to vote constitutes a quorum and an affirmative vote of a majority of shares present suffices to approve any proposed action. If a separate vote by class or classes is required, a majority of the outstanding shares of that class or classes constitutes a quorum and a majority of shares of that class or classes present suffices to approve any proposed action.

Anchor's Articles of Incorporation require the approval of 80% of Anchor's shareholders entitled to vote thereon to amend some of the provisions of the Articles of Incorporation.

Carolina First's Bylaws provide that a bylaw adding, changing or deleting a supermajority quorum or voting requirement must be approved by the same vote and voting groups required to take action under the bylaws as then in effect or as in the proposed amendment, whichever requires a greater quorum and/or vote for approval.

SHAREHOLDER VOTING IN CERTAIN BUSINESS COMBINATIONS

Under the SCBCA, a plan of merger must generally be approved by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast on the plan regardless of the class or voting group to which the shares belong, and two-thirds of the votes entitled to be cast on the plan within each voting group entitled to vote as a separate voting group on the plan. A corporation's articles of incorporation may require a lower or higher vote for approval, but the required vote must be at least a majority of the votes entitled to be cast on the plan by each voting group entitled to vote separately on the plan.

Under the SCBCA, to authorize the sale, lease, exchange or other disposition of all or substantially all of the property of a corporation, other than in the usual and regular course of business, or to voluntarily dissolve the corporation, South Carolina law requires the affirmative vote of at least two-thirds of all the votes entitled to be cast on the transaction. A corporation's articles of incorporation may require a lower or higher vote for approval, but the required vote must be least a majority of all the votes entitled to be cast on the transaction.

Anchor's Articles of Incorporation provide that an affirmative vote of at least 80% of shareholders is required in the event that the Board of Directors does not recommend to the shareholders a vote in favor of:

o    a merger or consolidation of Anchor with any entity, or

o a sale, exchange or lease of all or substantially all of the assets of Anchor to any entity.


The Carolina First Articles of Incorporation alter the default rules of the SCBCA to require the affirmative vote of 80% of the outstanding stock of Carolina First entitled to vote for approval of the following actions unless 80% of the directors of Carolina First have approved the action:

o a merger of Carolina First or any of its subsidiaries with any other corporation;

o the sale or exchange of all or a substantial part of Carolina First's assets to or with any other corporation; or

o the issue or delivery of Carolina First stock or other Carolina First securities in exchange or payment for properties or assets of or securities issued by any other corporation.

Transactions solely between Carolina First and another corporation are excluded from this 80% approval requirement if Carolina First owns 50% or more of the other corporation's voting stock.

CHANGE IN CONTROL, BUSINESS COMBINATIONS AND ANTI-TAKEOVER PROVISIONS

South Carolina's legislation respecting Control Share Acquisitions (as defined in the SCBCA) and Business Combinations (as defined herein) was enacted in 1988. The South Carolina Control Share Acquisition law applies to several categories of South Carolina corporations, including any South Carolina corporation, such as Carolina First and Anchor, that has a class of voting shares registered with the SEC under Section 12 of the Exchange Act, has a principal place of business, its principal office or substantial assets in South Carolina and has a specified shareholder presence in South Carolina. The South Carolina Business Combination Law applies to certain South Carolina corporations, such as Carolina First and Anchor, and certain non-South Carolina corporations that have a significant presence in South Carolina.

SOUTH CAROLINA CONTROL SHARE ACQUISITIONS LAW. Unless a corporation has opted out of the provisions of the South Carolina statute before the "control share acquisition" in question through an amendment to its articles of incorporation or bylaws, "control shares" of the corporation acquired in a "control share acquisition" have no voting rights unless and until granted by resolution approved by a majority of the shares of each voting group, excluding all "interested shares." "Interested shares" are shares of the corporation voted by an acquiring person or a member of a group with respect to a "control share acquisition," any officer of the corporation or any employee of the corporation who is also a director of the corporation.

If authorized by such a corporation's articles of incorporation or bylaws before a "control share acquisition" has occurred, "control shares" acquired in a "control share acquisition" may under certain circumstances be subject to redemption by the corporation at the fair value thereof.

Unless otherwise provided in such a corporation's articles of incorporation or bylaws before a "control share acquisition" has occurred, if "control shares" acquired in a "control share acquisition" are accorded full voting rights which will constitute a majority or more of all voting power, all shareholders of the corporation have dissenters' rights to receive fair value for their shares.

For purposes of the Control Share Acquisition law, "control shares" are shares, the acquisition of which would give a person, acting alone or with a group, the power to exercise one of the following amounts of voting power in an election of directors:

o    one-fifth or more but less than one-third of all voting power,

o    one-third or more but less than a majority of all voting power or

o    a majority or more of all voting power.

For purposes of the law, a "control share acquisition" means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares". Among certain other circumstances, a "control share acquisition" is deemed not to occur when the share acquisition is pursuant to a merger or plan of share exchange where the corporation is a party to the agreement of merger or plan of share exchange. Accordingly, the statute would not, by its terms, apply to the merger agreement.

SOUTH CAROLINA BUSINESS COMBINATION LAW. The law prohibits specified "business combinations" with "interested shareholders" unless certain conditions are satisfied. The act defines an "interested shareholder" as any person (other than the corporation or any of its subsidiaries) that:

o beneficially owns 10% or more of the corporation's outstanding voting shares or

o at any time within the preceding two-year period beneficially owned 10% of the voting power of the corporation's outstanding shares and is an affiliate or associate of the corporation.

Excluded from the statute's coverage is any "business combination" with any person that beneficially owned in excess of 10% of the corporation's voting shares prior to April 23, 1988.

Covered business combinations with interested shareholders or an affiliate or associate of an interested shareholder include, among other transactions:

o    merger of the corporation;

o sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having a value equal to 10% or more of the value of all assets of the corporation, the value of all outstanding shares of the corporation, or the earning power or net income of the corporation;

o transfer of shares of the corporation equaling 5% or more of the market value of all outstanding shares of the corporation; and

o dissolution or liquidation of the corporation proposed by or under an arrangement with an interested shareholder or its affiliate or associate.

Covered business combinations are prohibited unless:

o the board of directors of the corporation approved of the business combination before the interested shareholder became an interested shareholder;

o a majority of shares not beneficially owned by the interested shareholder approved the combination; and

o    certain transactional requirements are met.

Covered business combinations are prohibited for two years after an interested shareholder becomes interested unless the board of directors of the corporation approved of the business combination before the interested party became interested.

Neither Anchor nor Carolina First has opted out of coverage of either the South Carolina Control Shares Acquisition law or the South Carolina Business Combination law.

RIGHTS PLAN. Carolina First has adopted a Shareholders' Rights Plan, discussed below, which may serve to impede certain takeovers not favored by the Carolina First board of directors.


                          CAROLINA FIRST CAPITAL STOCK

COMMON STOCK

Carolina First has 100,000,000 shares of common stock authorized, of which [___] shares were outstanding as of March [___], 2000. The holders of the Carolina First common stock are entitled to dividends when, as and if declared by the Board of Directors in their discretion out of funds legally available therefor. The principal source of funds for Carolina First is dividends from its subsidiaries. Carolina First's subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay. All outstanding shares of Carolina First common stock are fully paid and nonassessable. No holder of Carolina First common stock has any redemption or sinking fund privileges, any preemptive or other rights to subscribe for any other shares or securities, or any conversion rights. In the event of liquidation, the holders of Carolina First common stock are entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them, subject to the rights of any senior stock which may be issued in the future. Holders of the Carolina First common stock are entitled to one vote per share.

PREFERRED STOCK

Carolina First has 10,000,000 shares of "blank check" preferred stock authorized ("Preferred Stock"), none of which is outstanding. Carolina First's Board of Directors has the sole authority, without shareholder vote, to issue shares of authorized but unissued Preferred Stock to whomever and for whatever purposes it, in its sole discretion, deems appropriate. The relative rights, preferences and limitations of the Preferred Stock are determined by Carolina First's Board of Directors in its sole discretion. Among other things, the Board may designate with respect to the Preferred Stock, without further action of the shareholders of Carolina First, the dividend rate and whether dividends shall be cumulative or participating or possess other special rights, the voting rights, Carolina First's rights and terms of redemption, the liquidation preferences, any rights of conversion and any terms related thereto, and the price or other consideration for which the Preferred Stock shall be issued. The Preferred Stock could be utilized by Carolina First to impede the ability of third parties who attempt to acquire control of Carolina First without the cooperation of Carolina First's Board of Directors.

CERTAIN MATTERS

SHAREHOLDERS' RIGHTS AGREEMENT. In 1993, the Carolina First Board of Directors adopted a Shareholders' Rights Agreement, which was subsequently amended and restated in December 1996 ("Rights Agreement"). Under the Rights Agreement, the Board of Directors declared a distribution of one common stock purchase right (a "Right") for each outstanding share of Carolina First common stock outstanding on November 23, 1993 and each share to be issued by Carolina First thereafter. Each Right entitles the registered holder to purchase from Carolina First one-half share of Carolina First common stock at a cash exercise price of $30.00, subject to adjustment.

Initially, the Rights are not exercisable and no separate right certificates are distributed. However, the Rights will separate from the Carolina First common stock and a "Distribution Date" will occur upon the earlier of:

o the close of business on the 10th calendar day after the Share Acquisition Date (as defined below), or

o the close of business on the 10th business day after the date of:

  o the commencement, by any person, other than an "exempt person", of, or

  o the first public announcement of the intention of any person (other than an exempt person) to commence, a tender or exchange offer if, upon consummation thereof, such person would be an Acquiring Person (defined as a person or group which has acquired beneficial ownership of 20% or more of the outstanding shares of the Carolina First common stock) (the date of said announcement being referred to as the "Share Acquisition Date").

Until the Distribution Date, the Rights will be evidenced by the Carolina First common stock certificates and will be transferred with and only with such certificates, and the surrender for transfer of any certificates for Carolina First common stock will also constitute the transfer of the Rights associated with the Carolina First common stock represented by such certificate. The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 18, 2006, unless previously redeemed by Carolina First as described below. As soon as practicable after the Distribution Date, rights certificates will be mailed to holders of record of Carolina First common stock as of the close of business on the Distribution Date and, thereafter, the separate rights certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Carolina First common stock issued prior to the Distribution Date will be issued with Rights.

ln the event that:

o a person acquires beneficial ownership of 20% or more of the Carolina First common stock,
o Carolina First is the surviving corporation in a merger with an Acquiring Person or any Affiliate or Associate (as defined in the Rights Agreement) and the Carolina First common stock is not changed or exchanged,
o an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, or
o an event occurs which results in an Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split),

proper provision will be made so that each holder of a Right will thereafter have the right to receive upon exercise thereof at the then current exercise price, that number of shares of Carolina First common stock (or in certain circumstances, cash, property, or other securities of Carolina First) having a market value of two times such exercise price. However, the Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable as set forth below. Notwithstanding any of the foregoing, Rights that are or were beneficially owned by an Acquiring Person shall become null and void.

In the event that following the Share Acquisition Date:

o Carolina First is acquired in a merger or other business combination transaction, or
o 50% or more of Carolina First's assets or earning power is sold,

each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Right. At any time after any person becomes an Acquiring Person and prior to such time such Acquiring Person, together with its Affiliates and Associates, becomes the Beneficial Owner of 50% or more of the outstanding Carolina First common stock, the Board of Directors may exchange the Rights (other than Rights which have become void), in whole or in part, at the exchange rate of one share of Carolina First common stock per Right, subject to adjustment as provided in the Rights Agreement.

The exercise price payable, and the number of shares of Carolina First common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:

o in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Carolina First common stock,
o if holders of the Carolina First common stock are granted certain rights or warrants to subscribe for Carolina First common stock or securities convertible into Carolina First common stock at less than the current market price of the Carolina First common stock, or
o upon the distribution to holders of the Carolina First common stock of evidence of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

The Rights may be redeemed in whole, but not in part, at a price of $.001 per Right (payable in cash, Carolina First common stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors at any time prior to a Share Acquisition Date or the final expiration Date of the Rights (whichever is earlier); provided that under certain circumstances, the Rights may not be redeemed unless there are Disinterested Directors (as defined in the Rights Agreement) in office and such redemption is approved by a majority of such Disinterested Directors. After the redemption period has expired, Carolina First's right of redemption may be reinstated upon the approval of the Board of Directors if an Acquiring Person reduces his beneficial ownership to 15% or less of the outstanding shares of Carolina First common stock in a transaction or series of transactions not involving Carolina First and there are no other Acquiring Persons. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

Any of the provisions of the Rights Agreement may be amended by the Board of Directors of Carolina First prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement, other than those relating to the principal economic terms of the Rights, may be amended by the Board to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement. Amendments adjusting time periods may, under certain circumstances, require the approval of a majority of Disinterested Directors, or otherwise be limited. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Shareholder Rights Agreement, a copy of which has been included in Carolina First's public filings with the SEC.

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
MANAGEMENT CONTRACTS. Carolina First has entered into Noncompetition, Severance and Employment Agreements with all of its senior executive officers. These agreements set forth general provisions regarding compensation, confidentiality, termination and noncompetition. However, they also provide that in the event that the named executive's employment with Carolina First is voluntarily or involuntarily terminated after a "change in control" (as defined in such agreement), then, except in very limited instances, the named executive becomes entitled to receive immediately amounts substantially equal to three years' compensation (including bonus compensation).

BOARD OF DIRECTORS.

CLASSIFICATION OF BOARD OF DIRECTORS. Carolina First's Board of Directors currently consists of twelve persons. Pursuant to this proxy statement/prospectus, Carolina First is requesting that its shareholders approve an increase in the board to 17 members. In accordance with its Articles of Incorporation, whenever the Board consists of nine or more persons, the Board shall be divided into three classes of directors (with each class having as close to an equal number as possible). The members of each class are elected for staggered three-year terms. The staggering of Board terms has the effect of making it more difficult to replace current Directors than would otherwise be the case. Accordingly, unless the shareholders vote to remove one or more Directors as described below, it would take three annual meetings for shareholders to change the members of the entire Board of Directors. Carolina First's Articles of Incorporation also provide that any shareholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the Secretary of Carolina First at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the Board of Directors.

REMOVAL OF DIRECTORS. Carolina First's Articles of Incorporation require the affirmative vote of the holders of not less than 80% of the outstanding voting securities of Carolina First to remove any Director or the entire Board of Directors without cause. Directors may be removed for cause as provided under South Carolina law.

LIMITATION OF DIRECTOR LIABILITY. The members of the Board of Directors of Carolina First are exempt under Carolina First's Articles of Incorporation from personal monetary liability to the extent permitted by Section 33-2-102(e) of the SCBCA. This statutory provision provides that a director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director:

o for any breach of the director's duty of loyalty to the corporation or its shareholders,
o for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law,
o imposed under Section 33-8-330 of the SCBCA (improper distribution to shareholder), or
o for any transaction from which the director derived an improper personal benefit.

EVALUATION OF PROPOSED BUSINESS COMBINATIONS. Carolina First's Articles of Incorporation provide that the Board of Directors, when evaluating any proposed business combination with Carolina First, shall give due consideration to all relevant factors, including without limitation, the social, legal, environmental and economic effects on the employees, customers, suppliers and other constituencies of Carolina First, and on its subsidiaries, the communities and geographical areas in which Carolina First and its subsidiaries operate or are located, and on any of the businesses and properties of Carolina First or any of its subsidiaries, as well as such other factors as the directors deem relevant, and not only the consideration being offered in relation to the then current market price for Carolina First's outstanding shares, but also in relation to the then current value of Carolina First in a freely-negotiated transaction and in relation to the Board of Directors' estimate of the future value of Carolina First (including the unrealized value of its properties and assets) as an independent going concern.

VOTING.

VOTING FOR DIRECTORS. Carolina First's Articles of Incorporation provide that shareholders may not cumulate votes for the election of directors. Accordingly, holders of more than 50% of the shares voting at the election of directors can elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares (less than 50%) voting are not able to elect any board members. In cases where there are more nominees for Directors than positions available, the nominees receiving the largest number of votes are elected.

SUPERMAJORITY VOTING REQUIREMENTS. Carolina First's Articles of Incorporation require the affirmative vote of holders of at least 80% of the outstanding stock of Carolina First entitled to vote for approval before Carolina First may:

o merge or consolidate with any other corporation,

o sell or exchange all or a substantial part of its assets to or with any other corporation, or

o issue or deliver any stock or other securities of its issue in exchange or payment for any properties or assets of any other corporation, or securities issued by any other corporation, or in a merger of any subsidiary of Carolina First with or into any other corporation (the foregoing being hereinafter referred to as a "business combination").

This 80% supermajority is reduced to the percentage required by applicable law if such business combination was approved (or adopted) and recommended without condition by the affirmative vote of at least 80% of the directors. The Articles of Incorporation expressly permit the Board of Directors to condition its approval (or adoption) of any business combination upon the approval of holders of 80% of the outstanding stock of Carolina First entitled to vote on such business combination. The 80% supermajority provision is not applicable to any transaction solely between Carolina First and another corporation, 50% or more of the voting stock of which is owned by Carolina First. Under present South Carolina law, a merger or the sale of substantially all the assets requires the approval of holders of at least two-thirds of the outstanding shares entitled to vote. The amendment of the foregoing business combination provisions requires the approval of holders of 80% of the outstanding shares entitled to vote. The foregoing supermajority voting provision could impede the ability of third parties who attempt to acquire control of Carolina First without the cooperation of Carolina First's Board of Directors.

CONTROL SHARE ACQUISITION/BUSINESS COMBINATION STATUTES. The SCBCA has business combination and control share acquisition statutes which may serve to impede takeovers not favored by management. See "Comparative Rights of Shareholders -- Change in Control, Business Combinations and Anti-Takeover Provisions" on page 78.

TRANSFER AGENT. The transfer agent for the Carolina First common stock is Reliance Trust Company, Atlanta, Georgia.

DIVIDEND REINVESTMENT PLAN. Carolina First has in place a dividend reinvestment plan with respect to the Carolina First common stock. As set forth in the plan, holders of such shares may elect to receive Carolina First common stock in lieu of receiving the cash dividends to which such holder may otherwise be entitled. The plan also provides for purchases of Carolina First common stock through optional cash payments.

                           FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking statements with respect to the financial condition, results of operations and business of Carolina First. These statements may be made directly in this document or may be incorporated in this document by reference to other documents and may include statements for the period following the consummation of the merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include the following possibilities:

o combining the businesses of Carolina First and Anchor may cost more than we expect;

o integrating the businesses of Carolina First and Anchor and retaining key personnel may be more difficult than we expect;

o our revenues after the merger may be lower than we expect, or our operating costs may be higher than we expect;

o expected cost savings from the merger may not be fully realized or may not be realized within the expected time frame;

o    we may lose more business or customers after the merger than we expect;

o there may be increases in competitive pressure among financial institutions;

o    changes in the interest rate environment may reduce interest margins;

o general economic conditions, either nationally or in some or all of the states in which the combined company will be doing business, or conditions in securities markets, may be less favorable than we currently anticipate; or

o    legislation or regulatory changes may adversely affect our business.


                                     EXPERTS

The consolidated financial statements of Carolina First and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the proxy statement/prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Anchor as of December 31, 1999 and for the year then ended, incorporated by reference herein and in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, incorporated by reference herein, in reliance upon the authority of said firm as experts in accounting and auditing.

Carolina First expects representatives of KPMG LLP to attend Carolina First's special meeting, and Anchor expects representatives of Arthur Andersen LLP to attend Anchor's special meeting. These representatives will have an opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to any appropriate questions you may have.

                     VALIDITY OF CAROLINA FIRST COMMON STOCK

The validity of the shares of Carolina First common stock to be issued in the merger will be passed upon for Carolina First by Wyche, Burgess, Freeman & Parham, P.A., Greenville, South Carolina.

                                  OTHER MATTERS

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
As of the date of this document, the Carolina First board of directors and the Anchor board of directors know of no matters that will be presented for consideration at the special meeting other than as described in this document. However, if any other matter shall come before the special meeting or any adjournments or postponements thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that may properly come before the special meeting; provided, however, that no proxy that is voted against the proposal to approve the merger agreement or the increase in, and issuance of, Carolina First authorized common stock will be voted in favor of any adjournment or postponement.

                       WHERE YOU CAN FIND MORE INFORMATION

Carolina First has filed with the SEC a registration statement under the Securities Act that registers the distribution to Anchor shareholders of the shares of Carolina First common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Carolina First and Carolina First common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

In addition, Carolina First and Anchor file reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the following locations of the SEC:

Public Reference Room      New York Regional Office     Chicago Regional Office
450 Fifth Street, N.W.     7 World Trade Center         Citicorp Center
Room 1024                  Suite 1300                   500 West Madison St.
Washington, D.C. 20549     New York, NY 10048           Suite 1400
                                                        Chicago, IL 60661-2511

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, like Carolina First and Anchor, who file electronically with the SEC. The address of the site is http://www.sec.gov.

You should also be able to inspect reports, proxy statements and other information about Carolina First and Anchor at the offices of the NASD, 20 Broad Street, New York, New York 10005. Also, Carolina First maintains a website at www.carolinafirst.com and Anchor maintains a website at www.anchorfinancialcorp.com.

The SEC allows Carolina First and Anchor to "incorporate by reference" information into this proxy statement/prospectus. This means that Carolina First and Anchor can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Carolina First and Anchor previously filed with the SEC. They contain important information about the companies and their financial condition.

Carolina First SEC Filings           Period/Filing Date
--------------------------           ------------------
Annual Report on Form 10-K           Year ended December 31, 1999
Current Report on Form 8-K           January 18, 2000

The descriptions of Carolina First common stock and rights set forth in Carolina First's registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such descriptions.

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
Anchor SEC Filings                   Period/Filing Date
------------------                   ------------------
Annual Report on Form 10-K           Year ended December 31, 1999
Current Report on Form 8-K           January 18, 2000

The descriptions of Anchor common stock and rights set forth in Anchor's registration statement on Form S-3 filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such descriptions.

Carolina First incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the Carolina First special meeting. Anchor incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/ prospectus and the date of the Anchor special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Carolina First has supplied all information contained or incorporated by reference in this document relating to Carolina First, as well as all pro forma financial information, and Anchor has supplied all information relating to Anchor.

Documents incorporated by reference are available from Carolina First and Anchor without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Carolina First Corporation                  Anchor Financial Corporation
Mary M. Gentry                              Investor Relations Department - Christie Truette
Treasurer                                   2002 Oak Street
Greenville, South Carolina 29601            Myrtle Beach, South Carolina 29577
Phone: (864) 255-4919                       Phone: (843) 946-3105

If you would like to request documents, please do so by April 15, 2000 to receive them before the special meeting. If you request any incorporated documents from Carolina First or Anchor, Carolina First or Anchor will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

Neither Carolina First nor Anchor has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                   APPENDICES

Annex A Agreement and Plan of Reorganization entered into as of January 10, 2000 by and among Carolina First, Carolina First Bank, Anchor and The Anchor Bank

Annex B Stock Option Agreement, dated as of January 10, 2000 between Carolina First and Anchor

Annex C           Opinion of The Robinson-Humphrey Company, LLC

Annex D           Opinion of The Orr Group

Annex E           Opinion of Salomon Smith Barney

Annex F           CFC Interim, Inc. Anticipated Balance Sheet

                      ANNEX A TO PROXY STATEMENT PROSPECTUS





                            REORGANIZATION AGREEMENT





                                  BY AND AMONG




                           CAROLINA FIRST CORPORATION,

                              CAROLINA FIRST BANK,


                          ANCHOR FINANCIAL CORPORATION,

                                       AND

                                 THE ANCHOR BANK





                          DATED AS OF JANUARY 10, 2000

         This REORGANIZATION AGREEMENT is entered into as of this 10th day of January, 2000 among Carolina First Corporation ("CFC"), a corporation organized and existing under the laws of the State of South Carolina, Carolina First Bank ("CFB"), a state banking corporation organized and existing under the laws of the State of South Carolina, Anchor Financial Corporation ("AFC"), a corporation organized and existing under the laws of the state of South Carolina, and The Anchor Bank ("AB"), a state banking corporation organized and existing under the laws of the state of South Carolina.

                                    RECITALS

         A. AFC is a South Carolina corporation headquartered in Myrtle Beach, South Carolina, and a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA").
         B. AB is a state bank headquartered in Myrtle Beach, South Carolina, and a wholly-owned subsidiary of AFC.
         C. CFC is a South Carolina corporation headquartered in Greenville, South Carolina, and a registered bank holding company under the BHCA.
         D. CFB is a South Carolina-chartered, non-member banking corporation headquartered in Greenville, South Carolina.
         E. The parties hereto desire that AFC be merged with and into a to-be-formed subsidiary of CFC (the "Corporate Merger"), all as more particularly set forth herein.
         F. The Boards of Directors of CFC and AFC have approved and in connection with the execution of this Reorganization Agreement, CFC and AFC will execute an agreement in the form attached hereto as Appendix E (the "Stock Option Agreement") whereby AFC will grant CFC an option to purchase shares of AFC Common Stock upon the terms and conditions provided in such agreement;
         G. Subsequent to the Corporate Merger, the parties desire that AB be merged with and into CFB (the "Bank Merger"), all as more particularly set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, CFC, CFB, AFC and AB hereby agree as follows:


                             SECTION I. DEFINITIONS

         1.1 ACQUISITION PROPOSAL. Acquisition Proposal shall have the meaning assigned to such term in Section 6.10 hereof.
         1.2 AB. The Anchor Bank, a state bank organized and existing under the laws of the state of South Carolina. Where the context permits, AB shall be deemed to include its subsidiaries.
         1.3 AFC. Anchor Financial Corporation, a corporation organized and existing under the laws of the state of South Carolina. In Section III hereof, where the context permits, AFC shall include its subsidiaries.
         1.4 AFC BENEFIT PLANS. All Benefit Plans, and all other material fringe benefit plans or programs, sponsored or maintained by AFC or AB or under which AFC or AB may be obligated.
         1.5 AFC COMMON STOCK. The common stock, no par value per share, of AFC.
         1.6 AFC SHAREHOLDER APPROVALS. This term shall mean, as the context may require, the duly authorized written consent of AFC to the Bank Merger and the approval by the requisite vote of the shareholders of AFC at the AFC Shareholders' Meeting of the Corporate Merger, all in accordance with this Reorganization Agreement and the Plan of Merger.
         1.7 AFC SHAREHOLDERS' MEETING. The meeting of AFC shareholders at which the Corporate Merger will be voted upon.

         1.8 ARTICLES OF MERGER. The Articles of Merger to be executed by (i) CFC and AFC and (ii) CFB and AB and in a form appropriate for filing with the Secretary of State of South Carolina, and relating to the effective consummation of the Mergers as contemplated by the Plan of Merger.
         1.9 BHCA. The Bank Holding Company Act of 1956, as amended.
         1.10 BANK MERGER. The merger described in Section 2.2.
         1.11 BENEFIT PLANS. All employee benefit plans within the meaning of
Section 3(3) of ERISA and any related or separate contracts, plans, trusts, annuities, programs, policies, arrangements, practices, customs and understandings that provide benefits of economic value to any present or former employee, or current or former beneficiary, dependent or assignee of any such employee or former employee.
         1.12 CERCLA. The Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq.
         1.13 CFB. Carolina First Bank, a South Carolina corporation and a wholly-owned subsidiary of CFC. Where the context permits, CFB shall be deemed to include its subsidiaries.
         1.14 CFC. Carolina First Corporation, a bank holding company headquartered in Greenville, South Carolina. Where the context permits, CFC shall be deemed to include its subsidiaries.
         1.15 CFC BENEFIT PLANS. All Benefit Plans, and all other material fringe benefit plans or programs, sponsored or maintained by CFC or CFB or under which CFC or CFB may be obligated.
         1.16 CFC COMMON STOCK. The common stock, par value $1.00 per share, of CFC.
         1.17 CFC SHAREHOLDER APPROVALS. This term shall mean, as the context may require, the duly authorized written consent of CFC to the Bank Merger and the approval by the requisite vote of the shareholders of CFC at the CFC Shareholders' Meeting of the Corporate Merger, all in accordance with this Reorganization Agreement and the Plan of Merger and the Subsidiary Plan of Merger.
         1.18 CFC SHAREHOLDERS' MEETING. The meeting of CFC shareholders at which the Corporate Merger will be voted upon.
         1.19 CLOSING; CLOSING DATE. The terms "Closing" and "Closing Date" shall have the meanings ascribed to them in Section 2.3 hereof.
         1.20 CODE. The Internal Revenue Code of 1986, as amended, including, if the context permits, the applicable regulations promulgated pursuant thereto.
         1.21 CONFIDENTIAL INFORMATION. The term "Confidential Information" shall mean all information of any kind concerning a party hereto that is furnished by such party or on its behalf pursuant to Section 6.1 hereof as a result of the transactions contemplated herein, except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the recipient of Confidential Information to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Reorganization Agreement), (iv) of which the recipient was in possession prior to disclosure thereof in connection with the Mergers, or (v) which was independently developed by the recipient without the benefit of Confidential Information.
         1.22 CORPORATE MERGER. The merger described in Section 2.1 hereof.
         1.23 DERIVATIVE CONTRACT. Any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on a balance sheet which is a derivative contract (including various combinations thereof).
         1.24 ERISA. The Employee Retirement Income Security Act of 1974, as amended.
         1.25 EFFECTIVE TIME. The date and time which the Mergers become effective as set forth in the Articles of Merger. Subject to the terms and conditions hereof, the Effective Time shall be such time on such date as CFC shall notify AFC in writing not less than five days prior thereto, which date shall not be more than 30 days after all conditions have been satisfied or waived in writing.
         1.26 EXCHANGE ACT. The Securities Exchange Act of 1934, as amended.
         1.27 FDIC. The Federal Deposit Insurance Corporation.
         1.28 FEDERAL RESERVE BOARD. The Board of Governors of the Federal Reserve System, or any successor thereto.
         1.29 FEDERAL RESERVE. The Federal Reserve Bank of Richmond acting under delegated authority from the Federal Reserve Board, or any successor thereto.
         1.30 GAAP. Generally accepted accounting principles consistently applied.
         1.31 INTERIM. CFC Interim, Inc. an interim subsidiary formed to effect the Corporate Merger.
         1.32 IRS. The Internal Revenue Service.
         1.33 KNOWLEDGE. When used in the phrase "to the knowledge" or a similar phrase, shall mean the actual knowledge of the executive officers of the referenced party or parties, as applicable, after reasonable inquiry of the other executive officers and the directors of the parties and the Persons responsible for the day-to-day operations of the parties or their subsidiaries (although this definition shall not give rise to any duty of any independent verification or confirmation by members of senior management or board of directors of the entity making the representation or warranty from other Persons).
         1.34 LIEN. Any lien, claim, encumbrance, security interest, assessment, charge, restriction (including restriction on voting rights or rights of disposition), mortgage, deed of trust, equity of any character, third party right of whatever nature or other similar or like charge.
         1.35 MATERIAL ADVERSE EVENT; MATERIAL ADVERSE EFFECT. This shall mean an event, effect, occurrence or circumstance which, alone or when taken with other breaches, events, effects, occurrences or circumstances existing concurrently therewith (including without limitation, any breach of a representation or warranty contained herein by such party) (i) has or is reasonably expected to have a material adverse effect on the properties, financial condition, results of operations, or business of such party and its subsidiaries, taken as a whole, or (ii) would materially prevent such party's, or any affiliated party's, ability to perform its obligations under this Reorganization Agreement or the consummation of any of the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect or Material Adverse Event has occurred, there shall be excluded any effect the cause of which is (A) any change in banking, tax and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in GAAP or regulatory accounting requirements applicable to the parties hereto, (C) any action or omission of AFC or CFC or a subsidiary thereof taken with the prior written consent of CFC or AFC, as applicable, in contemplation of the transaction contemplated herein, (D) the actions contemplated by Section 6.13, and (E) any changes in general economic conditions affecting financial institutions generally, including but not limited to changes in interest rates. Without limiting the foregoing, a decline in AFC's or CFC's common stock price shall not, in and of itself, constitute a Material Adverse Event.
         1.36 MERGERS. The Bank Merger and the Corporate Merger.
         1.37 PBGC. The Pension Benefit Guaranty Corporation.
         1.38 PERSON. An individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.
         1.39 PLAN OF MERGER. The Plan of Merger attached to this Reorganization Agreement as Appendix A.
         1.40 PROXY STATEMENT. The joint proxy statement/prospectus included in the Registration Statement which shall be furnished to the AFC shareholders and the CFC shareholders in connection with the Shareholders' Meetings and the matters contemplated hereby.
         1.41 REGISTRATION STATEMENT. The Registration Statement on Form S-4 to be filed with the SEC registering the issuance of the CFC Common Stock to be issued to the AFC shareholders in connection with the Corporate Merger.
         1.42 REGULATIONS. The regulations issued by the IRS under the Code.
         1.43 REGULATORY APPROVALS. The order of the Federal Reserve Board (or, if applicable, of the

Federal Reserve acting under delegated authority) approving the Mergers and the required order, approval, or exemption of the FDIC, the State Board, or any other Regulatory Authority approving the Corporate Merger and/or the Bank Merger.
         1.44 REGULATORY AUTHORITY. Any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, without limitation, the FDIC, and the Federal Reserve Board) and any other federal or state bank, thrift or other financial institution, insurance or securities regulatory authorities, and any and all other agencies or departments of federal, state or local government, including without limitation the SEC.
         1.45 REORGANIZATION AGREEMENT. This Reorganization Agreement, including all schedules, appendices and exhibits attached hereto.
         1.46 RIGHTS. Rights shall mean warrants, calls, commitments, options, rights (whether stock appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, and other arrangements or commitments which obligate a Person to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its capital stock or other ownership interests, or any voting rights thereof or therein, or to pay monetary sums by reference to the existence or market valuation, or in lieu and place, of any of its capital stock or ownership interests therein.
         1.47 THE SECURITIES AND EXCHANGE COMMISSION.
         1.48 SECURITIES ACT. The Securities Act of 1933, as amended.
         1.49 STATE BOARD. The South Carolina State Board of Financial Institutions.
         1.50 SHAREHOLDER APPROVALS. The AFC Shareholders' Approval and the CFC Shareholders' Approval.
         1.51 SHAREHOLDERS' MEETINGS. The respective meetings of the shareholders of AFC and CFC at which the Corporate Merger shall be voted upon.
         1.52 SUBSIDIARY PLAN OF MERGER. The Subsidiary Plan of Merger attached to this Reorganization Agreement as Appendix B.
         1.53 TRANSACTION DOCUMENTS. This Reorganization Agreement, together with all other documents executed in connection with AFC or AB in connection herewith, including the Stock Option Agreement attached hereto as Exhibit E.


                             SECTION II. THE MERGERS

         2.1 CORPORATE MERGER. Subject to the terms and conditions of this Reorganization Agreement, including the Plan of Merger, AFC shall merge with and into Interim (the "Corporate Merger"), the separate existence of AFC shall cease, and Interim shall survive and the name of the surviving Corporation shall be "CFC Interim, Inc". The parties agree that the Corporate Merger will be effected pursuant to the terms set forth in the Plan of Merger.
         2.2 BANK MERGER. After the Corporate Merger and liquidation referenced in Section 2.8 below, and at such time as CFB may deem appropriate, AB shall be merged with and into CFB (the "Bank Merger"), the separate existence of AB shall cease and CFB shall survive and the name of the surviving bank shall be "Carolina First Bank." The parties agree that the Bank Merger will be effected pursuant to the terms set forth in the Subsidiary Plan of Merger.
         2.3 THE CLOSING. The Closing of the transaction contemplated herein shall be held as soon as reasonably practicable after fulfillment of all conditions set forth in Section VII and Section VIII hereof (the "Closing Date"), at the offices of Wyche, Burgess, Freeman & Parham, P.A. or at such other place and time as the parties hereto may mutually agree.
         2.4 CONSIDERATION FOR THE MERGERS. The manner of converting the shares of AFC into shares of

CFC shall be as set forth in the Plan of Merger. The manner of converting the shares of AB into shares of CFB shall be as set forth in the Subsidiary Plan of Merger.
         2.5 SHAREHOLDER APPROVALS; REGISTRATION STATEMENT. Each of CFC and AFC shall call their respective Shareholders' Meetings in accordance with the applicable provisions of South Carolina law, the regulations of the Nasdaq Stock Market and federal securities laws (as applicable) for the purpose of considering and voting on this Reorganization Agreement and the transactions contemplated hereby. The Shareholders' Meetings shall be held as soon as practicable. The board of directors of each of CFC and AFC shall recommend (subject to compliance with their legal and fiduciary duties, as advised by counsel) to their respective shareholders and use their best efforts to obtain the approval of this Reorganization Agreement and the Mergers, and shall not withdraw such recommendation without providing five days prior notice to the other party. CFC shall file the Registration Statement with the SEC and shall pay the required filing fees. The parties will use their respective best efforts and cooperate with each other to obtain promptly the effectiveness of the Registration Statement. CFC shall also take any reasonable action required to be taken under the blue sky laws in connection with the issuance of CFC Common Stock in the Corporate Merger. CFC and AFC shall jointly prepare the Proxy Statement, which shall be reasonably acceptable to all parties. The Proxy Statement shall be mailed to the AFC and CFC shareholders as soon as reasonably practicable after the SEC's declaration of effectiveness of the Registration Statement. AFC shall mail, at its expense, the Proxy Statement to its shareholders. CFC shall mail, at its expense, the Proxy Statement to its shareholders.
         2.6 COOPERATION; REGULATORY FILINGS. Subject to the terms and conditions of this Reorganization Agreement, CFC and AFC shall cooperate, and shall cause each of their subsidiaries to cooperate, in the preparation and submission by CFC and AFC, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the SEC, the Federal Reserve, the appropriate Regulatory Authorities of South Carolina, the shareholders of AFC and CFC, and any other Persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Reorganization Agreement. Prior to the making of any such filings with any Regulatory Authority or the making of any written disclosures with respect to the transactions contemplated hereby to shareholders or to any third person (such as mailings to shareholders or press releases), the parties shall submit to each other the material to be filed, mailed, or released. Any such materials shall be reasonably acceptable to all parties prior to the filings with any Regulatory Authorities or the disclosures to shareholders or to any third person, except to the extent that any person is legally required to proceed prior to obtaining the approvals of the other parties. CFC shall be responsible for all filings fees associated with the Regulatory Approvals.
         2.7 TAX TREATMENT. CFC and AFC intend that the Mergers shall qualify as tax-free reorganizations under Section 368(a) of the Code.
         2.8 LIQUIDATION. Immediately following the Effective Time of the Corporate Merger, Interim shall be liquidated (such that AB shall become a direct subsidiary of CFC).
         2.9 FORMATION OF INTERIM. CFC agrees to form Interim in a timely manner and to take such other steps as may be required to cause Interim to effect the Corporate Merger as contemplated herein.
         2.10 RESERVATION OF RIGHT TO REVISE TRANSACTION. CFC may at any time change the method of effecting the acquisition of AFC and AB (including without limitation the provisions of this Section II) if and to the extent it deems such change to be desirable; provided, however, that no such change shall (i) alter the type of consideration to be issued to the holders of AFC Common Stock as provided for in this Reorganization Agreement, (ii) reduce the value of such consideration, (iii) adversely affect the intended tax-free treatment to AFC's stockholders as a result of receiving such consideration or prevent the parties from obtaining the tax opinion of Wyche, Burgess, Freeman & Parham, P.A. referred to herein, (iv) materially impair the ability to receive the Regulatory Approvals, or (v) materially delay the Closing.

         SECTION III. REPRESENTATIONS AND WARRANTIES OF AFC AND AB

         Each of AFC and AB hereby represent and warrant to CFC and CFB the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in the representation and warranty given in Section 3.5 shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by CFC or CFB, such breach or inaccuracy must be material, and before any breach of or inaccuracy of any of the other representations or warranties given in this Section III shall be so actionable or shall constitute such grounds, such breach or inaccuracy, together with all other breaches and inaccuracies by AFC and AB, must have a Material Adverse Effect.
         3.1 ORGANIZATION, GOOD STANDING AND CONDUCT OF BUSINESS. AFC is a corporation, duly organized, validly existing and in good standing under the laws of South Carolina, is duly registered as a bank holding company under the BHCA, and has full power and authority and all governmental and regulatory authorizations ("Authorizations") necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by AFC makes such license or qualification necessary. AB is the sole direct subsidiary of AFC. AB is a state bank, duly organized, validly existing and in good standing under the laws of the state of South Carolina, and has full power and authority and all Authorizations necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by AB makes such license or qualification necessary. AB is a state bank and is an "insured depository institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder. The deposits of AB are insured by the Bank Insurance Fund of the FDIC.

         3.2 SUBSIDIARIES.
             (A) Except for the entities set forth on Schedule 3.2 (collectively, the "AFC Subsidiaries"), AFC neither owns nor controls, directly or indirectly five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person. Except as set forth on Schedule 3.2, AFC or an AFC Subsidiary is the direct, record and beneficial owner of 100% of the outstanding shares of capital stock of the AFC Subsidiaries. There are no contracts, commitments, understandings or arrangements by which AFC is or may be bound to sell or otherwise issue any shares of the AFC Subsidiaries' capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of AFC to vote or to dispose of such shares. All of the shares of capital stock of the AFC Subsidiaries owned by AFC or an AFC Subsidiary are fully paid and nonassessable and are owned free and clear of any Liens. Except as set forth on Schedule 3.2, none of the AFC Subsidiaries either owns nor controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person.
             (B) Except for the entities set forth and identified as such on
Schedule 3.2 (collectively, the "AB Subsidiaries"), AB neither owns nor controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person. Except as set forth on Schedule 3.2, AB is the direct, record and beneficial owner of 100% of the outstanding shares of the AB Subsidiaries. There are no contracts, commitments, understandings or arrangements by which AB is or may be bound to sell or otherwise issue any shares of the AB Subsidiaries' capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of AB to vote or to dispose of such shares. All of the shares of capital stock of the AB Subsidiaries are fully paid and nonassessable and are owned by AB free and clear of any Liens.
         3.3 CORPORATE AUTHORITY. The execution, delivery and performance of the Transaction Documents have been duly authorized by the respective Boards of Directors of AFC and AB. Other than the AFC Shareholder Approvals, no further corporate acts or proceedings on the part of AFC or AB are required or necessary to authorize the Transaction Documents or the Mergers.
         3.4 BINDING EFFECT. Subject to receipt of the AFC Shareholder Approvals and the Regulatory Approvals, when executed, the Transaction Documents will constitute valid and legally binding obligations of AFC and AB, enforceable against AFC and AB in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (ii) laws relating to the safety and soundness of depository institutions, and (iii) general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by AFC and/or AB in accordance with the provisions hereof, shall be duly authorized, executed and delivered by AFC and/or AB (as applicable) and enforceable against AFC and/or AB (as applicable) in accordance with its terms, subject to the exceptions in the previous sentence.
         3.5 CAPITALIZATION OF AFC. The authorized capital stock of AFC consists solely of (i) 50,000,000 authorized shares of common stock (no par value), of which 8,095,271 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of AFC are validly issued and fully paid and nonassessable. Except as otherwise set forth on Schedule 3.5, there are no outstanding Rights to purchase or otherwise acquire shares of any class of capital stock of AFC, nor any outstanding agreements pursuant to which AFC is or may become obligated to issue any shares of its capital stock. None of the shares of the AFC Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in AFC's Articles of Incorporation or Bylaws and except for restrictions on account of applicable federal or state securities laws.

         3.6 COMPLIANCE WITH LAWS; ABSENCE OF DEFAULTS.
             (A) Neither AFC nor AB is in default under, or in violation of, any provision of its Articles of Incorporation or Bylaws. Neither AFC nor AB is in default under, or in violation of, any agreement to which either AFC or AB is a party.
             (B) Except as disclosed in Schedule 3.6, neither AFC nor AB is in violation of any applicable law, rule or regulation. Neither AFC nor AB has received any notification or communication from, or consented to or entered into any memorandum, agreement or order with, any Regulatory Authority (i) asserting that AFC or AB is not in compliance with any of the statutes, regulations, rules or ordinances which such Regulatory Authority has promulgated or enforces, or the internal policies and procedures of AFC or AB, as applicable, (ii) threatening to revoke any Authorization, (iii) requiring or threatening to require AFC or AB, or indicating that AFC or AB may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of AFC or AB, or (iv) directing, restricting or limiting, or threatening to direct, restrict or limit in any manner the operations of AFC or AB (any such notification, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").
             (C) Each of AFC and AB: (i) is not required to give prior notice to any federal banking agency regulating financial institutions of the proposed addition of an individual to its Board of Directors or the employment of an individual as a senior executive; (ii) is "well capitalized" as defined in applicable FDIC and Federal Reserve regulations; and (iii) is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act and similar federal and state laws and regulations.
         3.7 NON-CONTRAVENTION AND DEFAULTS; NO LIENS. Except as provided on
Schedule 3.7, neither the execution or delivery of the Transaction Documents, nor the fulfillment of, or compliance with, the terms and provisions thereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any material agreement to which either AFC or AB is a party or by which either of them may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any Lien on any asset of AFC or AB, or (iv) violate any provisions of AFC's or AB's Articles of Incorporation, or Bylaws. To the best of AFC's and AB's knowledge, no other party to any material agreement to which either AFC or AB is a party is in default thereunder or in breach of any provision thereof. To the best of AFC's and AB's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.
         3.8 NECESSARY APPROVALS. Each of AFC and AB has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire or lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a Material Adverse Effect. Further, there is no reasonable basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary Regulatory Approvals, no consent, approval, Authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of either AFC or AB in connection with the execution and delivery of the Transaction Documents or the consummation by AFC and AB of the transactions contemplated thereby. Except for the Regulatory Approvals, neither AFC nor AB is required to procure the approval of any Person in order to prevent the termination of any right, privilege, license or contract of AFC or AB as a result of this Reorganization Agreement.
         3.9 FINANCIAL STATEMENTS. The audited financial statements of AFC at and for each of the fiscal years ended December 31, 1996, 1997 and 1998, and the unaudited quarterly statements subsequent to December 31, 1998 (the "AFC Financial Statements") all of which have been provided to CFC, are true, correct and complete in all material respects and present fairly, in conformity with GAAP, the financial position of AFC at the dates indicated and the results of its operations for each of the periods indicated, except with respect to the unaudited statements, normal year end adjustments. The books and records of AFC have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of AFC.
         3.10 TAX RETURNS. AFC files its income tax returns and maintains its tax books and records on the basis of a taxable year ending December 31. AFC has duly filed all tax reports and returns required to be filed by any federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales, payrolls, and trusts established by AFC) through the date hereof, and AFC has duly paid all taxes with respect to the periods covered thereby and has established adequate reserves in accordance with GAAP for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable after the date hereof. AFC is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established. AFC does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any federal, state or local income, property, franchise, sales, license or payroll tax. AFC does not know, or have reason to know, of any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of AFC which, if determined adversely, would result in the assertion of any deficiency.
         3.11 UNDISCLOSED LIABILITIES. Except for the liabilities which are disclosed in the AFC Financial Statements or as set forth on Schedule 3.11, AFC has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since December 31, 1998, there has been no (i) Material Adverse Event with respect to AFC or AB, or (ii) any incurrence by or subjection of AFC or AB to any obligation or liability (whether fixed, accrued or contingent) or commitment material to AFC or AB not referred to in this Reorganization Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the AFC Financial Statements at and for the periods subsequent to December 31, 1998.
         3.12 PROPERTIES, Encumbrances. Each of AFC and AB has good and marketable title to all of the real property and depreciable tangible personal property owned by it, free and clear of any Lien, except for any Lien for (i) current taxes not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) such imperfections of title, easements and other encumbrances, if any, as are not material in character, amount or extent, or (iv) such items as are set forth on
Schedule 3.12. Set forth on Schedule 3.12 are all business locations of AFC and AB, including whether such locations are owned or leased and a statement of when such locations were first occupied by AFC or AB. All buildings and all fixtures, equipment, and other property and assets which are material to their business and are held under leases or subleases by either of AFC or AB are held under valid leases or subleases enforceable in accordance with their respective terms.
         3.13 LITIGATION. Except as shown on Schedule 3.13, there are no claims, actions, suits or proceedings pending or threatened against AFC or AB, or to its knowledge affecting AFC or AB, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect, and AFC knows of no basis for any of the foregoing. There is no order, writ, memorandum, agreement, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting AFC specifically or to which AFC is subject.
         3.14 REPORTS. AFC and AB have duly made all reports and filings required to be made pursuant to applicable law.
         3.15 BROKERS. Except as provided in its contracts with The Orr Group and with The Robinson-Humphrey Company, LLC (copies of which have been provided to CFC), AFC has not incurred any liability for any commission or fee in the nature of a finder's, originator's or broker's fee in connection with the transaction contemplated herein.
         3.16 EXPENDITURES. Schedule 3.16 sets forth any single expenditure of $100,000 or more proposed to be made by AFC or AB after the date hereof and a summary of the terms and conditions pertaining thereto. At least 20 business days prior to the Closing Date, AFC will advise CFC of any changes to Schedule
3.16 reflecting additions or deletions thereto since the date hereof.
         3.17 INSURANCE. Attached hereto as Schedule 3.17 are the policies of fire, liability, life and other types of insurance held by AFC and AB, setting forth with respect to each such policy, the policy number, name of the insured party, type of insurance, insurance company, annual premium, expiration date, deductible amount, if any, and amount of coverage. AFC management believes that each such policy is in an amount reasonably sufficient for the protection of the assets and business covered thereby, and, in the aggregate, all such policies are reasonably adequate for the protection of all the assets and business of AFC taking into account the availability and cost of such coverage. To the extent permissible pursuant to such policies, all such policies shall remain in full force and effect for a period of at least 90 days following the Closing Date. There is no reason known to AFC that any such policy will not be renewable on terms and conditions as favorable as those set forth in such policy.
         3.18 CONTRACTS AND COMMITMENTS.
             (A) Schedule 3.18 attached hereto sets forth each contract or other commitment of AFC or AB which requires an aggregate payment by AFC or AB after the date hereof of more than $100,000, and any other contract or commitment that in the opinion of the AFC management materially adversely affects the business of AFC or AB. Except for the contracts and commitments described in this Reorganization Agreement or as set forth in Schedule 3.18, neither AFC nor AB is party to or subject to:
             1. Any contracts or commitments which are material to its business, operations or financial condition other than loans or agreements with respect thereto entered into in the ordinary course of business;

             2. Any employment contract or arrangement, whether oral or written, with any officer, consultant, director or employee which is not terminable on 30 days' notice without penalty or liability to make any payment thereunder for more than 30 days after such termination;
             3. Any plan or contract or other arrangement, oral or written, providing for insurance for any officer or employee or members of their families;
             4. Any plan or contract or other arrangement, oral or written, providing for bonuses, pensions, options, deferred compensation, retirement payments, profit-sharing or other benefits for employees;
             5. Any contract or agreement with any labor union;
             6. Any contract or agreement with customers for the sale of products or the furnishing of services, or any sales agency, broker, distribution or similar contract, except contracts made in the ordinary course of business;
             7. Any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, conditional sale, lease-purchase, or otherwise;
             8. Any joint venture contract or arrangement or any other agreement involving a sharing of profits;
             9. Any license agreement in which AFC is the licensor or licensee;
             10. Any material contract or agreement, not of the type covered by any of the other items of this Section 3.18, which by its terms is either (i) not to be performed prior to 30 days from the date hereof, or (ii) does not terminate, or is not terminable without penalty to AFC or AB, or any successors or assigns prior to 30 days from the date hereof.

         3.19 EMPLOYEE BENEFIT PLANS AND CONTRACTS.
             (A) Schedule 3.19 contains a complete list of all AFC Benefit Plans. AFC and AB have delivered to CFC (i) accurate and complete copies of all AFC Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten AFC Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all AFC Benefit Plans for which financial statements or actuarial reports are required or have been prepared,
(iv) accurate and complete copies of all annual reports for all AFC Benefit Plans (for which annual reports are required) prepared within the last two years, and (v) accurate and complete copies of determination letters from the IRS for any AFC Benefit Plan maintained or intended to be maintained under
Section 401(a) of the Code. Any AFC Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the AFC Benefit Plan on Schedule 3.19.
             (B) All AFC Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, all applicable requirements of ERISA and the Code. All returns, reports and disclosure statements required to be filed or delivered under ERISA and the Code with respect to all AFC Benefit Plans have been filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the AFC Benefit Plans that could subject AFC to any material penalty or tax imposed under the Code or ERISA.
             (C) Except as set forth in Schedule 3.19, any AFC Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be so qualified, and such determination is current, remains in effect and has not been revoked. To the best knowledge of AFC and AB, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any AFC Benefit Plan.

             (D) AFC and AB have adequately reserved for all liabilities accrued prior to the Effective Time under AFC's and AB nonqualified retirement or deferred compensation plans.
             (E) Except as set forth in Schedule 3.19, neither AFC nor AB has any current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither AFC nor AB has any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the AFC Benefit Plans.
             (F) There are no pending or threatened claims by or on behalf of any AFC Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any AFC Benefit Plans, alleging any breach of fiduciary duty on the part of AFC or AB or any of such party's officers, directors or employees under ERISA, the Code or any applicable regulations, or claiming benefit payments other than those made in the ordinary operation of such plans. The AFC Benefit Plans are not the subject of any investigation, audit or action by the IRS, the Department of Labor or the PBGC. AFC and AB have made all required contributions under the AFC Benefit Plans, including the payment of any premiums payable to the PBGC and other insurance premiums. There is no underfunding liability for any AFC Benefit Plan that is subject to the funding requirements of Section 412 of the Code.
             (G) Neither AFC nor AB maintains any defined benefit plan, and neither has incurred, or has any reason to expect that it will incur, any liability to the PBGC or otherwise under Title IV or ERISA (including early withdrawal liability) or under the Code with respect to any such plan. No AFC Benefit Plan has been subject to a reportable event for which notice would be required to be filed with the PBGC, and no proceeding by the PBGC to terminate any AFC Benefit Plan has been instituted or threatened.
             (H) With respect to any AFC Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (in this subsection, a "Welfare Plan"), (i) each such Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any AFC Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act, (iv) such Welfare Plan may be amended or terminated at any time on or after the Closing Date, and (v) there are no benefits to be provided to retirees under a group health plan that are subject to disclosure under Financial Accounting Board Standard 106.
             (I) Except as set forth on Schedule 3.19, as of the Closing Date, there will be no contract, agreement, plan or arrangement covering any person that provides for the payment of an amount that would not be deductible to CFC by reason of Section 280G or any other provision of the Code.
         3.20 ALLOWaNCE FOR LOAN LOSSES. The allowance for loan losses (the "AFC Allowance") shown on the consolidated statements of financial condition of AFC as of September 30, 1999, included in the AFC Quarterly Report on Form 10-Q as of such date has been determined, in the opinion of management of AFC in accordance with GAAP, to be adequate to provide for losses relating to or inherent in the loan portfolios of AFC and AB.
         3.21 ENVIRONMENTAL MATTERS. Each of AFC and AB is in material compliance with all local, state and federal environmental statutes, laws, rules, regulations and permits, including but not limited to CERCLA and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. Neither AFC nor AB has, nor to the best of AFC's knowledge have other parties, used, stored, disposed of or permitted any "hazardous substance" (as defined in CERCLA), petroleum hydrocarbon, polychlorinated biphenyl, asbestos or radioactive material (collectively, "Hazardous Substances") to remain at, on, in or under any of the real property owned or leased by AFC or AB (including, without limitation, the buildings or structures thereon) (the "Real Property"). Neither AFC nor AB has, nor to the best of AFC's knowledge have other parties, installed, used, or disposed of any asbestos or asbestos-containing material on, in or under any of the Real Property. Neither AFC nor AB has, nor to the best of AFC's knowledge have other parties, installed or used underground storage tanks in or under any of the Real Property. AFC has provided CFC with copies of all complaints, citations, orders, reports, written data, notices or other communications sent or received by it with respect to any local, state or federal environmental law, ordinance, rule or regulation as any of them relate to AFC or AB.
         3.22 AFC INFORMATION. The written information with respect to AFC and its officers, directors, and affiliates which shall have been supplied by AFC (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting the Shareholder Approvals, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of AFC and CFC or on the date of the Shareholders' Meetings, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
         3.23 ASSET CLASSIFICATION. Set forth in Schedule 3.23 is a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of AFC and AB that have been classified by it as of December 31, 1999 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of December 31, 1999 by any regulatory examiner as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by AFC or AB prior to December 31, 1999.
         3.24 DERIVATIVES CONTRACTS, ETC. Neither AFC nor AB is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on the balance sheet which is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that (i) are referred to as "structured notes", "high risk mortgage derivatives", "capped floating rate notes" or "capped floating rate mortgage derivatives", or (ii) are likely to have changes in value as a result of interest rate changes that significantly exceed normal changes in value attributable to interest rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business and set forth in Schedule 3.24, including a list, as applicable, of any AFC or AB assets pledged as security for each such instrument.
         3.25 LABOR MATTERS. No material work stoppage involving AFC or AB is pending or, to the best knowledge of AFC, threatened. Neither AFC nor AB is involved in, or, to the best knowledge of AFC's management, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect. Employees of AFC and AB are not represented by any labor union, and, to the best knowledge of AFC's management, no labor union is attempting to organize employees of AFC or AB.
         3.26 SECURITIES REPORTS. Within the last two (2) years, AFC has filed on a timely basis all reports, registrations, and statements, together with any amendments, required under the Securities Act and the Exchange Act, all of which, as of their respective dates, were in compliance in all material respects with the rules and regulations of the SEC.
         3.27 OWNERSHIP OF CFC COMMON STOCK. No shares of CFC Common Stock are beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by AFC or AB.
         3.28 RESALE OF CFC COMMON STOCK. AFC knows of no present plan or intention on the part of its shareholders to sell, assign, transfer or otherwise dispose of shares of CFC Common Stock to be received by such shareholders in connection with the Corporate Merger which would reduce said shareholders' holdings of CFC common stock to a number of shares having, in the aggregate, a value of less than 50% of the value of AFC Common Stock outstanding as of the Effective Time. For purposes of this representation, shares of AFC Common Stock sold, redeemed or otherwise disposed of prior or subsequent to and as part of the

Corporate Merger, will be considered as shares received by shareholders of AFC and then disposed of by shareholders of AFC.
         3.29 All information provided by AFC in connection with the due diligence investigation by CFC was, at the time that such information was provided, fair, accurate and complete in all material respects. Since the date of such provision of information, there have been no changes in such information, which taken in the aggregate, represent a Material Adverse Event. AFC has not failed to provide or make available to CFC all material information regarding AFC.
         3.30 AFC knows of no reason why the Mergers would not qualify (i) as tax-free reorganizations under Section 368(a) of the Code or (ii) for pooling-of-interests accounting treatment under generally accepted accounting practices.


            SECTION IV. REPRESENTATIONS AND WARRANTIES BY CFC AND CFB

         Each of CFC and CFB hereby represents and warrants to AFC and AB the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in the representation and warranty given in Section 4.5 shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by AFC or AB, such breach or inaccuracy must be material, and before any breach of or inaccuracy of any of the other representations or warranties given in this Section IV shall be so actionable or shall constitute such grounds, such breach or inaccuracy, together with all other breaches and inaccuracies by CFC and CFB, must have a Material Adverse Effect.
         4.1 ORGANIZATION, GOOD STANDING AND CONDUCT OF BUSINESS. CFC is a corporation, duly organized, validly existing and in good standing under the laws of South Carolina, is duly registered as a bank holding company under the BHCA, and has full power and authority and all governmental and regulatory authorizations ("Authorizations") necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by CFC makes such license or qualification necessary. CFB is a direct subsidiary of CFC. CFB is a state banking corporation, duly organized, validly existing and in good standing under the laws of the state of South Carolina, and has full power and authority and all Authorizations necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by CFB makes such license or qualification necessary. CFB is a state, non-member bank and is an "insured depository institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder. The deposits of CFB are insured by the Bank Insurance Fund of the FDIC.
         4.2 SUBSIDIARIES.
             (A) Except for the entities set forth on Schedule 4.2 (collectively, the "Subsidiaries"), CFC neither owns nor controls, directly or indirectly five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person. Except as set forth on Schedule 4.2, CFC or a Subsidiary is the direct, record and beneficial owner of 100% of the outstanding shares of capital stock of the Subsidiaries. There are no contracts, commitments, understandings or arrangements by which CFC is or may be bound to sell or otherwise issue any shares of the Subsidiaries' capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of CFC to vote or to dispose of such shares. All of the shares of capital stock of the Subsidiaries owned by CFC or a Subsidiary are fully paid and nonassessable and are owned free and clear of any Liens. Except as set forth on Schedule 4.2, none of the Subsidiaries wholly-owned by CFC (directly or indirectly) either owns nor controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person.
         4.3 CORPORATE AUTHORITY. The execution, delivery and performance of the Transaction Documents have been duly authorized by the respective Boards of Directors of CFC and CFB. Other than the CFC Shareholder Approvals, no further corporate acts or proceedings on the part of CFC or CFB are required or necessary to authorize the Transaction Documents or the Mergers.
         4.4 BINDING EFFECT. Subject to receipt of the CFC Shareholder Approvals and the Regulatory Approvals, when executed, the Transaction Documents will constitute valid and legally binding obligations of CFC and CFB, enforceable against CFC and CFB in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (ii) laws relating to the safety and soundness of depository institutions, and (iii) general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by CFC and/or CFB in accordance with the provisions hereof, shall be duly authorized, executed and delivered by CFC and/or CFB (as applicable) and enforceable against CFC and/or CFB (as applicable) in accordance with its terms, subject to the exceptions in the previous sentence.
         4.5 CAPITALIZATION OF CFC. The authorized capital stock of CFC consists solely of (i) 100,000,000 authorized shares of common stock ($1.00 par value), of which 25,726,055 shares were issued and outstanding as of the date hereof and
(ii) 10,000,000 shares of preferred stock, none of which is outstanding. All of the issued and outstanding shares of CFC are validly issued and fully paid and nonassessable. Except as otherwise set forth on Schedule 4.5, there are no outstanding Rights or any outstanding securities or other instruments convertible into shares of any class of capital stock of CFC, or pursuant to which CFC is or may become obligated to issue any shares of its capital stock. None of the shares of the CFC Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in CFC's Articles of Incorporation or Bylaws or its Shareholders' Rights Plan and except for restrictions on account of applicable federal or state securities laws. The Common Stock to be issued in connection with this Reorganization Agreement and the Corporate Merger will, when issued, (i) be validly issued, fully paid and nonassessable, (ii) have been issued pursuant to an effective registration statement and (iii) have been properly registered for trading on the Nasdaq National Market.
         4.6 COMPLIANCE WITH LAWS; ABSENCE OF DEFAULTS.
             (A) Neither CFC nor CFB is in default under, or in violation of, any provision of its Articles of Incorporation or Bylaws. Neither CFC nor CFB is in default under, or in violation of, any agreement to which either CFC or CFB is a party.
             (B) Except as disclosed in Schedule 4.6, neither CFC nor CFB is in violation of any applicable law, rule or regulation. Neither CFC nor CFB has received any notification or communication from, or consented to or entered into any memorandum, agreement or order with, any Regulatory Authority (i) asserting that CFC or CFB is not in compliance with any of the statutes, regulations, rules or ordinances which such Regulatory Authority has promulgated or enforces, or the internal policies and procedures of CFC or CFB, as applicable, (ii) threatening to revoke any Authorization, (iii) requiring or threatening to require CFC or CFB, or indicating that CFC or CFB may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of CFC or CFB, or (iv) directing, restricting or limiting, or threatening to direct, restrict or limit in any manner the operations of CFC or CFB (any such notification, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").
             (C) Each of CFC and CFB: (i) is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its Board of Directors or the employment of an individual as a senior executive; (ii) at September 30, 1999, was capitalized as set forth in its Quarterly Report on Form 10-Q for the quarter ended September 30, 1999; and
(iii) is in compliance in
all material respects with all fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act and similar federal and state laws and regulations.
         4.7 NON-CONTRAVENTION AND DEFAULTS; NO LIENS. Neither the execution or delivery of the Transaction Documents, nor the fulfillment of, or compliance with, the terms and provisions thereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any material agreement to which CFC or CFB is a party or by which they may be bound, (ii) violate any provision of any law, rule or regulation,
(iii) result in the creation or imposition of any Lien on any asset of CFC or CFB, or (iv) violate any provisions of CFC's or CFB's Articles of Incorporation or Bylaws. To the best of CFC's and CFB's knowledge, no other party to any material agreement to which CFC or CFB is a party is in default thereunder or in breach of any provision thereof. To the best of CFC's and CFB's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.
         4.8 NECESSARY APPROVALS. Each of CFC and CFB have obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire or lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a Material Adverse Effect. Further, there is no basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary Regulatory Approvals (including the filing with the SEC of the Registration Statement and filings with blue sky authorities), no consent, approval, Authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of CFC or CFB in connection with the execution and delivery of the Transaction Documents or the consummation by CFC and CFB of the transactions contemplated thereby. Except for the Regulatory Approvals, neither CFC nor CFB is required to procure the approval of any Person in order to prevent the termination of any right, privilege, license or contract of CFC or CFB as a result of this Reorganization Agreement.
         4.9 FINANCIAL STATEMENTS. The audited financial statements of CFC at and for each of the fiscal years ended December 31, 1996, 1997 and 1998, and the unaudited quarterly statements subsequent to December 31, 1998 (the "CFC Financial Statements") all of which have been provided to AFC, are true, correct and complete in all material respects and present fairly, in conformity with GAAP, the financial position of CFC at the dates indicated and the results of its operations for each of the periods indicated. The books and records of CFC have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of CFC.
         4.10 TAX RETURNS. CFC files its income tax returns and maintains its tax books and records on the basis of a taxable year ending December 31. CFC has duly filed all tax reports and returns required to be filed by any federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales, payrolls, and trusts established by CFC) through the date hereof, and CFC has duly paid all taxes with respect to the periods covered thereby and has established adequate reserves in accordance with GAAP for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable in respect of the period subsequent to the period ending after the date hereof. CFC is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established and which are not being contested in good faith. CFC does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any federal, state or local income, property, franchise, sales, license or payroll tax. Except as set forth on Schedule 4.10, CFC does not know, or have reason to know, of any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of CFC which, if determined adversely, would result in the assertion of any deficiency. (ii) To the best of CFC's knowledge, all tax information reported by CFC to Federal and state authorities and other Persons has been accurately and timely reported.
         4.11 UNDISCLOSED LIABILITIES. Except for the liabilities which are disclosed in the CFC Financial Statements or as set forth on Schedule 4.11, CFC has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since December 31, 1998, there has been no Material Adverse Event with respect to either CFC or CFB.
         4.12 LITIGATION. Except as set forth on Schedule 4.12, there are no claims, actions, suits or proceedings pending or threatened against or, to its knowledge, affecting CFC or CFB at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect, and neither CFC nor CFB knows of no basis for any of the foregoing. There is no order, writ, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting CFC or CFB or to which CFC or CFB is subject, except for (i) agreements between CFC and the Federal Reserve regarding CFC's ownership interest in Affinity Technology Group, Inc. and (ii) an agreement between CFC and the Federal Reserve regarding CFC's ownership interest in Net.B@nk, Inc.
         4.13 REPORTS. CFC has duly made all reports and filings required to be made pursuant to applicable law.
         4.14 EMPLOYEE BENEFIT PLANS AND CONTRACTS.
             (A) Schedule 4.14 contains a complete list of all CFC Benefit Plans. CFC and CFB have made available to AFC (i) accurate and complete copies of all CFC Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten CFC Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all CFC Benefit Plans for which financial statements or actuarial reports are required or have been prepared, (iv) accurate and complete copies of all annual reports for all CFC Benefit Plans (for which annual reports are required) prepared within the last two years, and (v) accurate and complete copies of determination letters from the IRS for any CFC Benefit Plan maintained or intended to be maintained under Section 401(a) of the Code. Any CFC Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the CFC Benefit Plan on Schedule 4.14.
             (B) Except as set forth in Schedule 4.14, all CFC Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, all applicable requirements of ERISA and the Code. All returns, reports and disclosure statements required to be filed or delivered under ERISA and the Code with respect to all CFC Benefit Plans have been filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the CFC Benefit Plans that could subject CFC to any material penalty or tax imposed under the Code or ERISA.
             (C) Except as set forth in Schedule 4.14, any CFC Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be so qualified, and such determination is current, remains in effect and has not been revoked. To the best knowledge of CFC and CFB, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any CFC Benefit Plan.
             (D) CFC and CFB have adequately reserved for all liabilities accrued prior to the Effective Time under CFC's and CFB nonqualified retirement or deferred compensation plans.

             (E) Except as set forth in Schedule 4.14, neither CFC nor CFB has any current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither CFC nor CFB has any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the CFC Benefit Plans.
             (F) There are no pending or threatened claims by or on behalf of any CFC Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any CFC Benefit Plans, alleging any breach of fiduciary duty on the part of CFC or CFB or any of such party's officers, directors or employees under ERISA, the Code or any applicable regulations, or claiming benefit payments other than those made in the ordinary operation of such plans. The CFC Benefit Plans are not the subject of any investigation, audit or action by the IRS, the Department of Labor or the PBGC. CFC and CFB have made all required contributions under the CFC Benefit Plans, including the payment of any premiums payable to the PBGC and other insurance premiums. There is no underfunding liability for any CFC Benefit Plan that is subject to the funding requirements of Section 312 of the Code.
             (G) Neither CFC nor CFB maintains any defined benefit plan, and neither has incurred, or has any reason to expect that it will incur, any liability to the PBGC or otherwise under Title IV or ERISA (including early withdrawal liability) or under the Code with respect to any such plan. No CFC Benefit Plan has been subject to a reportable event for which notice would be required to be filed with the PBGC, and no proceeding by the PBGC to terminate any CFC Benefit Plan has been instituted or threatened.
             (H) With respect to any CFC Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (in this subsection, a "Welfare Plan"), (i) each such Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any CFC Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act, (iv) such Welfare Plan may be amended or terminated at any time on or after the Closing Date, and (v) there are no benefits to be provided to retirees under a group health plan that are subject to disclosure under Financial Accounting Board Standard 106.
         4.15 ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses shown on the consolidated statements of financial condition of CFC as of September 30, 1999, included in the CFC Quarterly Report on Form 10-Q as of such date has been determined, in the opinion of management of CFC in accordance with GAAP, to be adequate to provide for losses relating to or inherent in the loan portfolios of CFC and CFB.
         4.16 ENVIRONMENTAL MATTERS. Each of CFC and CFB is in material compliance with all local, state and federal environmental statutes, laws, rules, regulations and permits, including but not limited to CERCLA and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. Neither CFC nor CFB has, nor to the best of CFC's knowledge have other parties, used, stored, disposed of or permitted any "hazardous substance" (as defined in CERCLA), petroleum hydrocarbon, polychlorinated biphenyl, asbestos or radioactive material (collectively, "Hazardous Substances") to remain at, on, in or under any of the real property owned or leased by CFC or CFB (including, without limitation, the buildings or structures thereon) (the "CFC Real Property"). Neither CFC nor CFB has, nor to the best of CFC's knowledge have other parties, installed, used, or disposed of any asbestos or asbestos-containing material on, in or under any of the CFC Real Property. Neither CFC nor CFB has, nor to the best of CFC's knowledge have other parties, installed or used underground storage tanks in or under any of the CFC Real Property. CFC has delivered to AFC copies of all complaints, citations, orders, reports, written data, notices or other communications sent or received by it with respect to any local, state or federal environmental law, ordinance, rule or regulation as any of them relate to CFC or CFB.
         4.17 ASSET CLASSIFICATION. Set forth in Schedule 4.17 is a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of CFC and CFB that have been classified by it as of November 30, 1999 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of November 30, 1999 by any regulatory examiner as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by CFC or CFB prior to November 30, 1999.
         4.18 LABOR MATTERS. No material work stoppage involving CFC or CFB is pending or, to the best knowledge of CFC, threatened. Neither CFC nor CFB is involved in, or, to the best knowledge of CFC's management, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect. Employees of CFC and CFB are not represented by any labor union, and, to the best knowledge of CFC's management, no labor union is attempting to organize employees of CFC or CFB.
         4.19 CFC INFORMATION. The written information with respect to CFC and its officers, directors, and affiliates which shall have been supplied by CFC (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting the Shareholder Approvals, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of AFC or CFC or on the date of the Shareholders' Meeting, or in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
         4.20 SECURITIES REPORTS. Within the last two (2) years, CFC has filed on a timely basis all reports, registrations, and statements, together with any amendments, required under the Securities Act and the Exchange Act, all of which, as of their respective dates, were in compliance in all material respects with the rules and regulations of the SEC.
         4.21 OWNERSHIP OF AFC COMMON STOCK. Except for an immaterial number of shares, over which the CFB trust department exercises control, no shares of AFC Common Stock are beneficially owned (as defined in Rule 13d-3 under the Exchange
Act) by CFC or CFB.
         4.22 All information provided by CFC in connection with the due diligence investigation by AFC was, at the time that such information was provided, fair, accurate and complete in all material respects. Since the date of such provision of information, there have been no changes in such information, which taken in the aggregate, represent a Material Adverse Event. CFC has not failed to provide or make available to AFC all material information regarding CFC.
         4.23 CFC knows of no reason why the Mergers would not qualify (i) as tax-free reorganizations under Section 368(a) of the Code or (ii) for pooling-of-interests accounting treatment under generally accepted accounting practices.

                 SECTION V. CONDUCT OF BUSINESS PENDING CLOSING

         5.1 CONDUCT OF AFC PENDING CLOSING. During the period commencing on the date hereof and continuing until the Closing Date, each of AFC and AB covenants and agrees to the following (except to the extent that CFC shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section 5.1 (other than any willful breach or inaccuracy, as to which this proviso does not apply), taken in the aggregate with all other such breaches and inaccuracies, must have a Material Adverse Effect before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.

             (A) Each of AFC and AB will carry on its business only in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its business organization and goodwill, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings. Neither AFC nor AB shall purchase or otherwise acquire or enter into a contract to acquire servicing or subservicing rights with respect to loans not originated by AFC or AB without the written consent of CFC, which consent shall not be unreasonably withheld.
             (B) Neither AFC nor AB will amend its Articles of Incorporation or Bylaws as in effect on the date hereof, except as may be required by applicable law or regulation.
             (C) AFC will not issue, grant, pledge or sell, or authorize the issuance of, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock of any class or Rights to acquire any such shares or any shares or Rights to acquire shares of AB; nor will it enter into any arrangement or contract with respect to the issuance of any such shares or other Rights to acquire shares; nor will it declare, set aside or pay any dividends (of any type) or make any other change in its equity capital structure; provided, however, that it may pay its customary $0.16 per share quarterly cash dividend prior to closing (and further provision may be made for any necessary changes in the quarterly dividend schedule to the extent necessary to avoid AFC's shareholders missing a quarterly dividend because of the time of Closing).
             (D) AFC will promptly advise CFC in writing of any change in the businesses of AFC or AB which is or may reasonably be expected to have a Material Adverse Effect.
             (E) AFC will not take, agree to take, or knowingly permit to be taken (except as may be required by applicable law or regulation) any action or do or knowingly permit to be done anything in the conduct of the business of AFC or AB, or otherwise, which would be contrary to or in breach of any of the terms or provisions of the Transaction Documents, or which would cause any of the representations of AFC or AB contained herein to be or become untrue in any material respect.
             (F) Neither AFC nor AB will incur any indebtedness for borrowed money, issue or sell any debt securities, or assume or otherwise become liable, whether directly, contingently or otherwise, for the obligation of any other party, other than in the ordinary course of business.
             (G) Except for expenses attendant to the Mergers and current contractual obligations, neither AFC nor AB will incur any expense in an amount in excess of $100,000 after the execution of this Reorganization Agreement without the prior written consent of CFC.
             (H) Neither AFC nor AB will grant any executive officers any increase in compensation (except in the ordinary course of business in accordance with past practice and only upon prior notice to CFC), or enter into any employment agreement with any executive officer without the consent of CFC except as may be required under employment or termination agreements in effect on the date hereof which have been previously disclosed to CFC in writing.
             (I) Neither AFC nor AB will acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.
             (J) Except as may be directed by any Regulatory Authority, as may be undertaken in the ordinary course of business in accordance with past practices, or as may be reasonably appropriate in view of changes in economic circumstances, neither AFC nor AB shall (1) change its lending, investment, liability management or other material banking or other policies in any material respect, or (2) implement or adopt any change in accounting principles, practices or methods, other than as may be required by GAAP.
             (K) AFC shall not impose, or permit or suffer the imposition of any Liens on any shares of capital stock of AB, or (except in the ordinary course of business) on any of its or AB's assets, other than Liens on such other assets that, individually or in the aggregate, are not material to the business, properties or operations of AFC or AB.

         5.2 CONDUCT OF CFC PENDING CLOSING. During the period commencing on the date hereof and continuing until the Closing Date, CFC covenants and agrees to the following (except to the extent that AFC shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section
5.2 (other than any willful breach or inaccuracy, as to which this proviso does not apply), taken in the aggregate with all other such breaches and inaccuracies, must have a Material Adverse Effect before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.
             (A) CFC shall carry on its business in substantially the same manner as heretofore conducted; provided that, without limiting the foregoing, this Section 5.2(a) shall not be construed to restrict CFC's ability to engage in acquisitions.
             (B) CFC will not amend its Articles of Incorporation or Bylaws as in effect on the date hereof in any manner that will adversely affect the AFC shareholders in any material respect.
             (C) CFC will promptly advise AFC in writing of any change in the businesses of CFC or CFB which is or may reasonably be expected to have a Material Adverse Effect.
             (D) CFC will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business or otherwise, which would be contrary to or in breach of any of the terms or provisions of the Transaction Documents, or which would cause any of the representations of CFC contained herein to be or become untrue in any material respect.


                      SECTION VI. COVENANTS OF THE PARTIES

         6.1 ACCESS TO PROPERTIES AND RECORDS. Between the date of this Reorganization Agreement and the Closing Date, the parties will provide to each other and to their respective accountants, counsel and other authorized representatives reasonable access, during reasonable business hours and upon reasonable notice, to their respective premises, properties, contracts, commitments, books, records and other information and will cause their respective officers to furnish to the other party and its authorized representatives such financial, technical and operating data and other information pertaining to their respective businesses, as the parties shall from time to time reasonably request.
         6.2 CONFIDENTIALITY. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, all Confidential Information and will not disclose the same to any Person. The party gaining access to such Confidential Information shall exercise the same degree of care with respect thereto that any such party uses to preserve and safeguard its own confidential proprietary information. Confidential Information shall be used only for the purpose of and in connection with consummating the transaction contemplated herein. If this Reorganization Agreement is terminated, each party hereto will promptly return all documents received by it from each other party containing Confidential Information. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, the status of the Mergers. Each party shall coordinate with the other parties, any public statements regarding the Mergers.
         6.3 COOPERATION. Each party shall use its respective, reasonable best efforts to take any and all necessary or appropriate actions, and to use its reasonable best efforts to cause its officers, directors, employees, agents, and representatives to use their reasonable best efforts and to take all steps in good faith within their power, to cause to be fulfilled those of the conditions precedent to its obligations to consummate the Mergers which are dependent upon its or their actions, including but not limited to (i) requesting the delivery of appropriate opinions and letters from its counsel and (ii) obtaining any consents, approvals, or waivers required to be obtained from other parties.

         6.4 AFFILIATES' LETTERS. AFC shall deliver to CFC a letter identifying all Persons who are, at the time the Corporate Merger is submitted to a vote of the shareholders of AFC, "affiliates" of AFC for purposes of Rule 145 of the General Rules and Regulations under the Securities Act and as required for pooling-of-interests accounting treatment. AFC shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" in the letter referred to above to deliver to CFC on or prior to the Effective Time a written agreement, in form reasonably satisfactory to CFC that such Person shall not sell, pledge, transfer or otherwise dispose of any capital stock of AFC or any CFC Common Stock owned by such person or to be received by such person as part of the consideration except in compliance with the applicable provisions of the Securities Act.
         6.5 Listing of CFC Common Stock. CFC shall cause the shares of CFC Common Stock to be issued in the transactions contemplated by this Reorganization Agreement to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time. CFC shall give such notice to the Nasdaq Stock Market as may be required to permit the listing of the CFC Common Stock issued in connection with the Corporate Merger.
         6.6 LETTERS FROM ACCOUNTANTS. Prior to the date the Registration Statement is declared effective and prior to the Effective Time, AFC will deliver to CFC letters from Arthur Andersen LLP addressed to CFC and dated not more than two business days before the date on which such Registration Statement shall have become effective and not more than two business days prior to the Effective Time, respectively, in form and substance satisfactory to CFC, and CFC will deliver to AFC letters from KPMG LLP, addressed to AFC and dated not more than two business days before the Registration Statement shall have become effective and not more than two business days prior to the Effective Time, respectively, in form and substance satisfactory to AFC, in each case with respect to the financial condition of the other party and such other matters as are customary in accountants' comfort letters.
         6.7 TAX TREATMENT; POOLING OF INTERESTS. AFC and CFC shall each take such acts within their power as may be reasonably necessary to cause the Mergers to qualify as "reorganizations" within the meaning of Section 368(a) of the Code and to qualify for pooling-of-interests accounting treatment, except to the extent such performance or failure would be prohibited by law or regulation.
         6.8 EXPENSES. Except to the extent expressly provided otherwise herein, the parties shall pay their own fees and expenses (including legal and accounting fees) incurred in connection with the Mergers.
         6.9 MATERIAL EVENTS. At all times prior to the Closing Date, each party shall promptly notify the other parties in writing of the occurrence of any event which will or may result in a breach of any covenant, representation or warranty in this Reorganization Agreement, or the failure to satisfy the conditions specified in Section VI or Section VII of this Reorganization Agreement or other material developments relevant to the consummation of the Mergers, and shall use its reasonable best efforts to prevent or promptly to remedy the same.

         6.10 ACQUISITION PROPOSALS. In the case of AFC, without the prior written consent of CFC, it shall not, and it shall cause AB not to, solicit or encourage inquiries or proposals with respect to, or furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets or deposits of, or a substantial equity interest in, AFC or AB or any merger or other business combination with AFC or AB (an "Acquisition Proposal"); provided, however, that if AFC is not otherwise in violation of this Section
6.10 and if AFC or AB has received a bona fide, unsolicited third-party offer, the Board of Directors of AFC may furnish or cause to be furnished information and may participate in such discussions and negotiations in response to such offer if such Board of Directors, after having consulted with and considered the written advice of outside counsel, has determined that the failure to provide such information or participate in such negotiations and discussions would cause the members of such Board of Directors to breach their fiduciary duties under applicable law. AFC shall instruct its and AB's officers, directors, agents, advisors and affiliates to refrain from taking any action that would violate or conflict with the foregoing. AFC shall notify CFC immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, AFC or AB, shall furnish CFC details of any such inquiries or offers and shall advise CFC promptly of all developments relating to such inquiries or proposals..
         6.11 PUBLIC ANNOUNCEMENTS. At all times until after the Closing Date, neither AFC nor CFC shall issue or permit any of its respective subsidiaries, affiliates, officers, directors or employees to issue any press release or other information to the press with respect to this Reorganization Agreement, without the express prior consent of the other party, except as may be required by law or the policies of the Nasdaq Stock Market. The parties shall cooperate to prepare a joint press release with respect to the transactions contemplated herein.
         6.12 UPDATING OF SCHEDULES. AFC and CFC shall, at the Effective Time, prepare and deliver to each other such supplements to the schedules attached hereto as may be necessary or appropriate to ensure the accuracy and completeness of the information required to be disclosed in such schedules at all times prior to the Effective Time, provided that the furnishing of any such supplement to such Schedules shall not modify, limit, or otherwise affect any representations or warranties of AFC or CFC contained herein or any right of AFC or CFC to terminate this Reorganization Agreement. AFC and CFC shall provide to each other drafts of such supplemental Schedules at least three (3) business days prior to the Closing Date.
         6.13 CERTAIN POLICIES OF AFC. AFC shall, consistent with GAAP and regulatory accounting principles, use its best efforts to record any accounting adjustments required to conform its and AB's loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to reflect consistently on a mutually satisfactory basis the policies and practices of CFC; provided, however, that AFC and AB shall not be obligated to record any such accounting adjustments pursuant to this Section unless and until AFC and AB shall be reasonably satisfied that all the conditions to the obligation of the parties to consummate the Mergers will be satisfied or waived on or before the Effective Time, and in no event until the day prior to the Closing Date. Notwithstanding any other provision hereof, until the Effective Time, the management of AFC and the authority to establish and implement its business policies shall continue to reside solely in AFC officers and board of directors, and the election of AFC directors shall be solely the prerogative of AFC shareholders.
         6.14 EMPLOYEE MATTERS.
             (A) CFC, AFC and AB agree to cooperate to develop staffing plans which will result in retention of as many AFC and AB managers and employees as is practical (as determined by CFC). CFC agrees that AFC and AB employees shall also be eligible for consideration for any other available positions for which they are qualified at CFC and its subsidiaries. CFC agrees that those former AFC or AB employees who are employed by CFC or its subsidiaries immediately following the Closing Date: (i) will be eligible, on the same basis as current CFC employees, for all CFC Benefit Plans; and (ii) will receive past service credit for eligibility and vesting (but not benefit accrual) purposes under CFC Benefit Plans for years of service with AFC and AB as if such service had been with CFC or its subsidiaries. CFC agrees that AFC may elect to fully vest its employees under some or all AFC Benefit Plans prior to consummation of the Mergers. Prior to the Closing Date, AFC shall, in accordance with the requirements of the Code and ERISA and all regulations thereunder, take steps to terminate its Employee Stock Ownership Plan ("ESOP") and its Defined Contribution Pension Plan ("DC Plan"), and, upon receipt of a favorable determination letter from the IRS with respect to each such plan, distribute the assets of such Plan to its participants. Any AFC Benefit Plans that are intended to be qualified under Section 401(a) of the Code and exempt from tax under
Section 501(a) of the Code will be terminated by proper action of the Board of Directors of AFC or AB prior to the Effective Time. CFC agrees to assume all of AFC's obligations under its Post-Retirement Health Benefit Plan with respect to AB employees eligible to receive benefits under such Plan at the Effective Time based on their age and years of service with AB. CFC further agrees that those former AFC or AB employees who are employed by CFC or its subsidiaries immediately following the Closing Date will not be subject to any pre-existing condition exclusion under CFC's medical Benefit Plans.

             (B) At Closing, CFC shall cause CFB to enter into the employment agreements attached hereto as Appendix C and D (the "Employment Agreements").
             (C) At Closing, CFC (or its subsidiaries) shall pay at least $650,000 in "pay-to-stay" bonuses to such persons as shall be reasonably designated by AFC in writing.
             (D) Any former AFC employee or any former AFC Subsidiary employee who is terminated within 18 months after Closing shall be entitled to the greater of (i) CFC's currently-applicable severance benefits, (ii) two weeks pay per year of service up to 26 weeks total pay with COBRA benefits paid by CFC for the length of the period over which the severance is paid.

             3. DIRECTORS, COMMITTEES. (a) At the Special Meeting, CFC will nominate five existing AFC directors (designated by the AFC Board of Directors, reasonably acceptable to CFC and allocated among the various classes of directors as evenly as possible) and recommend their election to the CFC shareholders for election. CFC will nominate each one for at least one additional three-year term when they stand for re-election.
         (b) Each of CFC's board committees shall include a former member of the AFC board.
         6.15 CHARITABLE CONTRIBUTIONS. CFC shall honor AFC's obligations to make the charitable contributions set forth on Schedule 6.16 (which contributions shall not exceed ______ annually). In addition, CFC shall make a $500,000 contribution (as soon as practicable after Closing in the name AB or AFC) to such charitable organizations as shall be reasonably designated by the former AFC Board of Directors.
         6.16 PROHIBITED ACTIONS.
             (A) Except as expressly provided in this Reorganization Agreement, as agreed to by CFC or as required by applicable law, rules or regulations (including the fiduciary duties of the AFC and AB directors under applicable law), during the period from the date of this Reorganization Agreement to the Effective Time, AFC shall, and shall cause its subsidiaries to, (i) take no action which would adversely affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Reorganization Agreement and (ii) take no action that could reasonably be expected to have a Material Adverse Effect on AFC or AB.
             (B) Except as expressly provided in this Reorganization Agreement, as agreed to by AFC or as required by applicable law, rules or regulations, during the period from the date of this Reorganization Agreement to the Effective Time, CFC shall, and shall cause its subsidiaries to, (i) take no action which would adversely affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Reorganization Agreement and (ii) take no action that could reasonably be expected to have a Material Adverse Effect on CFC.
         6.17 EXEMPTION FROM LIABILITY UNDER SECTION 16(B). Assuming that AFC delivers to CFC any necessary information in a timely fashion prior to the Effective Time, the CFC Board of Directors, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by any officer or director of AFC or AB (who, pursuant to the Mergers, becomes a "reporting person" of CFC under Section 16 of the Exchange Act), of CFC Common Stock in exchange for shares of AFC Common Stock, and of options to purchase shares of CFC Common Stock upon conversion of options to purchase shares of AFC Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the information provided to CFC (as contemplated above), are approved by such Board or Directors or by such committee thereof, and are intended to be exempt from liability pursuant to
Section 16(b) under the Exchange Act, such that any such receipt shall be so exempt.

              SECTION VII. CONDITIONS TO CFC'S OBLIGATION TO CLOSE

         The obligation of CFC and CFB to consummate the transactions contemplated in this Reorganization Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:
         7.1 PERFORMANCE OF ACTS AND REPRESENTATIONS BY AFC. Each of the acts and undertakings of AFC and AB to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of AFC and AB set forth in this Reorganization Agreement shall be true in all respects on the Closing Date, subject to the standard set forth in Section III, except as to transactions contemplated by this Reorganization Agreement or representations which are as of a specific date.
         7.2 OPINION OF COUNSEL FOR AFC. AFC shall have furnished CFC with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to CFC and its counsel, to the effect that, except as disclosed herein: (i) Each of AFC and AB is duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation; (ii) the consummation of the transactions contemplated by this Reorganization Agreement will not (A) violate any provision of AFC's or AB's Articles of Incorporation or Bylaws, as applicable, (B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any agreement listed on Schedule 3.18 or any order, arbitration award, judgment or decree known to counsel to which AFC or AB is a party, or by which either is bound, except as such would not, in the aggregate, have a Material Adverse Effect, except as disclosed on schedules to the Reorganization Agreement, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which AFC or AB is subject; (iii) all of the shares of AFC Common Stock and AB common stock are validly authorized and issued, fully paid and non-assessable; (iv) each of AFC and AB has the legal right and power, and all authorizations and approvals required by law, to enter into the Transaction Documents, and to consummate the transactions contemplated therein and all applicable regulatory waiting periods have passed; (v) other than filings and registrations required under applicable law to be made by CFC or CFB, all filings and registrations with, and notifications to, all federal and state authorities required on the part of AFC or AB for the consummation of the Mergers have been made; (vi) each of AFC and AB has full corporate power and authority to enter into the Transaction Documents, and the Transaction Documents have been duly authorized, executed and delivered by each of AFC and AB and constitutes a valid and legally binding obligation of AFC and AB enforceable against each of AFC and AB in accordance with their terms, except as such enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (y) laws relating to the safety and soundness of depository institutions, and (z) general principles of equity; and
(vii) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against AFC, AB or other parties which would have a Material Adverse Effect on AFC's or AB's business or properties or their abilities to make the representations and warranties and perform the obligations set forth herein.
         7.3 CONDUCT OF BUSINESS. There shall have been no Material Adverse Event with respect to AFC or AB from the date hereof through the Closing Date.
         7.4 CONSENTS. All Regulatory Approvals and other authorizations necessary, in the reasonable opinion of counsel for CFC, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Regulatory Approvals shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of CFC, renders the consummation of this transaction unduly burdensome (excluding conditions or requirements that are typically imposed in transactions of the type contemplated herein).

         7.5 CERTIFICATE. CFC shall have been furnished with such certificates of officers of AFC and AB, in form and substance reasonably satisfactory to CFC, dated as of the Closing Date, certifying to such matters as CFC may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section VII.
         7.6 SHAREHOLDER APPROVALS. The Shareholder Approvals shall have been obtained.
         7.7 SECURITIES LAWS. The Registration Statement shall have been declared effective. No order suspending the sale of the shares of CFC Common Stock in any jurisdiction shall have been issued, and no proceedings for that purpose shall have been instituted.
         7.8 The Employment Agreements shall have been executed.
         7.9 POOLING-OF-INTERESTS CFC shall have received reasonable assurance from KPMG LLP that the Mergers will qualify for pooling-of-interests accounting treatment under GAAP. CFC shall have received reasonable assurance from Arthur Andersen LLP that AFC will qualify for pooling-of-interests accounting treatment under GAAP.


           SECTION VIII. CONDITIONS TO THE OBLIGATION OF AFC TO CLOSE

         The obligation of AFC to consummate the transactions contemplated in this Reorganization Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:
         8.1 PERFORMANCE OF ACTS AND REPRESENTATIONS BY CFC AND CFB. Each of the acts and undertakings of CFC and CFB to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of CFC and CFB set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement or representations which are as of a specific date.
         8.2 OPINION OF COUNSEL FOR CFC. CFC shall have furnished AFC with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to AFC and its counsel, to the effect that, except as disclosed herein: (i) CFC and CFB are duly organized, validly existing and in good standing under the laws of the State of South Carolina; (ii) the consummation of the transactions contemplated by this Reorganization Agreement will not (A) violate any provision of CFC's or CFB's Articles of Incorporation or Bylaws, (B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any mortgage, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree known to counsel to which CFC or CFB is a party, or by which it is bound, except as such would not, in the aggregate, have a material adverse effect on the business or financial condition of CFC, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which CFC or CFB is subject; (iii) all of the shares of CFC Common Stock to be issued in connection with the Corporate Merger will be, when issued, validly authorized and issued, fully paid and non-assessable; (iv) CFC and CFB have the legal right and power, and all authorizations and approvals required by law, to enter into the Transaction Documents, and to consummate the transactions contemplated herein and all applicable regulatory waiting periods have passed; (v) all filings and registrations with, and notifications to, all federal and state authorities required on the part of AFC or AB for the consummation of the Mergers have been made; (vi) CFC and CFB have full corporate power and authority to enter into the Transaction Documents, and the Transaction Documents have been duly authorized, executed and delivered by CFC and CFB and constitutes a valid and legally binding obligation of CFC and CFB enforceable against CFC and CFB in accordance with their terms, except as such enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (y) laws relating to the safety and soundness of depository institutions, and (z) general principles of equity; (vii) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against CFC or other parties which would have a material adverse effect on CFC's business or properties or its abilities to make the representations and warranties and perform the obligations set forth herein, and (viii) the Registration Statement became effective on [date] and no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued and no proceedings for that purpose have been instituted or are pending under the Securities Act.
         8.3 CONDUCT OF BUSINESS. There shall have been no Material Adverse Event with respect to CFC or CFB from the date hereof through the Closing Date.
         8.4 CONSENTS. All Regulatory Approvals or other authorizations necessary, in the reasonable opinion of counsel for AFC, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Approvals of all applicable regulatory agencies shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of AFC, renders the consummation of this transaction unduly burdensome (excluding conditions or requirements that are typically imposed in transactions of the type contemplated herein).
         8.5 CERTIFICATE. AFC shall have been furnished with such certificates of officers of CFC and CFB, in form and substance reasonably satisfactory to AFC, dated as of the Closing Date, certifying to such matters as AFC may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section VIII.
         8.6 TAX OPINION. AFC shall have received from Wyche, Burgess, Freeman & Parham, P.A. a tax opinion, reasonably satisfactory to AFC, opining, subject to reasonable qualifications, that the Corporate Merger shall, upon compliance with reasonable conditions, qualify as a tax-free reorganization under Section 368(a) of the Code.
         8.7 SHAREHOLDER APPROVALS. The Shareholder Approvals shall have been obtained.
         8.8 SECURITIES LAWS. The Registration Statement shall have been declared effective. No order suspending the sale of the shares of CFC Common Stock in any jurisdiction shall have been issued, and no proceedings for that purpose shall have been instituted.
         8.9 POOLING-OF-INTERESTS. AFC shall have received reasonable assurance from KPMG LLP that the Mergers will qualify for pooling-of-interests accounting treatment under GAAP. AFC shall have received reasonable assurance from Arthur Andersen LLP that AFC will qualify for pooling-of-interests accounting treatment under GAAP.


                             SECTION IX. TERMINATION

         9.1 TERMINATION. This Reorganization Agreement may be terminated at any time prior to the Closing Date:
             (A) by mutual consent of the parties;
             (B) by either CFC or AFC, at that party's option, (A) if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein, or (B) if the Shareholder Approvals are not received at the Shareholder Meetings;
             (C) by either CFC or AFC if the other party (or its subsidiaries) has failed to comply with the agreements or fulfill the conditions contained herein, provided, however, that any such failure of compliance or fulfillment (other than with respect to Section 6.10, as to which this proviso does not apply) must result in a Material Adverse Event and, if curable, the breaching party must be given notice of the failure to comply and a reasonable period of time (not to exceed 30 days) to cure;
             (D) by either CFC or AFC in the event that Closing has not occurred by October 31, 2000, provided that no Party that is in material breach of any of the provisions of this Reorganization Agreement will be entitled to terminate this Reorganization Agreement pursuant to this provision;
             (E) by either CFC or AFC as contemplated in Section 9.2(b);
             (F) by the Board of Directors of AFC, if it determines by a vote of a majority of the members of its entire Board at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:
                 (1) the Average Closing Price shall be twenty percent (20%) less than the Starting Price; and
                 (2) the CFC Ratio shall be less than .85 times the Index Ratio; subject, however, to the following: If AFC refuses to consummate the Merger pursuant to this Section 9.1(f), it shall give prompt written notice thereof to CFC; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, CFC shall have the option to elect to increase the Exchange Ratio (as defined in the Plan of Merger) to equal the lesser of (i) the quotient obtained by dividing (1) the product of 0.80, the Starting Price and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the CFC Ratio. If CFC makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to AFC of such election pursuant to this Section 9.1(f) and this Reorganization Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Reorganization Agreement or the Plan of Merger to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 9.1(f).

         For purposes of this Section 9.1(f), the following terms shall have the meanings indicated:
         "AVERAGE CLOSING PRICE" shall mean the average of the daily last sales prices of CFC Common Stock as reported on The Nasdaq Stock Market (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by CFC) for the 20 consecutive full trading days in which such shares are traded ending at the closing of trading on the Determination Date.
         "AVERAGE INDEX PRICE" shall mean the average of the daily Index Price for the 20 consecutive full trading days ending at the closing of trading on the Determination Date.
         "CFC RATIO" shall mean the quotient of the Average Closing Price divided by the Starting Price.
         "DETERMINATION DATE" shall mean the date on which the last consent of the Board of Governors of the Federal Reserve System shall be received.
         "INDEX GROUP" shall mean the bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 75% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The bank holding companies and the weights attributed to them are as follows:

        Bank Holding Companies                                  Weighting (%)
        ----------------------                                  -------------
        AmSouth Bancorporation                                     13.05
        BancorpSouth, Inc.                                          1.64
        CCB Financial Corporation                                   3.02

        Bank Holding Companies                                  Weighting (%)
        ----------------------                                  -------------
        Centura Banks, Inc.                                         2.88
        Colonial BancGroup, Inc.                                    1.96
        Compass Bancshares, Inc.                                    4.05
        F&M National Corporation                                    1.08
        F.N.B. Corporation                                          0.81
        First Citizens BancShares, Inc.                             1.32
        First Tennessee National Corporation                        6.58
        First Virginia Banks, Inc.                                  3.54
        Hancock Holding Company                                     0.74
        Hibernia Corporation                                        3.00
        Keystone Financial, Inc.                                    1.70
        Mercantile Bankshares Corporation                           3.92
        National Commerce Bancorporation                            4.34
        One Valley Bancorp, Inc.                                    1.76
        Provident Bankshares Corporation                            0.78
        Regions Financial Corporation                               8.97
        SouthTrust Corporation                                     10.04
        Synovus Financial Corp.                                     9.79
        Trustmark Corporation                                       2.66
        Union Planters Corporation                                  9.19
        United Bankshares, Inc.                                     1.78
        Whitney Holding Corporation                                 1.45
                                                             ===========
                 TOTAL                                            100.0

         "INDEX PRICE" on a given date shall mean the current market price of the Index Group for that day.
         "INDEX RATIO" shall mean the quotient of the Average Index Price divided by the Index Price on the Starting Date.
         "STARTING PRICE" shall the closing price of CFC Common Stock on the Starting Date. The Starting Price shall be equitably adjusted to take into effect any stock dividend, reclassification, recapitalization, split up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date.
         "STARTING DATE" shall mean January 10, 2000.

         9.2 CONSEQUENCES OF TERMINATION.
             (A) Except as expressly provided herein, in the event of the termination or abandonment of this Reorganization Agreement pursuant to the provisions of Section 9.1, this Reorganization Agreement will become void and have no force or effect, without any liability on the part of the parties or any of their respective directors or officers or shareholders with respect to this Reorganization Agreement. Notwithstanding the preceding sentence, no termination of this Reorganization Agreement will relieve any party of any liability for any breach of this Reorganization Agreement or for any misrepresentation under this Reorganization Agreement or be deemed to constitute a waiver of any remedy available for such breach or misrepresentation. Without limiting the foregoing, termination under this Reorganization Agreement shall not affect each party's rights and obligations under the Stock Option Agreement.
             (B) Termination Fee. If this Reorganization Agreement is terminated:
                 1. by CFC (i) if at any time prior to the AFC Shareholders Meeting, the

Board of Directors of AFC shall have failed to recommend the Merger to the holders of AFC Common Stock, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of CFC, or (ii) because a tender offer or exchange offer for 20% or more of the outstanding shares of AFC Common Stock is commenced (other than by CFC) and the Board of AFC recommends that the stockholders of AFC tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within ten business days after the commencement thereof;
                 2. by AFC or CFC because of a failure to obtain the required approval of the stockholders of AFC after an Acquisition Proposal for AFC shall have been publicly disclosed, or any Person shall have publicly disclosed an intention (whether or not conditional) to make an Acquisition Proposal; or
                 3. by CFC pursuant to Section 9.1(c) if the breach by AFC giving rise to such termination was willful and, at or prior to such termination, an Acquisition Proposal shall have been made known to AFC or any of its subsidiaries or shall have been publicly disclosed to AFC's stockholders or any Person shall have made known to AFC or any of its subsidiaries or otherwise publicly disclosed an intention (whether or not conditional) to make an Acquisition Proposal and regardless of whether such Acquisition Proposal shall have been rejected by AFC or withdrawn prior to the time of such termination, then, in such case, AFC shall pay to CFC a termination fee of $10.5 million (the "Termination Fee"). Any Termination Fee that becomes payable pursuant to this Section shall be paid promptly following the receipt of a written request for Termination Fee to AFC from CFC. Notwithstanding the foregoing, in no event shall AFC be obligated to pay any Termination Fee if AFC shall be entitled to terminate this Reorganization Agreement pursuant to Section 9.1(c) due to a breach by CFC prior to the receipt by AFC of an Acquisition Proposal.
             (c) REIMBURSEMENT OF FEE. In the event that this Reorganization is terminated by AFC (or wrongfully terminated by CFC) and no Termination Fee becomes payable under Section 9.2(b), then (after the point in time when such Termination Fee could no longer reasonably become payable) CFC shall reimburse AFC for its fees payable under its currently-existing investment banking arrangement with The Robinson-Humphrey Company, up to a maximum of $250,000.

                           SECTION X. INDEMNIFICATION

         10.1 INFORMATION FOR APPLICATION AND STATEMENTS. Each of CFC and AFC represents and warrants that all information concerning it which is or will be included in any statement and application made to any governmental agency (including the Registration Statement) in connection with the transactions contemplated by the Agreement shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Each of CFC and AFC so representing and warranting will indemnify and hold harmless the other, each of its directors and officers, who controls the other within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable laws and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each of CFC and AFC agrees, at any time upon the request of the other, to furnish to the other a written letter or statement confirming the accuracy of the information contained in any proxy statement, registration statement, report or other application or statement, or in any draft of any such document, and confirming that the information contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this Section X shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other party.
         10.2 INDEMNIFICATION OF OFFICERS AND DIRECTORS.
             (A) CFC covenants and agrees that it will cause each person who is an officer or director of AFC or a director of AB (an "Indemnitee") on the Closing Date to be indemnified for any costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") arising out of such person's service as an officer or director of AFC or director of AB to the fullest extent to which such Indemnitee is entitled under the Articles of Incorporation and Bylaws of CFC in effect on the date hereof (except that this provision shall not be construed so as to cause CFC to violate applicable law). Without limiting the foregoing obligation, CFC agrees that all limitations of liability existing in favor of an Indemnitee in the Articles of Incorporation and Bylaws of AFC as in effect on the date hereof and the laws of the State of South Carolina arising out of matters existing or occurring at or prior to the Effective Time shall survive the Mergers and shall continue in full force. CFC, upon request of such Indemnitee, shall advance expenses in connection with such indemnification. The provisions of this Section X shall survive the closing and shall be enforceable directly by each officer and director of AFC benefited by this Section X.
             (B) Any Indemnity wishing to claim indemnification under this
Section X, upon learning of such claims or liabilities, shall promptly notify CFC thereof; provided, that the failure so to notify shall not affect the obligations of CFC hereunder unless such failure materially increases CFC's liability hereunder. In the event of any litigation giving rise to a claim hereunder, (i) CFC shall have the right to assume the defense thereof, if it so elects, and CFC shall pay all reasonable fees and expenses of counsel for the Indemnities promptly as statements therefor are received; provided, however, that CFC shall be obligated pursuant to this Section to pay for only one firm of counsel for all Indemnities in any jurisdiction for any single action, suit or proceeding or any group of actions, suits or proceedings arising out of or related to a common body of facts, (ii) the Indemnities shall cooperate in the defense of any such matter, (iii) CFC shall not be liable for any settlement effected without its prior written consent and (iv) CFC shall have no obligation hereunder in the event a federal banking agency or a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of an Indemnity in the manner contemplated hereby is prohibited by applicable law.
         10.3 INSURANCE. Prior to Closing, AFC shall use its best efforts to extend its existing directors' and officers' liability insurance policy past the Closing Date (spending up to approximately $100,000) and after Closing, CFC shall take no action to terminate prematurely such policy.


                            SECTION XI. MISCELLANEOUS

         11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as otherwise provided in this Reorganization Agreement, the representations, warranties and covenants contained in this Reorganization Agreement or in any other documents delivered pursuant hereto, shall not survive the Closing of the transactions. Notwithstanding any investigation made by or on behalf of the parties, whether before or after Closing Date, the parties shall be entitled to rely upon the representations and warranties given or made by the other party(ies) herein. Each of the covenants set forth in Sections 6.2, 6.14, 6.15, 6.16, 10.2 and 10.3 shall survive the Closing Date forever (except that this sentence shall not be construed to extend any applicable statutes of limitations).
         11.2 ENTIRE AGREEMENT. This Reorganization Agreement, including any schedules, exhibits, lists and other documents referred to herein which form a part hereof, contains the entire agreement of the parties with respect to the subject matter contained herein and there are no agreements, warranties, covenants or undertakings other than those expressly set forth herein.
         11.3 BINDING AGREEMENT. This Reorganization Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Agreement shall not be assigned by either of the parties hereto without the prior written consent of the other party hereto.
         11.4 NOTICES. Any notice given hereunder shall be in writing and shall be deemed delivered and received upon reasonable proof of receipt. Unless written designation of a different address is filed with each of the other parties hereto, notice shall be transmitted to the following addresses:

         For CFC:          William S. Hummers III
                           Carolina First Corporation
                           102 South Main Street
                           Greenville, South Carolina 29601
                           Fax: 864-239-4605

         Copy to:          William P. Crawford, Jr.
                           Wyche, Burgess, Freeman & Parham, P.A.
                           Post Office Box 728
                           Greenville, South Carolina 29602
                           Fax: 864-235-8900

         For AFC:          Stephen L. Chryst
                           Anchor Financial Corporation
                           2002 Oak Street
                           Myrtle Beach, South Carolina 29578
                           Fax: 843-946-3173

         Copies to:        Tom Parrish
                           Gerrish & McCreary, P.C.
                           700 Colonial Road - Suite 200
                           Memphis, TN 38117
                           Fax: 901-684-2339

         11.5 COUNTERPARTS. This Reorganization Agreement may be executed in one or more Counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
         11.6 HEADINGS. The section and paragraph headings contained in this Reorganization Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Reorganization Agreement.
         11.7 LAW GOVERNING. This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.
         11.8 AMENDMENT. This Reorganization Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.
         11.9 WAIVER. Any term, provision or condition of this Reorganization Agreement (other than that required by law) may be waived in writing at any time by the party which is entitled to the benefits thereof.

                                   END OF PAGE

         IN WITNESS WHEREOF, this Reorganization Agreement has been duly entered as of the date first written above.

WITNESS:
                                                  CAROLINA FIRST CORPORATION


/s/                                           By:     /s/
------------------------------------                 ---------------------------------------
/s/                                                   William S. Hummers III
------------------------------------                  Executive Vice President


                                                      CAROLINA FIRST BANK


/s/                                           By:    /s/
------------------------------------                 --------------------------------------
/s/                                                  William S. Hummers III
------------------------------------                 Executive Vice President and Cashier


                                                     ANCHOR FINANCIAL CORPORATION


/s/                                           By:    /s/
------------------------------------                 --------------------------------------
/s/                                                  Stephen L. Chryst
------------------------------------                 President and Chief Executive Officer


                                                     THE ANCHOR BANK


/s/                                           By:    /s/
------------------------------------                 --------------------------------------
/s/                                                  Stephen L. Chryst
------------------------------------                 President and Chief Executive Officer


Appendices (omitted)

                                   APPENDIX A
                                PLAN OF MERGER OF
                          ANCHOR FINANCIAL CORPORATION
                                  WITH AND INTO
                                CFC INTERIM, INC.


         Pursuant to this Plan of Merger (the "Plan of Merger"), Anchor Financial Corporation ("AFC"), a South Carolina corporation headquartered in Myrtle Beach, South Carolina, shall be merged with and into CFC Interim, Inc. ("Interim"), a South Carolina corporation headquartered in Greenville, South Carolina.

                             ARTICLE I. DEFINITIONS

         The capitalized terms set forth below shall have the following meanings:
         1.1. "AB" shall mean Anchor Bank, a South Carolina state bank.
         1.2. "Articles of Merger" shall mean the Articles of Merger to be executed by Interim and AFC in a form appropriate for filing with the Secretary of State of South Carolina, relating to the effective consummation of the Corporate Merger as contemplated by the Plan of Merger.
         1.3. "BCA" shall mean the South Carolina Business Corporation Act of 1988, as amended.
         1.4 "CFB" shall mean Carolina First Bank, a South Carolina corporation and a wholly-owned subsidiary of CFC.
         1.2. "CFC Common Stock" shall mean the common stock, par value $1.00 per share, of CFC.
         1.3. "Change of Control Transaction" shall mean, with respect to CFC, a transaction in which a majority of the surviving entity of such transaction (or a majority of the entity holding substantially all of the assets of CFC) is not owned by persons holding CFC Common Stock immediately prior to such transaction.
         1.6. "Corporate Merger" shall mean the merger of AFC with and into Interim as more particularly set forth herein and in the Reorganization Agreement.
         1.7. "Effective Time" shall mean the date and time which the Corporate Merger becomes effective as more particularly set forth in Section 2.2 hereof. Subject to the terms and conditions hereof, the Effective Time shall be such time on such date as CFC shall notify AFC in writing not less than five days prior thereto, which date shall not be more than 30 days after all conditions have been satisfied or waived in writing.
         1.8. "Exchange Ratio" shall mean the number of shares of CFC Common Stock issuable in exchange for one share of AFC Common Stock, as calculated pursuant to Section 3.1 hereof.
         1.9. "Person" shall mean an individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
         1.10. "Reorganization Agreement" shall mean the Reorganization Agreement among CFC, CFB, AB and AFC dated the date hereof, to which this Plan of Merger is attached as Appendix A.
         1.11. "Rights" shall mean warrants, calls, commitments, options, rights (whether stock appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, and other arrangements or commitments which obligate a Person to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its capital stock or other ownership interests, or any voting rights thereof or therein, or to pay monetary sums by reference to the existence or market valuation, or in lieu and place, of any of its capital stock or ownership interests therein.
         1.16. "Shareholder Approvals" shall mean, as the context may require, the duly authorized written consent of CFC to the merger of AB with and into CFB; the approval by the requisite vote of the shareholders of AFC at the AFC Shareholders' Meeting of the merger of AFC with and into Interim; and the approval by the requisite vote of the shareholders of CFC at the CFC Shareholders' Meeting of the merger of AFC with and into Interim, all in accordance with the Reorganization Agreement and this Plan of Merger.

                                       -1

         1.17. "Shareholders' Meeting" shall mean, as applicable, the meetings of the shareholders of AFC and CFC at which the Corporate Merger shall be voted upon.
         1.18. "Surviving Corporation" shall mean Interim after consummation of the Corporate Merger.


                        ARTICLE II. THE CORPORATE MERGER

         2.1. CORPORATE MERGER. At the Effective Time, subject to the terms and conditions of the Reorganization Agreement and this Plan of Merger, AFC shall merge with and into Interim, the separate existence of AFC shall cease, and Interim (the "Surviving Corporation") shall survive and the name of the Surviving Corporation shall be "Carolina First Corporation". By virtue of the Corporate Merger and without any action on the part of the holders thereof, each of the shares of AFC Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held by AFC, CFC, Interim any AFC Subsidiary or any CFC Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted (the "Excluded Shares")) shall be converted into the right to receive the Merger Consideration referenced in Article III below. Each of the shares of CFC Common Stock (including the rights ("CFC Rights") issued pursuant to a Shareholder Rights Agreement, dated November 9, 1993 (as amended, the "CFC Rights Agreement")), and any shares of any CFC Subsidiary or AFC Subsidiary outstanding immediately prior to the Effective Time shall continue to be issued and outstanding, and shall not be converted, exchanged or altered in any manner as a result of the Corporate Merger.
         2.2. EFFECTIVE TIME. The Corporate Merger shall become effective on the date and at the time specified in the Articles of Merger, and in the form to be filed with the Secretary of State of the State of South Carolina.
         2.3. CAPITALIZATION. The number of authorized shares of capital stock of the Surviving Corporation shall be the same as immediately prior to the Corporate Merger.
         2.4. ARTICLES OF INCORPORATION. The articles of incorporation of Interim as in effect at the Effective Time shall be and remain the articles of incorporation of the Surviving Corporation.
         2.5. BYLAWS. The Bylaws of Interim, as in effect at the Effective Time, shall continue in full force and effect as the bylaws of the Surviving Corporation until otherwise amended as provided by law or by such bylaws.
         2.6. PROPERTIES AND LIABILITIES OF AFC AND CFC; MANAGEMENT. At the Effective Time, the separate existence and corporate organization of AFC shall cease, and Interim shall thereupon and thereafter, to the extent consistent with applicable law and with its articles of incorporation and the changes, if any, provided by the Corporate Merger, possess all the rights, privileges, immunities, liabilities and franchises, of a public as well as a private nature, of AFC without further act or deed. The directors and officers of Interim in office immediately prior to the Corporate Merger becoming effective shall be the directors and officers of the Surviving Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.


                        ARTICLE III. MERGER CONSIDERATION

         3.1. MERGER CONSIDERATION. In connection with the Corporate Merger, each share of AFC Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Corporate Merger and without any action on the part of the holder thereof, be exchanged for and converted into 2.175 shares of CFC Common Stock (the "Exchange Ratio"). All of the stock prices set forth in this Section 3.1 shall also be subject to equitable adjustment for stock splits, stock dividends, reverse stock splits and similar items.
         3.2. CFC COMMON STOCK; INTERIM COMMON STOCK. None of the shares of CFC shall be converted in the Corporate Merger and the capitalization of CFC after the Corporate Merger shall remain unchanged (except to reflect the issuance of shares in Section 3.1 above). None of the shares of Interim shall be converted in the Corporate Merger and the capitalization of Interim after the Corporate Merger shall remain unchanged.

                                       -2

         3.3. AUTHORIZED OR TREASURY SHARES. Any and all shares of AFC Common Stock held as treasury shares by AFC or authorized but unissued shares shall be canceled and retired at the Effective Time, and no consideration shall be issued or given in exchange therefor.
         3.4. FRACTIONAL SHARES. No fractional shares of CFC Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 3.1 hereof, cash will be paid to the holders of the AFC Common Stock in respect of any fractional share that would otherwise be issuable based on the Ending Price.
         3.5. EXCLUDED SHARES. Each of the Excluded Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
         3.6. EQUITABLE ADJUSTMENTS. In the event of any change in the outstanding CFC Common Stock by reason of a stock dividend, stock split, stock consolidation, recapitalization, reorganization, merger, split up or the like, the Conversation Ratio and all stock prices set forth in this Article III shall be appropriately adjusted so as to preserve, but not increase, the benefits of this Plan of Merger to the holders of AFC Common Stock.
         3.7. TRANSFERS. At the Effective Time, the stock transfer books of AFC shall be closed and no transfer of AFC Common Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding, none of the parties to the Reorganization Agreement or any affiliate of the foregoing shall be liable to a holder of AFC Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.


                ARTICLE IV. EXCHANGE OF COMMON STOCK CERTIFICATES

         4.1. ISSUANCE OF CFC CERTIFICATES; CASH FOR FRACTIONAL SHARES. (a) As soon as practicable after the Effective Time (but in no event more than five days after the Effective Time), CFC or its transfer agent (in such capacity, the "Exchange Agent") shall mail, or cause to be mailed, and otherwise make available to each record holder of Shares, a form of the letter of transmittal and instructions for use in effecting surrender and exchange of certificates which immediately before the Effective Time represented shares of AFC Common Stock ("Certificates") for payment therefor. Upon receipt of such notice and transmittal form, each holder of Certificates at the Effective Time shall surrender the Certificate or Certificates to the Exchange Agent, and shall promptly upon surrender receive in exchange therefor the Merger Consideration provided in Section 3 of this Plan of Merger. If any portion of the payment to be made upon surrender and exchange of a Certificate is to be paid to a person other than the person in whose name the Certificate is registered, it shall be a condition of such payment that the Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay in advance any transfer or other taxes or establish to the satisfaction of CFC that no such tax is applicable. Upon surrender, each Certificate shall be canceled. In addition, Certificates surrendered for exchange by any person constituting an affiliate of AFC for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for certificates representing shares of CFC Common Stock until CFC has received the written agreement from such person as provided for in
Section 6.4 of the Reorganization Agreement.
         (b) Adequate provisions shall be made to permit Certificates to be surrendered and exchanged in person not later than the business day following the Effective Time.
         4.2. AUTHORIZED WITHHOLDINGS. CFC shall not be obligated to deliver the consideration to which any former holder of AFC Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of AFC Common Stock for exchange as provided in this Article IV, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by CFC or AFC. In addition, no dividend or other distribution payable to the holders of record of CFC Common Stock as of any time subsequent to the Effective Time shall be paid to the holder of any certificate representing shares of AFC Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 above. However, upon surrender of the AFC Common Stock certificate both the CFC Common Stock certificate, together with all such withheld dividends or other distributions and any withheld

                                       -3
cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, shall be delivered and paid with respect to each share represented by such certificate.
         4.3. LIMITED RIGHTS OF FORMER AFC SHAREHOLDERS. After the Effective Time, each outstanding certificate representing shares of AFC Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than voting and the payment of dividends and other distributions to which the former shareholder of AFC Common Stock may be entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the requisite number of shares of CFC Common Stock in exchange therefor (and cash in lieu of fractional shares) as provided in this Plan of Merger.


                    ARTICLE V. STOCK OPTIONS AND OTHER RIGHTS

         5.1. OPTIONS. All options set forth in Schedule 3.5 to the Reorganization Agreement shall be converted into the right to receive shares of CFC Common Stock based on the Exchange Ratio.


                            ARTICLE VI. MISCELLANEOUS

         6.1. CONDITIONS PRECEDENT. Consummation of the Merger is conditioned upon receipt of the Shareholder Approvals. In addition, consummation of the Merger is conditioned upon the fulfillment of the conditions precedent set forth in Article VII and Article VIII of the Reorganization Agreement, subject to waiver of any such conditions, if appropriate, as provided thereunder.
         6.2. TERMINATION. This Plan of Merger may be terminated at any time prior to the Effective Time as provided in Article IX of the Reorganization Agreement.
         6.3. AMENDMENTS. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the board of directors of each of the parties hereto; provided, however, that this Plan of Merger may not be amended after the Shareholders' Meetings except in accordance with applicable law.

         Dated as of this _____ day of _______________, 2000.


                                       -4

                                   APPENDIX B
                                 PLAN OF MERGER
                                       OF
                                   ANCHOR BANK
                                  WITH AND INTO
                               CAROLINA FIRST BANK


         Pursuant to this Plan of Merger (the "Plan of Merger"), Anchor Bank ("AB"), a state banking corporation existing under the laws of South Carolina, shall be merged with and into Carolina First Bank ("CFB"), a state banking corporation existing under the laws of South Carolina.


                             ARTICLE I. DEFINITIONS

         The capitalized terms set forth below shall have the following meanings.
         1.1. "AB Common Stock" shall mean the common stock, par value $__ per share, of AB.
         1.1. "Articles of Merger" shall mean the Articles of Merger to be executed by CFB and AB in a form appropriate for filing with the Secretary of State of South Carolina, relating to the effective consummation of the Bank Merger as contemplated by the Plan of Merger.
         1.2. "BCA" shall mean the South Carolina Business Corporation Act of 1988, as amended.
         1.3. "Bank Merger" shall mean the merger of AB with and into CFB as more particularly set forth in the Reorganization Agreement.
         1.4. "CFB Common Stock" shall mean the common stock, par value $1.00 per share, of CFB.
         1.5. "CFC" shall mean Carolina First Corporation, a bank holding company headquartered in Greenville, South Carolina.
         1.6. "Effective Time" shall mean the date and time which the Bank Merger becomes effective as more particularly set forth in Section 2.2 hereof. Subject to the terms and conditions hereof, the Effective Time shall be such time on such date as CFB shall notify AB in writing not less than five days prior thereto, which date shall not be more than 30 days after all conditions have been satisfied or waived in writing.
         1.7. AFC. Anchor Financial Corporation, a corporation organized and existing under the laws of the state of South Carolina.
         1.8. "FDIC" shall mean the Federal Deposit Insurance Corporation.
         1.9. "Person" shall mean an individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
         1.10. "Reorganization Agreement" shall mean the Reorganization Agreement among CFC, CFB and AFC dated the date hereof, to which this Plan of Merger is attached as Appendix A.
         1.11. "Shareholder Approvals" shall mean, as the context may require, the duly authorized written consent of CFC to the merger of AB with and into CFB; the approval by the requisite vote of the shareholders of AFC at the AFC Shareholders' Meeting of the merger of AFC with and into CFC; and the approval by the requisite vote of the shareholders of CFC at the CFC Shareholders' Meeting of the acquisition of AFC.
         1.12. "Surviving Corporation" shall mean CFB after consummation of the Bank Merger.

                           ARTICLE II. THE BANK MERGER



                                       -1

         2.1. BANK MERGER. At the Effective Time, subject to the terms and conditions of the Reorganization Agreement and this Plan of Merger, AB shall merge with and into CFB, the separate existence of AB shall cease, and CFB (the "Surviving Corporation") shall survive and the name of the Surviving shall be "Carolina First Bank". By virtue of the Bank Merger and without any action on the part of the holders thereof, each of the shares of AB Common Stock issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the Merger Consideration referenced in Article III below. Each of the shares of CFB Common Stock, and any shares of any CFB subsidiary or AB subsidiary outstanding immediately prior to the Effective Time shall continue to be issued and outstanding, and shall not be converted, exchanged or altered in any manner as a result of the Bank Merger.
         2.2. EFFECTIVE TIME. The Bank Merger shall become effective on the date and at the time specified in the Articles of Merger, and in the form to be filed with the Secretary of State of the State of South Carolina and the FDIC.
         2.3. CAPITALIZATION. The number of authorized shares of capital stock of the Surviving Corporation shall be the same as immediately prior to the Bank Merger.
         2.4. ARTICLES OF INCORPORATION. The articles of incorporation of CFB as in effect at the Effective Time shall be and remain the articles of incorporation of the Surviving Corporation.
         2.5. BYLAWS. The Bylaws of CFB, as in effect at the Effective Time, shall continue in full force and effect as the bylaws of the Surviving Corporation until otherwise amended as provided by law or by such bylaws.
         2.6. PROPERTIES AND LIABILITIES OF AB AND CFB; MANAGEMENT. At the Effective Time, the separate existence and corporate organization of AB shall cease, and CFB shall thereupon and thereafter, to the extent consistent with applicable law and with its articles of incorporation and the changes, if any, provided by the Bank Merger, possess all the rights, privileges, immunities, liabilities and franchises, of a public as well as a private nature, of AB without further act or deed. The directors and officers of CFB in office immediately prior to the Bank Merger becoming effective shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.


                        ARTICLE III. MERGER CONSIDERATION

         3.1. MERGER CONSIDERATION. In connection with the Bank Merger, all shares of AB Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be exchanged for and converted into 100 shares of CFB Common Stock (the "Merger Consideration").
         3.2. CFB COMMON STOCK. None of the shares of CFB shall be converted in the Bank Merger and the capitalization of CFB after the Bank Merger shall remain unchanged.
         3.3. AUTHORIZED OR TREASURY SHARES. Any and all shares of AB Common Stock held as treasury shares by AB or authorized but unissued shares shall be canceled and retired at the Effective Time, and no consideration shall be issued or given in exchange therefor.
         3.4. TRANSFERS. At the Effective Time, the stock transfer books of AB shall be closed and no transfer of AB Common Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding, none of the parties to the Reorganization Agreement or any affiliate of the foregoing shall be liable to a holder of AB Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.


                ARTICLE IV. EXCHANGE OF COMMON STOCK CERTIFICATES


                                       -2

         4.1. ISSUANCE OF CFB CERTIFICATES; CASH FOR FRACTIONAL SHARES. After the Effective Time, each holder of shares of AB Common Stock issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to CFB or its transfer agent, and shall promptly upon surrender receive in exchange therefor the Merger Consideration provided in Section 3.1 of this Plan of Merger.
         4.2. AUTHORIZED WITHHOLDINGS. CFB shall not be obligated to deliver the consideration to which any former holder of AB Common Stock is entitled as a result of the Bank Merger until such holder surrenders his or her certificate or certificates representing the shares of AB Common Stock for exchange as provided in this Article IV, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by CFB or AB. In addition, no dividend or other distribution payable to the holders of record of CFB Common Stock as of any time subsequent to the Effective Time shall be paid to the holder of any certificate representing shares of AB Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 above. However, upon surrender of the AB Common Stock certificate both the CFB Common Stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, shall be delivered and paid with respect to each share represented by such certificate.
         4.3. LIMITED RIGHTS OF FORMER AB SHAREHOLDERS. After the Effective Time, each outstanding certificate representing shares of AB Common Stock prior to the Effective Time shall be deemed for all Bank purposes (other than voting and the payment of dividends and other distributions to which the former shareholder of AB Common Stock may be entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the requisite number of shares of CFB Common Stock in exchange therefor as provided in this Plan of Merger.


                            ARTICLE V. MISCELLANEOUS

         5.1. CONDITIONS PRECEDENT. Consummation of the Bank Merger is conditioned upon receipt of the Shareholder Approvals. In addition, consummation of the Bank Merger is conditioned upon the fulfillment of the conditions precedent set forth in Section VII and Section VIII of the Reorganization Agreement, subject to waiver of any such conditions, if appropriate, as provided thereunder.
         5.2. TERMINATION. This Plan of Merger may be terminated at any time prior to the Effective Time as provided in Section IX of the Reorganization Agreement.
         5.3. AMENDMENTS. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the board of directors of each of the parties hereto.


         Dated as of this _____ day of _______________, 2000.


                                       -3

                                                                      APPENDIX C


            NOTICE: THIS CONTRACT IS SUBJECT TO ARBITRATION PURSUANT
                  TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT

                            NONCOMPETITION, SEVERANCE
                            AND EMPLOYMENT AGREEMENT
                                     BETWEEN
                 CAROLINA FIRST BANK, CAROLINA FIRST CORPORATION
                                       AND
                                STEPHEN L. CHRYST


         This Noncompetition, Severance and Employment Agreement (this "Agreement") is made and entered into as of this 10th day of January 2000, to be effective at the effective time of the acquisition of Anchor Financial Corporation by Carolina First Corporation ("Effective Time") by and between Stephen L. Chryst, an individual (the "Executive"), Carolina First Corporation and Carolina First Bank, a South Carolina banking corporation headquartered in Greenville, South Carolina (the "Company"). As used herein, the term "Company" shall include the Company and any and all of its affiliates where the context so applies.


                               W I T N E S S E T H

         WHEREAS the Company's Board of Directors (the "Board") believes that the Executive will be instrumental in the success of the Company;

         WHEREAS the Company desires to employ the Executive as Chairman of the Board and Chief Operating Officer of Carolina First Bank and in such other capacities as set forth herein;

         WHEREAS the terms hereof are consistent with the executive compensation objectives of the Company as established by the Board;

         WHEREAS the Executive is willing to accept the employment contemplated herein under the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT. Subject to the terms and conditions hereof, Carolina First Bank hereby employs the Executive and Executive hereby accepts such employment as the Chairman of the Board and Chief Operating Officer of the Company having such duties and responsibilities as are set forth in
         Section 3 below.

1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings specified below.

         "CHANGE IN CONTROL" shall mean
                  (i) The acquisition, directly or indirectly, by any Person (other than (A) any employee plan established by the Company, (B) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company), of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing an aggregate of 20% or more of the combined voting power of the Company's then outstanding voting securities;

                  (ii) During any period of up to two consecutive years individuals who, at the beginning of such period, constitute the Board cease for any reason to constitute at least a majority thereof, provided that any person who becomes a director subsequent to the beginning of such period and whose nomination for election is approved by at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (other than a director (A) whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act, or (B) who was designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) hereof) shall be deemed a director as of the beginning of such period;
                  (iii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of any Company, at least 51% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no

         Person is or becomes the beneficial owner (as defined in clause (i) above), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 25% or more of the combined voting power of the Company's then outstanding voting securities; or (C) a plan of complete liquidation of the Company or an agreement for the sale or disposition of the Company of all or substantially all of the Company's assets; or

                  (iv) The occurrence of any other event or circumstance which is not covered by (i) through (iii) above which the Board determines affects control of the Company and, in order to implement the purposes of this Agreement as set forth above, adopts a resolution that such event or circumstance constitutes a Change in Control for the purposes of this Agreement.

         "CAUSE" shall mean:

                  (i) In the absence of a Change in Control, (a) fraud; (b) embezzlement; (c) conviction of the Executive of any felony; (d) a material breach of, or the wilful failure or refusal by the Executive to perform and discharge the Executive's duties, responsibilities and obligations under this Agreement and pursuant to a mutually acceptable job description; (e) any act of moral turpitude or wilful misconduct by the Executive intended to result in personal enrichment of the Executive at the expense of the Company, or any of its affiliates or which has a material adverse impact on the Business or reputation of the Company or any of its affiliates (such determination to be made by the Board in its reasonable judgment); (f) intentional material damage to the property or Business of the Company; (g) gross negligence; or
         (h) the ineligibility of the Executive to perform his duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Company.

                  (ii) After a Change in Control (a) material criminal fraud,
         (b) gross negligence, (c) intentional material damage to the property or business of the Company, or (d) the commission of a material felony, but only if (1) the Executive has been provided with written notice of any assertion that there is a basis for termination for cause which notice shall specify in reasonable detail specific facts regarding any such assertion, (2) Executive is given thirty (30) days to cure any alleged violation of this Agreement, (3) such written notice is provided to the Executive a reasonable time before the Board meets to consider any possible termination for cause, (4) at or prior to the meeting of the Board to consider the matters described in the written notice, an opportunity is provided to the Executive and his counsel to be heard before the Board with respect to the matters described in the written notice, (5) any resolution or other Board action held with respect to any deliberation regarding or decision to terminate the Executive for cause is duly adopted by a vote of a majority of the entire Board of the Company at a meeting of the Board called and held and (6) the Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination. No act or failure to act by the Executive shall be considered wilful unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. The unwillingness of the Executive to accept any or all of a change in the nature or scope of his position, authorities or duties, a reduction in his total compensation or benefits, a relocation that he deems unreasonable in light of his personal circumstances, or other action by or request of the Company in respect of his position, authority, or responsibility that he reasonably deems to be contrary to this Agreement, may not be considered by the Board to be a failure to perform or misconduct by the Executive.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, rule or regulation of similar effect.

         "CONFIDENTIAL INFORMATION" shall mean all business and other information relating to the business of the Company, including without limitation, technical or nontechnical data, programs, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information does not include confidential business information which does not constitute a trade secret under applicable law two years after any expiration or termination of this Agreement.

         "DISABILITY" or "DISABLED" shall mean the Executive's inability as a result of physical or mental incapacity to substantially perform his duties for the Company on a full-time basis, with or without accommodation, for a period of six (6) months.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "INVOLUNTARY TERMINATION" shall mean the termination of Executive's employment by the Executive which, is due to (i) a change of the Executive's responsibilities, position (including status as Chief Operating Officer of the Company, its successor or ultimate parent entity, office, title, reporting relationships or working conditions) authority or duties (including changes resulting from the assignment to the Executive of any duties inconsistent with his positions, duties or responsibilities; or (ii) a change in the terms or status (including the seven (7)year

Term) of this Agreement; or (iii) a reduction in the Executive's compensation or benefits; or (iv) a forced relocation of the Executive from the Myrtle Beach metropolitan area; or (v) a significant increase in the Executive's travel requirements.

         "PERSON" shall mean any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

         "VOLUNTARY TERMINATION" shall mean the termination by Executive of Executive's employment following a Change in Control which is not the result of any of clauses (i) through (v) set forth in the definition of Involuntary Termination above.

         3.  DUTIES.
             -------

             3.1 During the term hereof, the Executive shall be provided such office, and administrative, office automation, voice and network data support commensurate with Executive's position and requirements and consistent with those provided other high-ranking officers of the Company and shall have such mutually agreeable duties and authority as are typical of the Chairman of the Board and Chief Operating Officer of a company such as the Company. Executive shall be a member of the Management Operating Committee (MOC) and shall be a non-voting attendee of the Company's Compensation Committee. Executive shall report to the Chief Executive Officer of Carolina First Corporation. Executive agrees that during the Term hereof, he will devote his full working time, attention and energies to his mutually agreed upon job duties. Executive shall not, without the prior written consent of the Company, at any time during the Term hereof (i) accept employment with, or render services of a business, professional or commercial nature to, any Person other than the Company, (ii) engage in any venture or activity which the Company may in good faith consider to be competitive with or adverse to the business of the Company or of any affiliate of the Company, whether alone, as a partner, or as an officer, director, employee or shareholder or otherwise, except that the ownership of not more than 5% of the stock or other equity interest of any publicly traded corporation or other entity shall not be deemed a violation of this Section, or
(iii) engage in any venture or activity which the Board may in good faith consider to interfere with Executive's performance of his duties hereunder. Executive may continue to serve on the boards of directors for which he is currently a member. The Company shall incur no obligations as a result of Executive's service.

             3.2 Provided Executive is not terminated for cause and has not been convicted of fraud, embezzlement, or any other felonly, Executive will be nominated to serve on the Board of the Company and the Board of Directors of Carolina First Corporation for each year until Executive reaches age sixty-five
(65). Provided, however, if Executive is not elected to the Board of the Company or the Board of Directors of Carolina First Corporation or their successors and not an active employee, Executive will receive Board fees as if Executive were an outside board member until Executive reaches the age of sixty-five (65).

         4. TERM. Unless earlier terminated as provided herein, the Executive's employment hereunder shall be for a term of seven (7) years (the "Term") commencing at the Effective Time.

Except for the obligations under Sections 6.9 and 6.10, this Agreement shall terminate upon the expiration of such Term.

         5. TERMINATION. This Agreement may be terminated as follows:
            -----------

                  5.1 The Company. The Company shall have the right to terminate Executive's employment hereunder at any time during the Term hereof (i) for Cause, (ii) if the Executive becomes Disabled, (iii) upon the Executive's death, or (iv) without Cause.
                           5.1.1 If the Company terminates Executive's employment under this Agreement prior to the fourth anniversary of the Effective Time, pursuant to clauses (i), (ii) or (iii) of Section 5.1 the Company's obligations hereunder shall cease as of the date of termination except as provided in Section 6.11; provided, however, if Executive is terminated for Cause after a Change in Control, then such termination shall be treated as a Voluntary Termination as contemplated in Section 5.2.2 below. If the Company terminates Executive's employment under this Agreement pursuant to clause (i) of Section 5.1 after the fourth anniversary of the Effective Time, Executive shall be entitled to receive as severance the compensation and benefits provided in Section 6 for the remainder of the Term. If the Company terminates Executive's employment under this Agreement pursuant to clauses (ii) and (iii) of Section 5.1 after the fourth anniversary of the Effective Time, the Company's obligations hereunder shall cease as of the date of termination, except for the obligations under Sections 6.9, 6.10, and 6.11.

                           5.1.2 If the Company terminates Executive pursuant to clause (iv) of Section 5.1, Executive shall be entitled to receive immediately as severance upon such termination, aggregate compensation and benefits provided in Section 6 for the remainder of the Term.

                           5.1.3 In the event of such termination, pursuant to clause (iv) of Section 5.1, (A) all rights of Executive pursuant to awards of share grants or options granted by the Company shall be deemed to have vested and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended, and (B) the Executive shall be deemed to be credited with service with the Company for such remaining Term for the purposes of the Company's benefit plans; (C) the Executive shall be deemed to have retired from the Company and shall be entitled as of the termination date, or at such later time as he may elect to commence receiving the total combined qualified and non-qualified retirement benefit to which he is entitled hereunder, or his total non-qualified retirement benefit hereunder if under the terms of the Company's qualified retirement plan for salaried employees he is not entitled to a qualified benefit, and (D) if any provision of this
         Section 5.1.3 cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit, or other plan, or arrangement of the Company because the Executive has ceased to be an actual employee of the Company, because the Executive has insufficient or reduced credited service based upon his actual employment by the Company, because the plan or arrangement has been terminated or amended after the effective date of this Agreement, or because of any other reason, the Company itself shall pay or otherwise provide the equivalent of such rights, benefits and credits for such benefits to Executive, his dependents, beneficiaries and estate.

              5.2 By Executive. Executive shall have the right to terminate his employment hereunder if (i) the Company materially breaches this Agreement and such breach is not cured within 30 days after written notice of such breach is given by Executive to the Company; (ii) there is a Voluntary Termination; or
(iii) there is an Involuntary Termination.

                           5.2.1 If Executive terminates his employment other than pursuant to clauses (i), (ii) or (iii) of Section 5.2 prior to the fourth anniversary of the Effective Time, the Company's obligations under this Agreement shall cease as of the date of such termination and Executive shall be subject to the confidentiality provisions set forth in Section 8 hereof and the noncompetition provisions set forth in
         Section 9 hereof.

                       5.2.2 If during the Term, Executive terminates his employment hereunder pursuant to clauses (i), (ii) or (iii) of Section
         5.2 or at any time after the fourth anniversary of the Effective Time, Executive shall be entitled to receive and the compensation and benefits provided in Section 6 for the remainder of the Term and for the period specified in Sections 6.9 and 6.10.

                       5.2.3 In addition, in the event of such termination pursuant to any of clauses (i) through (iii) of this Section 5.2, (A) all rights of Executive pursuant to awards of share grants or options granted by the Company shall be deemed to have vested and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended, and (B) the Executive shall be deemed to be credited with service with the Company for such remaining Term for the purposes of the Company's benefit plans, and (C) the Executive shall be deemed to have retired from the Company and shall be entitled as of the termination date, or at such later time as he may elect to commence receiving the total combined qualified and non-qualified retirement benefit to which he is entitled hereunder, or his total non-qualified retirement benefit hereunder if under the terms of the Company's qualified retirement plan for salaried employees he is not entitled to a qualified benefit, and
         (D) if any provision of this Section 5.2.3 cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit, or other plan or arrangement of the Company because the Executive has ceased to be an actual employee of the

         Company, because the Executive has insufficient or reduced credited service based upon his actual employment by the Company, because the plan or arrangement has been terminated or amended after the effective date of this Agreement, or because of any other reason, the Company itself shall pay or otherwise provide the equivalent of such rights, benefits and credits for such benefits to Executive, his dependents, beneficiaries and estate.

         6. COMPENSATION. In consideration of Executive's services and covenants hereunder, Company shall pay to Executive the compensation and benefits described below (which compensation shall be paid in accordance with the normal compensation practices of the Company and shall be subject to such deductions and withholdings as are required by law or policies of the Company in effect from time to time, provided that his salary pursuant to Section 6.1 shall be payable not less frequently than monthly):

                   6.1 Annual Salary. During the Term hereof, the Company shall pay to Executive an annual base salary established by the Board which for the first year of the Term shall be not less than Five Hundred Twenty Thousand Dollars ($520,000.00). Executive's salary will be reviewed by the Board at the beginning of each of its fiscal years and, in the sole discretion of the Board, may be increased for such year; provided, however, that on January 1 of the year following the acquisition of Anchor Financial Corporation by Carolina First Corporation and each January 1 during the term hereof, Executive's annual base salary shall be increased by five percent (5%) and provided further that Executive's annual base salary can only be increased and cannot be reduced. Following a Change in Control, Executive's annual base salary shall be increased annually by a percentage at least equal to the average annual increase over the past three years, but in no event shall the increase be less than five percent (5%) and during the Term hereof cannot be reduced.

                   6.2 Annual Bonus. During the Term hereof, Executive will receive an annual bonus equaling fifty percent (50%) of Executive's annual base salary. The annual bonus will be paid on or before March 31 of each calendar year.

                   6.3 Annual Incentive Bonus. During the Term hereof, the Board may pay to Executive an annual incentive cash bonus in accordance with the terms of the Short Term Incentive Compensation Plan provided the average incentive compensation for other members of the MOC exceeds the Executive's annual bonus set forth in Section 6.2 and provided further that any annual incentive bonus paid pursuant to this Section 6.3 when combined with the annual bonus paid pursuant to Section 6.3 shall not exceed the average incentive compensation for other members of the MOC.

                   6.4 Long Term Incentive Compensation Plan. During the Term hereof, the Board may pay to Executive long term incentive compensation in accordance with the Long Term Incentive Compensation Plan

                   6.5 Stock Options and Restricted Stock. During the Term hereof and while Executive is actively employed, the Board shall grant Executive options to purchase Company Common Stock and restricted stock in accordance with the terms of the Company's Long Term Incentive Compensation Plan.

                   6.6 Other Benefits. Executive shall be entitled to share in any other employee benefits generally provided by the Company to its most highly ranking executives for so long as the Company provides such benefits.

                   6.7 Automobile. During the Term, the Company also agrees to provide Executive with a Company-paid automobile, consistent with the model of automobile provided to other senior managers and allow Executive to trade automobiles every three (3) years.

                   6.8 Clubs. During the Term, the Company agrees to provide Executive with reasonable club dues for one country club and two business club(s), which shall include full membership at The Dunes Golf and Beach Club in Myrtle Beach, South Carolina.

                   6.9 Supplemental Retirement Payment. In the event of a Change in Control; a termination by Executive pursuant to Section 5.2(iii); or the Executive completes four (4) years of active employment under this Agreement, the Company will make an annual supplemental retirement payment of One Hundred Fifty Thousand Dollars ($150,000.00) beginning on Executive's sixty-fifth (65th) birthday or Executive's death, whichever first occurs, and continuing for fifteen (15) years to Executive; provided, however, in the event of Executive's death prior to the end of such fifteen (15) year period, the supplemental retirement payment will be paid or continue to be paid to Executive's estate or designated beneficiary, if any, for the remainder of such fifteen (15) year period.


                   6.10 Medical and Dental Insurance Benefits. Executive, Executive's spouse and dependent children will be eligible for coverage by Carolina First's medical and dental benefits, without cost, until Executive becomes eligible for Medicare. When Executive becomes eligible for Medicare, the Company will provide, at its expense for Executive and Executive's spouse for the remainder of their lives, an insurance supplement for medical and dental insurance coverage comparable (when combined with Medicare) to the coverage provided by the Company at the time the supplemental insurance is purchased.

                   6.11 During the Term while Executive is actively employed, Executive shall be entitled to education benefits similar to those provided other Company executives, personal tax advisory services, and a $5,000,000 life insurance policy and such disability insurance as may be purchased by $_____ per year in premiums. If Executive becomes disabled and if the proceeds of the disability policy purchased by the Company are insufficient to fund the Company's obligation hereunder as if the Executive were not disabled, the Company will fund the difference.

                  6.12 The payments hereunder are not subject to mitigation in the event Executive receives compensation and is no longer actively employed.

         7. EXCESS PARACHUTE PAYMENTS.

                   7.1 It is the intention of the parties hereto that the severance payments and other compensation provided for herein are reasonable compensation for Executive's services to the Company and shall not constitute "excess parachute payments" within the meaning of Section 280G of the Code and any regulations thereunder. To the extent the provisions herein for Executive's automobile, club membership, or other non-cash or non-supplemental retirement compensation result in an "excess parachute payment" as defined by Section 280(G)(b)(2) of the Code, Executive agrees to work in good faith with the Company to ensure that the non-cash or non-supplemental retirement compensation does not qualify as an "excess parachute payment."

                   7.2 To the extent that payments hereunder cause a "parachute payment," as defined in Section 280G(b)2) of the Code, the Company shall indemnify Executive and hold him harmless against all claims, losses, damages, penalties, expenses, and excise taxes relating thereto. To effect this indemnification, the Company shall pay Executive an additional amount that is sufficient to pay any excise tax imposed by Section 4999 of the Code on the payments and benefits to which Executive is entitled without the additional amount plus any penalties or interest imposed by the Internal Revenue Service in regard to such amounts, plus another additional amount sufficient to pay all the excise and income taxes on the additional amounts. The determination of any additional amount that must be paid under this section at any time shall be made in good faith by the independent auditors then employed by the Company.

         8. CONFIDENTIALITY. Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies. After termination of Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. Upon the termination or expiration of his employment hereunder, Executive agrees to deliver promptly to the Company all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents supplied to or created by him in connection with his employment hereunder (including all copies of the foregoing) in his possession or control and all of the Company's equipment and other materials in his possession or control. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

         9. NONCOMPETITION AND NONSOLICITATION AGREEMENT. If this Agreement is terminated by the Company pursuant to Section 5.1 or by Executive pursuant to
Section 5.2, Executive shall not enter into an employment relationship or a consulting arrangement with any other federally insured depository institution headquartered or having a physical presence in the states of South Carolina or North Carolina (hereinafter a "competitor") for a period of ten (10) years from the

Effective Time (the "Noncompete Period"). The obligations contained in this
Section 9 shall not prohibit Executive from being an owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.


                  9.1 During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of Company to leave the employ of Company, including but not limited to a competitor, or in any way interfere with the relationship between Company and any employee thereof, (ii) hire any person who was an employee of Company or any subsidiary at any time during the time that Executive was employed by Company, or (iii) induce or attempt to induce any customer, supplier, or other entity in a business relation of Company to cease doing business with Company, or in any way interfere with the relationship between any such customer, supplier, or business relation and Company or do business with a competitor.

                  9.2 If, at the time of enforcement of this Section 9, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this Section 9 are reasonable.

                  9.3 In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 9, Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this
Section 9, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

         10. TRUST. At the Effective Time, the Company shall establish and fund an irrevocable trust in the amount of Four Million Seven Thousand Seven Hundred Thirty-Three Dollars ($4,007,733) in connection with the termination of Executive's employment with The Anchor Bank and fund the maximum amount of obligations which could reasonably be expected to become payable hereunder under any circumstances (which shall be a "rabbi trust" if so requested by Executive in his discretion), which trust (i) shall have as trustee an individual acceptable to Executive, (ii) shall be fully funded upon the earlier of a Change in Control or the approval of any regulatory application filed by a potential acquirer of the Company seeking to acquire control of the Company, and (iii) shall contain such other terms and conditions as are reasonably necessary in Executive's determination to ensure the Company's compliance with its obligations hereunder. The Company will pay all management and other fees associated with the administration of the trust established pursuant to this
Section 10.

         11. ASSIGNMENT. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Executive, and agree that this Agreement may not be assigned or transferred by Executive, in whole or in part, without the prior written consent of Company.

         12. NOTICES. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail postage prepaid:

         To the Company:   Carolina First Corporation
                           102 South Main Street
                           Greenville, South Carolina 29601
                           Attn: Chairman of the Board

         To Executive:     Stephen L. Chryst
                           303 Club Circle
                           Myrtle Beach, South Carolina 29572


Any party may change the address to which notices, requests, demands, and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

         13. PROVISIONS SEVERABLE. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

         14. REMEDIES IN THE ABSENCE OF A CHANGE IN CONTROL. The terms of this Section will apply in the absence of a Change in Control.

                  14.1 The Executive acknowledges that if he breaches or threatens to breach his covenants and agreements in this Agreement, such actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies of the Company.

                  14.2 All claims, disputes and other matters in question between the Executive and the Company arising out of or related to the interpretation of this Agreement or the breach of this Agreement, except as specifically governed by the foregoing provisions where there may be irreparable harm and damage to the Company which could not be compensated in damages, shall be decided by arbitration in accordance with the rules of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with the applicable law of any court having jurisdiction thereof.

                  14.3 In the event that the Executive is reasonably required to engage legal counsel to enforce his rights hereunder against the Company, Executive shall be entitled to receive from the Company his reasonable attorneys' fees and costs; provided that Executive shall not be entitled to receive those fees and costs related to matters, if any, which were the subject of litigation and with respect to which a judgment is rendered against Executive.

         15. REMEDIES IN THE EVENT OF A CHANGE IN CONTROL. The terms of this Section shall apply in the event of a Change of Control.

                  15.1 The Executive acknowledges that if he breaches or threatens to breach his covenants and agreements in this Agreement, such actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies of the Company. All claims, disputes and other matters in question between the Executive and the Company arising out of or related to the interpretation of this Agreement or the breach of this Agreement shall be decided under and governed by the laws of the State of South Carolina.

                  15.2 The Company is aware that upon the occurrence of a Change in Control, the Board or a stockholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of his rights under this Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such costs. Accordingly, if at any time after a Change of Control, it should appear to the Executive that the Company is or has acted contrary to or is failing or has failed to comply with any of its obligations under this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or that the Company has purported to terminate his employment for cause or is in the course of doing so in either case contrary to this Agreement, or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from the Executive the benefits provided or intended to be provided to him hereunder, and the Executive has acted in good faith to perform his obligations under this Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice at the expense of the Company to represent him in connection with the protection and enforcement of his rights hereunder, including without limitation representation in connection with termination of his employment contrary to this Agreement or with the initiation or defense of any litigation or other legal action, whether by or against the Executive or the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by the Executive as hereinabove provided shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel representing other officers or key executives of the Company in connection with the protection and enforcement of their rights under similar agreements between them and the Company, and, unless in his sole judgment use of common counsel could be prejudicial to him or would not be likely to reduce the fees and expenses chargeable hereunder to the Company, the Executive agrees to use his best efforts to agree with such other officers or executives to retain common counsel.


         16. WAIVER. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

         17. MERGER. This Agreement is the only employment agreement between the parties and supersedes and replaces any and all other agreements, specifically inlcuding the letter from Mack I. Whittle, Jr, to Executive dated January 5, 2000.

         18. AMENDMENTS AND MODIFICATIONS. This Agreement may be amended or modified only by a writing signed by other parties hereto.

         19. GOVERNING LAW. The validity and effect of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    EXECUTIVE


                                    ---------------------------
                                    Stephen L. Chryst


                                    CAROLINA FIRST BANK


                                     By:
                                        -----------------------
                                         Mack I. Whittle, Jr.
                                         Chief Executive Officer

                                                                      APPENDIX D


            NOTICE: THIS CONTRACT IS SUBJECT TO ARBITRATION PURSUANT
                  TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT

                            NONCOMPETITION, SEVERANCE
                            AND EMPLOYMENT AGREEMENT
                                     BETWEEN
                 CAROLINA FIRST BANK, CAROLINA FIRST CORPORATION
                                       AND
                                 TOMMY E. LOOPER


         This Noncompetition, Severance and Employment Agreement (this "Agreement") is made and entered into as of this 10th day of January 2000, to be effective at the effective time of the acquisition of Anchor Financial Corporation by Carolina First Corporation ("Effective Time") by and between Tommy E. Looper, an individual (the "Executive"), Carolina First Corporation and Carolina First Bank, a South Carolina banking corporation headquartered in Greenville, South Carolina (the "Company"). As used herein, the term "Company" shall include the Company and any and all of its affiliates where the context so applies.


                               W I T N E S S E T H

         WHEREAS the Company's Board of Directors (the "Board") believes that the Executive will be instrumental in the success of the Company;

         WHEREAS the Company desires to employ the Executive as Senior Vice President Finance of Carolina First Bank and in such other capacities as set forth herein;

         WHEREAS the terms hereof are consistent with the executive compensation objectives of the Company as established by the Board;

         WHEREAS the Executive is willing to accept the employment contemplated herein under the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT. Subject to the terms and conditions hereof, Carolina First Bank hereby employs the Executive and Executive hereby accepts such employment as the Senior Vice President Finance of the Company having such duties and responsibilities as are set forth in Section 3 below.

1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings specified below.

         "CHANGE IN CONTROL" shall mean
                  (i) The acquisition, directly or indirectly, by any Person (other than (A) any employee plan established by the Company, (B) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company), of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing an aggregate of 20% or more of the combined voting power of the Company's then outstanding voting securities;

                  (ii) During any period of up to two consecutive years individuals who, at the beginning of such period, constitute the Board cease for any reason to constitute at least a majority thereof, provided that any person who becomes a director subsequent to the beginning of such period and whose nomination for election is approved by at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (other than a director (A) whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act, or (B) who was designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) hereof) shall be deemed a director as of the beginning of such period;
                  (iii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of any Company, at least 51% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no

         Person is or becomes the beneficial owner (as defined in clause (i) above), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 25% or more of the combined voting power of the Company's then outstanding voting securities; or (C) a plan of complete liquidation of the Company or an agreement for the sale or disposition of the Company of all or substantially all of the Company's assets; or

                  (iv) The occurrence of any other event or circumstance which is not covered by (i) through (iii) above which the Board determines affects control of the Company and, in order to implement the purposes of this Agreement as set forth above, adopts a resolution that such event or circumstance constitutes a Change in Control for the purposes of this Agreement.

         "CAUSE" shall mean:

                  (i) In the absence of a Change in Control, (a) fraud; (b) embezzlement; (c) conviction of the Executive of any felony; (d) a material breach of, or the wilful failure or refusal by the Executive to perform and discharge the Executive's duties, responsibilities and obligations under this Agreement and pursuant to a mutually acceptable job description; (e) any act of moral turpitude or wilful misconduct by the Executive intended to result in personal enrichment of the Executive at the expense of the Company, or any of its affiliates or which has a material adverse impact on the Business or reputation of the Company or any of its affiliates (such determination to be made by the Board in its reasonable judgment); (f) intentional material damage to the property or Business of the Company; (g) gross negligence; or
         (h) the ineligibility of the Executive to perform his duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Company.

                  (ii) After a Change in Control (a) material criminal fraud,
         (b) gross negligence,(c) intentional material damage to the property or business of the Company, or (d) the commission of a material felony, but only if (1) the Executive has been provided with written notice of any assertion that there is a basis for termination for cause which notice shall specify in reasonable detail specific facts regarding any such assertion, (2) Executive is given thirty (30) days to cure any alleged violation of his Agreement, (3) such written notice is provided to the Executive a reasonable time before the Board meets to consider any possible termination for cause, (4) at or prior to the meeting of the Board to consider the matters described in the written notice, an opportunity is provided to the Executive and his counsel to be heard before the Board with respect to the matters described in the written notice, (5) any resolution or other Board action held with respect to any deliberation regarding or decision to terminate the Executive for cause is duly adopted by a vote of a majority of the entire Board of the Company at a meeting of the Board called and held and (6) the Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination. No act or failure to act by the Executive shall be considered wilful unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. The unwillingness of the Executive to accept any or all of a change in the nature or scope of his position, authorities or duties, a reduction in his total compensation or benefits, a relocation that he deems unreasonable in light of his personal circumstances, or other action by or request of the Company in respect of his position, authority, or responsibility that he reasonably deems to be contrary to this Agreement, may not be considered by the Board to be a failure to perform or misconduct by the Executive.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, rule or regulation of similar effect.

         "CONFIDENTIAL INFORMATION" shall mean all business and other information relating to the business of the Company, including without limitation, technical or nontechnical data, programs, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information does not include confidential business information which does not constitute a trade secret under applicable law two years after any expiration or termination of this Agreement.

         "DISABILITY" or "DISABLED" shall mean the Executive's inability as a result of physical or mental incapacity to substantially perform his duties for the Company on a full-time basis, with or without accommodation, for a period of six (6) months.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "INVOLUNTARY TERMINATION" shall mean the termination of Executive's employment by the Executive which, is due to (i) a change of the Executive's responsibilities, position (including status as Chief Operating Officer of the Company, its successor or ultimate parent entity, office, title, reporting relationships or working conditions) authority or duties (including changes resulting from the assignment to the Executive of any duties inconsistent with his positions, duties or responsibilities; or (ii) a change in the terms or status (including the seven (7) year

Term) of this Agreement; or (iii) a reduction in the Executive's compensation or benefits; or (iv) a forced relocation of the Executive from the Myrtle Beach metropolitan area; or (v) a significant increase in the Executive's travel requirements.


         "PERSON" shall mean any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

         "VOLUNTARY TERMINATION" shall mean the termination by Executive of Executive's employment following a Change in Control which is not the result of any of clauses (i) through (v) set forth in the definition of Involuntary Termination above.

         3. DUTIES.
            ------

             3.1 During the term hereof, the Executive shall be provided such office, and administrative, office automation, voice and network data support commensurate with Executive's position and requirements and consistent with those provided other high-ranking officers of the Company and shall have such mutually agreeable duties and authority as are typical of the Senior Vice President Finance of a company such as the Company. Executive shall report to William S. Hummers, Executive Vice President of Carolina First Corporation. Executive agrees that during the Term hereof, he will devote his full working time, attention and energies to the diligent performance of his mutually agreed upon duties. Executive shall not, without the prior written consent of the Company, at any time during the Term hereof (i) accept employment with, or render services of a business, professional or commercial nature to, any Person other than the Company, (ii) engage in any venture or activity which the Company may in good faith consider to be competitive with or adverse to the business of the Company or of any affiliate of the Company, whether alone, as a partner, or as an officer, director, employee or shareholder or otherwise, except that the ownership of not more than 5% of the stock or other equity interest of any publicly traded corporation or other entity shall not be deemed a violation of this Section, or (iii) engage in any venture or activity which the Board may in good faith consider to interfere with Executive's performance of his duties hereunder. Executive may continue to serve on the boards of directors for which he is currently a member. the Company shall incur no obligations as a result of Executive's service.

         4. TERM. Unless earlier terminated as provided herein, the Executive's employment hereunder shall be for a term of four (4) years (the "Term") commencing at the Effective Time. Except for the obligations under Sections 6.9 and 6.10, this Agreement shall terminate upon the expiration of such Term.

         5. TERMINATION. This Agreement may be terminated as follows:
            -----------

                  5.1 The Company. The Company shall have the right to terminate Executive's employment hereunder at any time during the Term hereof (i) for Cause, (ii) if the Executive becomes Disabled, (iii) upon the Executive's death, or (iv) without Cause.

                           5.1.1 If the Company terminates Executive's employment under this Agreement prior to the second anniversary of the Effective Time, pursuant to clauses (i), (ii) or (iii) of Section 5.1 the Company's obligations hereunder shall cease as of the date of termination, except as provided in Section 6.11; provided, however, if Executive is terminated for Cause after a Change in Control, then such termination shall be treated as a Voluntary Termination as contemplated in Section 5.2.2 below. If the Company terminates Executive's employment under this Agreement pursuant to clause (i) of Section 5.1 after the second anniversary of the Effective Time, Executive shall be entitled to receive as severance the compensation and benefits provided in Section 6 for the remainder of the Term. If the Company terminates Executive's employment under this

         Agreement pursuant to clauses (ii) and (iii) of Section 5.1 after the second anniversary of the Effective Time, the Company's obligations hereunder shall cease as of the date of termination, except for the obligations under Sections 6.9, 6.10, and 6.11.

                           5.1.2 If the Company terminates Executive pursuant to clause (iv) of Section 5.1, Executive shall be entitled to receive immediately as severance upon such termination, aggregate compensation and benefits provided in Section 6 for the remainder of the Term.


                           5.1.3 In the event of such termination, pursuant to clause (iv) of Section 5.1, (A) all rights of Executive pursuant to awards of share grants or options granted by the Company shall be deemed to have vested and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended, and (B) the Executive shall be deemed to be credited with service with the Company for such remaining Term for the purposes of the Company's benefit plans; (C) the Executive shall be deemed to have retired from the Company and shall be entitled as of the termination date, or at such later time as he may elect to commence receiving the total combined qualified and non-qualified retirement benefit to which he is entitled hereunder, or his total non-qualified retirement benefit hereunder if under the terms of the Company's qualified retirement plan for salaried employees he is not entitled to a qualified benefit, and (D) if any provision of this
         Section 5.1.3 cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit, or other plan, or arrangement of the Company because the Executive has ceased to be an actual employee of the Company, because the Executive has insufficient or reduced credited service based upon his actual employment by the Company, because the plan or arrangement has been terminated or amended after the effective date of this

         Agreement, or because of any other reason, the Company itself shall pay or otherwise provide the equivalent of such rights, benefits and credits for such benefits to Executive, his dependents, beneficiaries and estate.

              5.2 By Executive. Executive shall have the right to terminate his employment hereunder if (i) the Company materially breaches this Agreement and such breach is not cured within 30 days after written notice of such breach is given by Executive to the Company; (ii) there is a Voluntary Termination; or
(iii) there is an Involuntary Termination.

                           5.2.1 If Executive terminates his employment other than pursuant to clauses (i), (ii) or (iii) of Section 5.2 prior to the second anniversary of the Effective Time, the Company's obligations under this Agreement shall cease as of the date of such termination and Executive shall be subject to the confidentiality provisions set forth in Section 8 hereof and the noncompetition provisions set forth in
         Section 9 hereof.
                       5.2.2 If during the Term, Executive terminates his employment hereunder pursuant to clauses (i), (ii) or (iii) of Section
         5.2 or at any time after the second anniversary of the Effective Time, Executive shall be entitled to receive and the compensation and benefits provided in Section 6 for the remainder of the Term and for the period specified in Sections 6.9 and 6.10.

                       5.2.3 In addition, in the event of such termination pursuant to any of clauses (i) through (iii) of this Section 5.2, (A) all rights of Executive pursuant to awards of share grants or options granted by the Company shall be deemed to have vested and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended, and (B) the Executive shall be deemed to be credited with service with the Company for such remaining Term for the purposes of the Company's benefit plans, and (C) the Executive shall be deemed to have retired from the Company and shall be entitled as of the termination date, or at such later time as he may elect to commence receiving the total combined qualified and non-qualified retirement benefit to which he is entitled hereunder, or his total non-qualified retirement benefit hereunder if under the terms of the Company's qualified retirement plan for salaried employees he is not entitled to a qualified benefit, and
         (D) if any provision of this Section 5.2.3 cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit, or other plan or arrangement of the Company because the Executive has ceased to be an actual employee of the Company, because the Executive has insufficient or reduced credited service based upon his actual employment by the Company, because the plan or arrangement has been terminated or amended after the effective date of this Agreement, or because of any other reason, the Company itself shall pay or otherwise provide the equivalent of such rights, benefits and credits for such benefits to Executive, his dependents, beneficiaries and estate.

         6. COMPENSATION. In consideration of Executive's services and covenants hereunder, Company shall pay to Executive the compensation and benefits described below (which compensation shall be paid in accordance with the normal compensation practices of the Company and shall be subject to such deductions and withholdings as are required by law or policies of the Company in effect from time to time, provided that his salary pursuant to Section 6.1 shall be payable not less frequently than monthly):

                   6.1 Annual Salary. During the Term hereof, the Company shall pay to Executive an annual base salary established by the Board which for the first year of the Term shall be not less than Two Hundred Sixty-Five Thousand Dollars ($265,000.00). Executive's salary will be reviewed by the Board at the beginning of each of its fiscal years and, in the sole discretion of the Board, may be increased for such year; provided, however, that on January 1 of the year following the acquisition of Anchor Financial Corporation by Carolina First Corporation and each January 1 during the term hereof, Executive's annual base salary shall be increased by five percent (5%) and provided further that Executive's annual base salary can only be increased and cannot be reduced. Following a Change in Control, Executive's annual base salary shall be increased annually by at least five percent (5%) and during the Term hereof cannot be reduced.

                   6.2 Annual Bonus. During the Term hereof, Executive will receive an annual bonus equaling fifty percent (50%) of Executive's annual base salary. The annual bonus will be paid on or before March 31 of each calendar year.

                   6.3 Annual Incentive Bonus. During the Term hereof, the Board may pay to Executive an annual incentive cash bonus in accordance with the terms of the Short Term Incentive Compensation Plan provided the average incentive compensation for other senior managers exceeds the Executive's annual bonus set forth in Section 6.2 and provided further that any annual incentive bonus paid pursuant to this Section 6.3 when combined with the annual bonus paid pursuant to Section 6.3 shall not exceed the average incentive compensation for other senior managers.

                   6.4 Long Term Incentive Compensation Plan. During the Term hereof, the Board may pay to Executive long term incentive compensation in accordance with the Long Term Incentive Compensation Plan

                  6.5 Stock Options and Restricted Stock. During the Term hereof and while Executive is actively employed, the Board shall grant Executive options to purchase Company Common Stock and restricted stock in accordance with the terms of the Company's Long Term Incentive Compensation Plan.

                   6.6 Other Benefits. Executive shall be entitled to share in any other employee benefits generally provided by the Company to its most highly ranking executives for so long as the Company provides such benefits.

                   6.7 Automobile. During the Term, the Company also agrees to provide Executive with a Company-paid automobile, consistent with the model of automobile provided to other senior managers and allow Executive to trade automobiles every three (3) years.

                   6.8 Clubs. During the Term, the Company agrees to provide Executive with reasonable club dues for one country club and two business club(s), which shall include full membership at The Dunes Golf and Beach Club in Myrtle Beach, South Carolina.

                   6.9 Supplemental Retirement Payment. In the event of a Change in Control; a termination by Executive pursuant to Section 5.2.(iii); or the Executive completes two (2) years of active employment under this Agreement, the Company will make an annual supplemental retirement payment of One Hundred Fifty Thousand Dollars ($150,000.00) beginning on Executive's sixty-fifth (65th) birthday or Executive's death, whichever first occurs, and continuing for fifteen (15) years to Executive; provided, however, in the event of Executive's death prior to the end of such fifteen (15) year period, the supplemental retirement payment will be paid or continue to be paid to Executive's estate or designated beneficiary, if any, for the remainder of such fifteen (15) year period.

                   6.10 Medical and Dental Insurance Benefits. Executive, Executive's spouse and dependent children will be eligible for coverage by Carolina First's medical and dental benefits, without cost, until Executive becomes eligible for Medicare. When Executive becomes eligible for Medicare, the Company will provide, at its expense for Executive and Executive's spouse for the remainder of their lives, an insurance supplement for medical and dental insurance coverage comparable (when combined with Medicare) to the coverage provided by the Company at the time the supplemental insurance is purchased.

                   6.11 During the Term while Executive is actively employed, Executive shall be entitled to education benefits similar to those provided other Company executives, personal tax advisory services, and a $2,000,000 life insurance policy and such disability insurance as may be purchased by $_____ per year in premiums. If Executive becomes disabled and if the proceeds of the disability policy purchased by the Company are insufficient to fund the Company's obligations hereunder as if the Executive were not disabled, the Company will fund the difference.

                   6.12 The payments hereunder are not subject to mitigation in the event Executive receives compensation and is no longer actively employed.

         7. EXCESS PARACHUTE PAYMENTS.

             7.1 It is the intention of the parties hereto that the severance payments and other compensation provided for herein are reasonable compensation for Executive's services to the Company and shall not constitute "excess parachute payments" within the meaning of Section 280G of the Code and any regulations thereunder. To the extent the provisions herein for Executive's automobile, club membership, or other non-cash or non-supplemental retirement compensation result in an "excess parachute payment" as defined by Section 280(G)(b)(2) of the Code, Executive agrees to work in good faith with the Company to ensure that the non-cash or non-supplemental retirement compensation does not qualify as an "excess parachute payment."


             7.2 To the extent that payments hereunder cause a "parachute payment," as defined in Section 280G(b)2) of the Code, the Company shall indemnify Executive and hold him harmless against all claims, losses, damages, penalties, expenses, and excise taxes relating thereto. To effect this indemnification, the Company shall pay Executive an additional amount that is sufficient to pay any excise tax imposed by Section 4999 of the Code on the payments and benefits to which Executive is entitled without the additional amount plus any penalties or interest imposed by the Internal Revenue Service in regard to such amounts, plus another additional amount sufficient to pay all the excise and income taxes on the additional amounts. The determination of any additional amount that must be paid under this section at any time shall be made in good faith by the independent auditors then employed by the Company.

         8. CONFIDENTIALITY. Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies. After termination of Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. Upon the termination or expiration of his employment hereunder, Executive agrees to deliver promptly to the Company all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents supplied to or created by him in connection with his employment hereunder (including all copies of the foregoing) in his possession or control and all of the Company's equipment and other materials in his possession or control. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.


         9. NONCOMPETITION AND NONSOLICITATION AGREEMENT. If this Agreement is terminated by the Company pursuant to Section 5.1 or by Executive pursuant to
Section 5.2, Executive shall not enter into an employment relationship or a consulting arrangement with any other federally insured depository institution headquartered or having a physical presence in the states of South Carolina or North Carolina (hereinafter a "competitor") for a period of eight (8) years from the

Effective Time (the "Noncompete Period"). The obligations contained in this
Section 9 shall not prohibit Executive from being an owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

                  9.1 During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of Company to leave the employ of Company, including but not limited to a competitor, or in any way interfere with the relationship between Company and any employee thereof, (ii) hire any person who was an employee of Company or any subsidiary at any time during the time that Executive was employed by Company, or (iii) induce or attempt to induce any customer, supplier, or other entity in a business relation of Company to cease doing business with Company, or in any way interfere with the relationship between any such customer, supplier, or business relation and Company or do business with a competitor.


                  9.2 If, at the time of enforcement of this Section 9, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this Section 9 are reasonable.

                  9.3 In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 9, Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this
Section 9, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

         10. TRUST. At the Effective Time, the Company shall establish and fund an irrevocable trust in the amount of One Million Forty-Four Thousand Five Hundred Twenty-Nine Dollars ($1,044,529) in connection with the termination of Executive's employment agreement with The Anchor Bank and to fund the maximum amount of obligations which could reasonably be expected to become payable hereunder under any circumstances (which shall be a "rabbi trust" if so requested by Executive in his discretion), which trust (i) shall have as trustee an individual acceptable to Executive, (ii) shall be fully funded upon the earlier of a Change in Control or the approval of any regulatory application filed by a potential acquirer of the Company seeking to acquire control of the Company, and (iii) shall contain such other terms and conditions as are reasonably necessary in Executive's determination to ensure the Company's compliance with its obligations hereunder. The Company will pay all management and other fees associated with the administration of the trust established pursuant to Section 10.

         11. ASSIGNMENT. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Executive, and agree that this Agreement may not be assigned or transferred by Executive, in whole or in part, without the prior written consent of Company.

         12. NOTICES. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail postage prepaid:


         To the Company:   Carolina First Corporation
                           102 South Main Street
                           Greenville, South Carolina 29601
                           Attn: Chairman of the Board

         To Executive:     Tommy E. Looper
                           5805 Canterbury Lane
                           Myrtle Beach, South Carolina 29577

Any party may change the address to which notices, requests, demands, and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

         13. PROVISIONS SEVERABLE. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

         14. REMEDIES IN THE ABSENCE OF A CHANGE IN CONTROL. The terms of this Section will apply in the absence of a Change in Control.

                  14.1 The Executive acknowledges that if he breaches or threatens to breach his covenants and agreements in this Agreement, such actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies of the Company.

                  14.2 All claims, disputes and other matters in question between the Executive and the Company arising out of or related to the interpretation of this Agreement or the breach of this Agreement, except as specifically governed by the foregoing provisions where there may be irreparable harm and damage to the Company which could not be compensated in damages, shall be decided by arbitration in accordance with the rules of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with the applicable law of any court having jurisdiction thereof.

                  14.3 In the event that the Executive is reasonably required to engage legal counsel to enforce his rights hereunder against the Company, Executive shall be entitled to receive from the Company his reasonable attorneys' fees and costs; provided that Executive shall not be entitled to receive those fees and costs related to matters, if any, which were the subject of litigation and with respect to which a judgment is rendered against Executive.

         15. REMEDIES IN THE EVENT OF A CHANGE IN CONTROL. The terms of this Section shall apply in the event of a Change of Control.

                  15.1 The Executive acknowledges that if he breaches or threatens to breach his covenants and agreements in this Agreement, such actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies of the Company. All claims, disputes and other matters in question between the Executive and the Company arising out of or related to the interpretation of this Agreement or the breach of this Agreement shall be decided under and governed by the laws of the State of South Carolina.

                  15.2 The Company is aware that upon the occurrence of a Change in Control, the Board or a stockholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of his rights under this Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such costs. Accordingly, if at any time after a Change of Control, it should appear to the Executive that the Company is or has acted contrary to or is failing or has failed to comply with any of its obligations under this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or that the Company has purported to terminate his employment for cause or is in the course of doing so in either case contrary to this Agreement, or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from the Executive the benefits provided or intended to be provided to him hereunder, and the Executive has acted in good faith to perform his obligations under this Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice at the expense of the Company to represent him in connection with the protection and enforcement of his rights hereunder, including without limitation representation in connection with termination of his employment contrary to this Agreement or with the initiation or defense of any litigation or other legal action, whether by or against the Executive or the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by the Executive as hereinabove provided shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel representing other officers or key executives of the Company in connection with the protection and enforcement of their rights under similar agreements between them and the

Company, and, unless in his sole judgment use of common counsel could be prejudicial to him or would not be likely to reduce the fees and expenses chargeable hereunder to the Company, the Executive agrees to use his best efforts to agree with such other officers or executives to retain common counsel.

         16. WAIVER. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

         17. MERGER. This Agreement is the only employment agreement between the parties and supersedes and replaces any and all other agreements, specifically inlcuding the letter from Mack I. Whittle, Jr, to Executive dated January 5, 2000.

         18. AMENDMENTS AND MODIFICATIONS. This Agreement may be amended or modified only by a writing signed by other parties hereto.

         19. GOVERNING LAW. The validity and effect of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina.



         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                            EXECUTIVE

                                               --------------------------------
                                                     Tommy E. Looper


                                            CAROLINA FIRST BANK



                                            By:
                                               --------------------------------
                                                     Mack I. Whittle, Jr.
                                                     Chief Executive Officer

                                                                      APPENDIX E

         STOCK OPTION AGREEMENT, dated as of January ____, 2000 (this "Agreement") by and between Anchor Financial Corporation, a South Carolina corporation ("Issuer") and Carolina First Corporation, a S outh Carolina corporation ("Grantee").

         WHEREAS, Issuer, Grantee, Issuer's subsidiary Anchor Bank, and CFC's subsidiary Carolina First Bank, propose to enter into a Reorganization Agreement dated as of the date hereof (the "Reorganization Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement), providing for, among other things, a merger (the "Merger") of AFC into CFC.

         WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Reorganization Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below).

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Reorganization Agreement, Issuer and Grantee agree as follows:

         1. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 1,610,959 shares (the "Option Shares") of common stock, no par value, of Issuer (the "Shares") (being 19.9% of the number of Shares outstanding on the date hereof before such issuance) at a purchase price of $26.125 per Option Share (such price, as adjusted if applicable, the "Purchase Price"). The number of Option Shares that may be received upon the exercise of the Option and the Purchase Price are subject to adjustment as set forth herein.

         2. EXERCISE OF OPTION. (a) If not in material breach of the Reorganization Agreement, Grantee may exercise the Option, in whole or in part, at any time or from time to time following the occurrence of a Purchase Event (as defined below); provided that, except as otherwise provided herein, the Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) 15 months after the first occurrence of a Purchase Event (or if, at the expiration of such 15 months after the first occurrence of a Purchase Event, the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed, but in no event under this clause (ii) later than the second anniversary of the date hereof), (iii) termination of the Reorganization Agreement under circumstances which do not and cannot result in Grantee's becoming entitled to receive the Termination Fee from Issuer pursuant to Section 9.2(b) of the Reorganization Agreement; or (iv) 12 months after the termination of the Reorganization Agreement under circumstances which could result in Grantee's becoming entitled to receive the Termination Fee from Issuer pursuant to Section 9.2(b), unless during such 12-month period, a Purchase Event shall occur. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

         (b) As used herein, a "Purchase Event" means the termination of the Reorganization Agreement under any circumstance which would or could entitle Grantee to receive the Termination Fee from Issuer pursuant to Section 9.2(b) of the Reorganization Agreement; provided, that a Purchase Event shall not occur unless and until Issuer shall have entered into a definitive agreement with a third party with respect to an Acquisition Proposal or an Acquisition

Proposal shall have been consummated during the 12 months following such termination of the Reorganization Agreement.

         (c) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 20 business days from such Notice Date for the closing of such purchase (a "Closing"; and the date of such Closing, a "Closing Date"); provided that such closing shall be held only if (A) such purchase would not otherwise violate or cause the violation of applicable law (including the HSR Act), (B) no law, rule or regulation shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, decree or ruling issued by a court or other governmental authority of competent jurisdiction shall be in effect, which prohibits delivery of such Option Shares (and the parties hereto shall use their reasonable best efforts to have any such order, injunction, decree or ruling vacated or reversed) and (C) any prior notification to or approval of any other regulatory authority in the United States or elsewhere required in connection with such purchase shall have been made or obtained. If the Closing cannot be consummated by reason of a restriction set forth in clause (A), (B) or (C) above, notwithstanding the provisions of Section 2(a), the Closing shall be held within 10 business days following the elimination of such restriction.

         3. PAYMENT AND DELIVERY OF CERTIFICATES. On each Closing Date, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated by Issuer an amount equal to the Purchase Price multiplied by the Option Shares to be purchased on such Closing Date.

         (b) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, charges or encumbrances ("Liens"), and Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement.

         (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

         THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF JANUARY ___, 2000. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and
(ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

         4. AUTHORIZED STOCK. Issuer hereby represents and warrants to Grantee that Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and will have reserved for issuance at all times from the date hereof until the obligation to deliver Shares upon the exercise of the Option terminates, upon exercise of the Option, Shares necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional Shares or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The Shares to be issued upon due exercise of the Option, including all additional Shares or other securities which may be issuable upon exercise of the Option pursuant to Section 6, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all Liens, including any preemptive rights of any shareholder of Issuer.

         5. PURCHASE NOT FOR DISTRIBUTION. Grantee hereby represents and warrants to Issuer that any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

         6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC. In the event of any change in Shares by reason of reclassification, recapitalization, stock split, split-up, combination, exchange of shares, stock dividend, dividend, dividend payable in any other securities, or any similar event, the type and number of Shares or securities subject to the Option, and the Purchase Price therefor (including for purposes of repurchase thereof pursuant to Section 7), shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. If any additional Shares are issued after the date of this Agreement (other than pursuant to an event described in the immediately preceding sentence), the number of Option Shares shall be adjusted so that immediately prior to such issuance, it equals 19.9% of the number of Shares then issued and outstanding.

         7. REPURCHASE OF OPTION AND OPTION SHARES. (a) Notwithstanding the provisions of Section 2(a), at any time commencing upon the first occurrence of a Repurchase Event (as defined below) and ending 12 months thereafter, Issuer (or any successor entity thereof) shall:

                  (i) at the request of Grantee, repurchase from Grantee the Option (if and to the extent not previously exercised or terminated) at a price equal to the excess, if any, of (x) the Applicable Price (as defined below) as of the Section 7 Request Date (as defined below) for a Share over (y) the Purchase Price (subject to adjustment pursuant to Section 6), multiplied by the number of Shares with respect to which the Option has not been exercised (the "Option Repurchase Price"); and

                  (ii) at the request of an owner of Option Shares from time to time, repurchase all but not less than all of the Option Shares owned directly or indirectly by such owner at a price equal to the Applicable Price as of the Section 7 Request Date multiplied by the number of Option Shares owned directly or indirectly by such owner (the "Option Share Repurchase Price").

         (b) Notwithstanding the provisions of Section 2(a), at any time following the occurrence of a Purchase Event, Issuer (or any successor entity thereof) may, at its election, repurchase the Option (if and to the extent not previously exercised or terminated) or all but not less than all of the Option Shares at the Option Repurchase Price or the Option Share Repurchase Price, as the case may be.

         (c) In connection with any exercise of rights under this Section 7, Issuer shall, within 10 business days after the Section 7 Request Date, pay the Option Repurchase Price or Option Share Repurchase Price, as he case may be, in immediately available funds, and Grantee or such owner, as the case may be, shall surrender to Issuer the Option or the Option Shares, as the case may be.

         (d) For purposes of this Agreement, the following terms have the following meanings:

                  (i) "Applicable Price", as of any date, means the highest of
         (A) the highest price per Share paid pursuant to a tender offer or exchange offer for Shares after the date hereof and on or prior to such date, (B) the highest price per Share to be paid by any third party for Shares or the consideration per Share to be received by holders of Shares, in each case pursuant to an agreement for an Acquisition Proposal with Issuer entered into on or prior to such date or (C) the highest closing price per Share as reported on the New York Stock Exchange Inc. ("NYSE") Composite Tape or if the Shares are not listed on the NYSE, the highest bid price per Share as quoted on the National Association of Securities Dealers Automated Quotations System or, if the Shares are not quoted thereon, on the principal trading market on which such Shares are traded as reported by a recognized source during the 60 business days preceding such date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses
         (A) or (B) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer.

                  (ii) A "Repurchase Event" occurs when the Termination Fee is paid or becomes due and payable to Grantee from Issuer pursuant to
         Section 9(b) of the Reorganization Agreement.

                  (iii) "Section 7 Request Date" means the date on which Issuer, Grantee or an owner of Option Shares, as the case may be, exercises its rights under this Section.

         (e) The repurchase contemplated in this Section 7 shall be subject to receipt of any necessary regulatory approvals. AFC shall use its best efforts to obtain promptly any such necessary approvals.

         8. REGISTRATION RIGHTS. Issuer shall, if requested by Grantee or any owner of Option Shares (collectively with Grantee, the "Owners") at any time and from time to time within two years of the first exercise of the Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to such Owners upon exercise of the Option in accordance with the intended method of sale or other disposition stated by such owners, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 30 days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer. Any registration statement prepared and filed under this Section 8, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the reasonable fees and disbursements of Owners' counsel related thereto. The Owners shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If during the time period referred to in the first sentence of this Section 8 Issuer effects a registration under the Securities Act of Shares for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall allow the Owners the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for the Owners under this Section 8; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of Shares requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the offering price, Issuer and the Owners shall each reduce on a pro rata basis the Shares to be included therein on their respective behalf. In connection with any registration pursuant to this Section 8, Issuer and the Owners shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

         9. LISTING; REASONABLE BEST EFFORTS. (a) If Shares or any other securities to be acquired upon exercise of the Option are then listed on the NYSE or any other securities exchange or market, Issuer, upon the request of any Owner, will promptly file an application to list the Shares or other securities to be acquired upon exercise of the Options on the NYSE or such other securities exchange or market and will use its reasonable best efforts to obtain approval of such listing as soon as practicable.

         (b) Issuer will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to permit the exercise of the Option in accordance with the terms and conditions hereof, as soon as practicable after the date hereof, including making any appropriate filing pursuant to the HSR Act and any other applicable law, supplying as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable law, and taking all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

         10. LIMITATION OF GRANTEE PROFIT. (a) Notwithstanding any other provision herein, in no event shall Grantee's Total Profit (as defined below) exceed $15 million (the "Maximum Profit") and, if it otherwise would exceed such amount, Grantee, at its sole discretion, shall either (i) reduce the number of Shares subject to the Option, (ii) deliver to Issuer for cancellation Shares (or other securities into which such Option Shares are converted or exchanged),
(iii) pay cash to Issuer, or (iv) any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

         (b) For purposes of this Agreement, "Total Profit" shall mean: (i) the aggregate amount of (A) any excess of (x) the net cash amounts received by Grantee pursuant to a sale of Option

Shares (or securities into which such shares are converted or exchanged) (including amounts paid to Grantee in respect of Option Shares repurchased by Issuer pursuant to Section 7) over (y) the Grantee's aggregate purchase price for such Option Shares (or other securities), plus (B) any amounts received by Grantee on the repurchase of the Option by Issuer pursuant to Section 7, plus
(C) any Termination Fee received by Grantee pursuant to Section 9.2(b) of the Reorganization Agreement, minus (ii) the sum of the amounts of any cash previously paid by Grantee to Issuer pursuant to this Section 10 and the value of the Option Shares (or other securities) previously delivered by Grantee to Issuer for cancellation pursuant to this Section 10.

         (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Issuer's obligation to pay, the Termination Fee provided for in Section 9.2(b) of the Reorganization Agreement; provided that if and to the extent the Total Profit received by Grantee would exceed the Maximum Profit following receipt of such payment, Grantee shall be obligated to comply with the terms of Section 10(a) within 20 days of the latest of (i) the date of receipt of such payment,
(ii) the date of receipt of cash by Grantee pursuant to the sale of Option Shares (or securities into which such Option Shares are converted or exchanged) (including amounts paid to Grantee in respect of Option Shares repurchased by Issuer pursuant to Section 7) and (iii) the date of receipt of cash from the repurchase of the Option by Issuer pursuant to Section 7.

         (d) For purposes of Section 10(a) and clause (ii) of Section 10(b), the value of any Option Shares delivered by Grantee to Issuer shall be the Applicable Value.

         11. LOSS, THEFT, ETC. OF AGREEMENT. This Agreement (and the Option granted hereby) is exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of Shares purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         12. MISCELLANEOUS. (a) Expenses. Except as otherwise provided in
Section 9 hereof or in the Reorganization Agreement, each of the parties hereto shall bear and pay all expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         (c) Entire Agreement; No Third-Party Beneficiary; Severability. Except as otherwise set forth in the Reorganization Agreement, this Agreement, together with the Reorganization Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of Shares as provided in Sections 2 and 7, as adjusted pursuant to Section 6, it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of Shares as may be permissible without any amendment or modification hereof.

         (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of South Carolina applicable to contracts made and to be performed therein.

         (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given as set forth in Section 8.2 of the Reorganization Agreement.

         (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

         (h) Assignment. Grantee may not, without the prior written consent of Issuer (which shall not be unreasonably withheld), assign this Agreement to any other person. This Agreement shall not be assignable by Issuer except by operation of law. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         (i) Representations and Warranties. The representations and warranties contained in Sections 3.1, 3.3, 3.4, 3.5, 3.6 and 3.7 of the Reorganization Agreement, to the extent they relate to or affect this Stock Option Agreement, are incorporated herein by reference.

         (j) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

         (k) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

         (l) Captions. The Article, Section and paragraph captions herein are for convenience only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         (m) Confidentiality Agreement. Issuer hereby waives the restrictions on Grantee's acquisition of Shares contained in the Confidentiality Agreement to the extent necessary to permit Grantee to exercise the Option and purchase the Option Shares as herein provided.

         IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of January ___, 2000.


                                    Anchor Financial Corporation


                                    By: _________________________________
                                    Name: Stephen L. Chryst


                                    Carolina First Corporation


                                    By: _________________________________
                                    Name: Mack I. Whittle, Jr., Chairman

                      ANNEX B TO PROXY STATEMENT/PROSPECTUS

         STOCK OPTION AGREEMENT, dated as of January 11, 2000 (this "Agreement") by and between Anchor Financial Corporation, a South Carolina corporation ("Issuer") and Carolina First Corporation, a South Carolina corporation ("Grantee").

         WHEREAS, Issuer, Grantee, Issuer's subsidiary Anchor Bank, and CFC's subsidiary Carolina First Bank, propose to enter into a Reorganization Agreement dated as of the date hereof (the "Reorganization Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement), providing for, among other things, a merger (the "Merger") of AFC into CFC.

         WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Reorganization Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below).

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Reorganization Agreement, Issuer and Grantee agree as follows:

         1. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 1,610,959 shares (the "Option Shares") of common stock, no par value, of Issuer (the "Shares") (being 19.9% of the number of Shares outstanding on the date hereof before such issuance) at a purchase price of $26.125 per Option Share (such price, as adjusted if applicable, the "Purchase Price"). The number of Option Shares that may be received upon the exercise of the Option and the Purchase Price are subject to adjustment as set forth herein.

         2. EXERCISE OF OPTION. (a) If not in material breach of the Reorganization Agreement, Grantee may exercise the Option, in whole or in part, at any time or from time to time following the occurrence of a Purchase Event (as defined below); provided that, except as otherwise provided herein, the Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) 15 months after the first occurrence of a Purchase Event (or if, at the expiration of such 15 months after the first occurrence of a Purchase Event, the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed, but in no event under this clause (ii) later than the second anniversary of the date hereof), (iii) termination of the Reorganization Agreement under circumstances which do not and cannot result in Grantee's becoming entitled to receive the Termination Fee from Issuer pursuant to Section 9.2(b) of the Reorganization Agreement; or (iv) 12 months after the termination of the Reorganization Agreement under circumstances which could result in Grantee's becoming entitled to receive the Termination Fee from Issuer pursuant to Section 9.2(b), unless during such 12-month period, a Purchase Event shall occur. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

         (b) As used herein, a "Purchase Event" means the termination of the Reorganization Agreement under any circumstance which would or could entitle Grantee to receive the Termination Fee from Issuer pursuant to Section 9.2(b) of the Reorganization Agreement; provided, that a Purchase Event shall not occur unless and until Issuer shall have entered into a definitive agreement with a third party with respect to an Acquisition Proposal or an Acquisition

Proposal shall have been consummated during the 12 months following such termination of the Reorganization Agreement.

         (c) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 20 business days from such Notice Date for the closing of such purchase (a "Closing"; and the date of such Closing, a "Closing Date"); provided that such closing shall be held only if (A) such purchase would not otherwise violate or cause the violation of applicable law (including the HSR Act), (B) no law, rule or regulation shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, decree or ruling issued by a court or other governmental authority of competent jurisdiction shall be in effect, which prohibits delivery of such Option Shares (and the parties hereto shall use their reasonable best efforts to have any such order, injunction, decree or ruling vacated or reversed) and (C) any prior notification to or approval of any other regulatory authority in the United States or elsewhere required in connection with such purchase shall have been made or obtained. If the Closing cannot be consummated by reason of a restriction set forth in clause (A), (B) or (C) above, notwithstanding the provisions of Section 2(a), the Closing shall be held within 10 business days following the elimination of such restriction.

         3. PAYMENT AND DELIVERY OF CERTIFICATES. On each Closing Date, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated by Issuer an amount equal to the Purchase Price multiplied by the Option Shares to be purchased on such Closing Date.

         (b) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, charges or encumbrances ("Liens"), and Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement.

         (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

         THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF
         JANUARY 11, 2000. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and
(ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

         4. AUTHORIZED STOCK. Issuer hereby represents and warrants to Grantee that Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and will have reserved for issuance at all times from the date hereof until the obligation to deliver Shares upon the exercise of the Option terminates, upon exercise of the Option, Shares necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional Shares or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The Shares to be issued upon due exercise of the Option, including all additional Shares or other securities which may be issuable upon exercise of the Option pursuant to Section 6, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all Liens, including any preemptive rights of any shareholder of Issuer.

         5. PURCHASE NOT FOR DISTRIBUTION. Grantee hereby represents and warrants to Issuer that any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

         6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC. In the event of any change in Shares by reason of reclassification, recapitalization, stock split, split-up, combination, exchange of shares, stock dividend, dividend, dividend payable in any other securities, or any similar event, the type and number of Shares or securities subject to the Option, and the Purchase Price therefor (including for purposes of repurchase thereof pursuant to Section 7), shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. If any additional Shares are issued after the date of this Agreement (other than pursuant to an event described in the immediately preceding sentence), the number of Option Shares shall be adjusted so that immediately prior to such issuance, it equals 19.9% of the number of Shares then issued and outstanding.

         7. REPURCHASE OF OPTION AND OPTION SHARES. (a) Notwithstanding the provisions of Section 2(a), at any time commencing upon the first occurrence of a Repurchase Event (as defined below) and ending 12 months thereafter, Issuer (or any successor entity thereof) shall:

                  (i) at the request of Grantee, repurchase from Grantee the Option (if and to the extent not previously exercised or terminated) at a price equal to the excess, if any, of (x) the Applicable Price (as defined below) as of the Section 7 Request Date (as defined below) for a Share over (y) the Purchase Price (subject to adjustment pursuant to Section 6), multiplied by the number of Shares with respect to which the Option has not been exercised (the "Option Repurchase Price"); and

                  (ii) at the request of an owner of Option Shares from time to time, repurchase all but not less than all of the Option Shares owned directly or indirectly by such owner at a price equal to the Applicable Price as of the Section 7 Request Date multiplied by the number of Option Shares owned directly or indirectly by such owner (the "Option Share Repurchase Price").

         (b) Notwithstanding the provisions of Section 2(a), at any time following the occurrence of a Purchase Event, Issuer (or any successor entity thereof) may, at its election, repurchase the Option (if and to the extent not previously exercised or terminated) or all but not less than all of the Option Shares at the Option Repurchase Price or the Option Share Repurchase Price, as the case may be.

         (c) In connection with any exercise of rights under this Section 7, Issuer shall, within 10 business days after the Section 7 Request Date, pay the Option Repurchase Price or Option Share Repurchase Price, as he case may be, in immediately available funds, and Grantee or such owner, as the case may be, shall surrender to Issuer the Option or the Option Shares, as the case may be.

         (d) For purposes of this Agreement, the following terms have the following meanings:

                  (i) "Applicable Price", as of any date, means the highest of
         (A) the highest price per Share paid pursuant to a tender offer or exchange offer for Shares after the date hereof and on or prior to such date, (B) the highest price per Share to be paid by any third party for Shares or the consideration per Share to be received by holders of Shares, in each case pursuant to an agreement for an Acquisition Proposal with Issuer entered into on or prior to such date or (C) the highest closing price per Share as reported on the New York Stock Exchange Inc. ("NYSE") Composite Tape or if the Shares are not listed on the NYSE, the highest bid price per Share as quoted on the National Association of Securities Dealers Automated Quotations System or, if the Shares are not quoted thereon, on the principal trading market on which such Shares are traded as reported by a recognized source during the 60 business days preceding such date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses
         (A) or (B) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer.

                  (ii) A "Repurchase Event" occurs when the Termination Fee is paid or becomes due and payable to Grantee from Issuer pursuant to
         Section 9(b) of the Reorganization Agreement.

                  (iii) "Section 7 Request Date" means the date on which Issuer, Grantee or an owner of Option Shares, as the case may be, exercises its rights under this Section.

         (e) The repurchase contemplated in this Section 7 shall be subject to receipt of any necessary regulatory approvals. AFC shall use its best efforts to obtain promptly any such necessary approvals.

         8. REGISTRATION RIGHTS. Issuer shall, if requested by Grantee or any owner of Option Shares (collectively with Grantee, the "Owners") at any time and from time to time within two years of the first exercise of the Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to such Owners upon exercise of the Option in accordance with the intended method of sale or other disposition stated by such owners, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 30 days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer. Any registration statement prepared and filed under this Section 8, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the reasonable fees and disbursements of Owners' counsel related thereto. The Owners shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If during the time period referred to in the first sentence of this Section 8 Issuer effects a registration under the Securities Act of Shares for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall allow the Owners the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for the Owners under this Section 8; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of Shares requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the offering price, Issuer and the Owners shall each reduce on a pro rata basis the Shares to be included therein on their respective behalf. In connection with any registration pursuant to this Section 8, Issuer and the Owners shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

         9. LISTING; REASONABLE BEST EFFORTS. (a) If Shares or any other securities to be acquired upon exercise of the Option are then listed on the NYSE or any other securities exchange or market, Issuer, upon the request of any Owner, will promptly file an application to list the Shares or other securities to be acquired upon exercise of the Options on the NYSE or such other securities exchange or market and will use its reasonable best efforts to obtain approval of such listing as soon as practicable.

         (b) Issuer will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to permit the exercise of the Option in accordance with the terms and conditions hereof, as soon as practicable after the date hereof, including making any appropriate filing pursuant to the HSR Act and any other applicable law, supplying as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable law, and taking all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

         10. LIMITATION OF GRANTEE PROFIT. (a) Notwithstanding any other provision herein, in no event shall Grantee's Total Profit (as defined below) exceed $15 million (the "Maximum Profit") and, if it otherwise would exceed such amount, Grantee, at its sole discretion, shall either (i) reduce the number of Shares subject to the Option, (ii) deliver to Issuer for cancellation Shares (or other securities into which such Option Shares are converted or exchanged),
(iii) pay cash to Issuer, or (iv) any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

         (b) For purposes of this Agreement, "Total Profit" shall mean: (i) the aggregate amount of (A) any excess of (x) the net cash amounts received by Grantee pursuant to a sale of Option

Shares (or securities into which such shares are converted or exchanged) (including amounts paid to Grantee in respect of Option Shares repurchased by Issuer pursuant to Section 7) over (y) the Grantee's aggregate purchase price for such Option Shares (or other securities), plus (B) any amounts received by Grantee on the repurchase of the Option by Issuer pursuant to Section 7, plus
(C) any Termination Fee received by Grantee pursuant to Section 9.2(b) of the Reorganization Agreement, minus (ii) the sum of the amounts of any cash previously paid by Grantee to Issuer pursuant to this Section 10 and the value of the Option Shares (or other securities) previously delivered by Grantee to Issuer for cancellation pursuant to this Section 10.

         (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Issuer's obligation to pay, the Termination Fee provided for in Section 9.2(b) of the Reorganization Agreement; provided that if and to the extent the Total Profit received by Grantee would exceed the Maximum Profit following receipt of such payment, Grantee shall be obligated to comply with the terms of Section 10(a) within 20 days of the latest of (i) the date of receipt of such payment,
(ii) the date of receipt of cash by Grantee pursuant to the sale of Option Shares (or securities into which such Option Shares are converted or exchanged) (including amounts paid to Grantee in respect of Option Shares repurchased by Issuer pursuant to Section 7) and (iii) the date of receipt of cash from the repurchase of the Option by Issuer pursuant to Section 7.

         (d) For purposes of Section 10(a) and clause (ii) of Section 10(b), the value of any Option Shares delivered by Grantee to Issuer shall be the Applicable Value.

         11. LOSS, THEFT, ETC. OF AGREEMENT. This Agreement (and the Option granted hereby) is exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of Shares purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         12. MISCELLANEOUS. (a) Expenses. Except as otherwise provided in
Section 9 hereof or in the Reorganization Agreement, each of the parties hereto shall bear and pay all expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         (c) Entire Agreement; No Third-Party Beneficiary; Severability. Except as otherwise set forth in the Reorganization Agreement, this Agreement, together with the Reorganization Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of Shares as provided in Sections 2 and 7, as adjusted pursuant to Section 6, it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of Shares as may be permissible without any amendment or modification hereof.

         (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of South Carolina applicable to contracts made and to be performed therein.

         (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given as set forth in Section 8.2 of the Reorganization Agreement.

         (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

         (h) Assignment. Grantee may not, without the prior written consent of Issuer (which shall not be unreasonably withheld), assign this Agreement to any other person. This Agreement shall not be assignable by Issuer except by operation of law. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         (i) Representations and Warranties. The representations and warranties contained in Sections 3.1, 3.3, 3.4, 3.5, 3.6 and 3.7 of the Reorganization Agreement, to the extent they relate to or affect this Stock Option Agreement, are incorporated herein by reference.

         (j) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

         (k) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

         (l) Captions. The Article, Section and paragraph captions herein are for convenience only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         (m) Confidentiality Agreement. Issuer hereby waives the restrictions on Grantee's acquisition of Shares contained in the Confidentiality Agreement to the extent necessary to permit Grantee to exercise the Option and purchase the Option Shares as herein provided.

         IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of January 11, 2000.


                                    Anchor Financial Corporation


                                    By: /s/
                                       -------------------------------------
                                    Name: Stephen L. Chryst


                                    Carolina First Corporation


                                    By: /s/
                                       ------------------------------------
                                    Name: Mack I. Whittle, Jr., Chairman

                                ROBINSON-HUMPHREY


CORPORATE FINANCE                                             INVESTMENT BANKERS
   DEPARTMENT                                                      SINCE 1894

                      ANNEX C TO PROXY STATEMENT/PROSPECTUS




                                                                January 10, 2000



Board of Directors
Anchor Financial Corporation
2002 Oak Street
Myrtle Beach, SC  29577

Members of the Board of Directors:

         We understand that Anchor Financial Corporation (the "Company") is considering a proposed merger of the Company with Carolina First Corporation ("Carolina First"). We understand that under this merger (the "Proposed Transaction") the Company's shareholders will receive 2.175 shares (the "Exchange Ratio") of Carolina First common stock in exchange for each share of Company common stock. We further understand that the merger will be accounted for as a pooling of interests and will be treated as a tax-free exchange to the Company's shareholders. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of January 10, 2000 between the Company and Carolina First (the "Agreement").

         We have been requested by the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's shareholders of the Exchange Ratio pursuant to the Proposed Transaction.

         In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and exhibits thereto, (2) certain publicly available information concerning the Company and Carolina First that we believe relevant to our inquiry, (3) financial and operating information with respect to the business, operations and prospects of the Company and Carolina First furnished to us by the Company and Carolina First, (4) certain internal financial analyses and forecasts of the Company and Carolina First prepared by and reviewed with management of the Company and Carolina First, respectively, (5) trading histories of the Company's common stock and Carolina First's common stock for the latest twelve months ended January 6, 2000, (6) a comparison of the historical financial results and present financial condition of the Company and Carolina First with those of other companies that we deemed relevant, (7) a comparison of the financial terms of the Proposed Transaction with the terms of certain other recent transactions that we deemed

Board of Directors
Anchor Financial Corporation
January 10, 2000

Page 2
____________________________

relevant, and (8) certain historical data relating to percentage premiums paid in acquisitions of publicly traded bank holding companies that we deemed relevant. In addition, we have had discussions with the managements of the Company and Carolina First concerning their respective businesses, operations, assets, present condition and future prospects, and undertook such other studies, analyses and investigations, as we deemed appropriate.

         We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. With respect to the financial projections, including the synergies and other benefits expected to result from the Proposed Transaction, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the managements of the Company and Carolina First regarding the future financial performance of the Company and Carolina First and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in the Company's or Carolina First's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that the Company and Carolina First will remain as going concerns for all periods relevant to our analysis, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the regulatory authorities having jurisdiction over approving the Proposed Transaction will not impose any conditions which will materially undermine the economic benefits of the Proposed Transaction to Carolina First. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Carolina First and have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company or Carolina First. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company or Carolina First, nor have we reviewed any individual credit files relating to the Company and Carolina First and, with your permission, we have assumed that the respective allowances for loan losses for both the Company and Carolina First are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

         Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can only be evaluated as of, the date of this letter. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, or reaffirm this opinion or otherwise comment upon events occurring after

Board of Directors
Anchor Financial Corporation
January 10, 2000

Page 3
____________________________


the date hereof. We are expressing no opinion herein as to the prices at which the Company's or Carolina First's common stock will trade at any time.

         In arriving at our opinion, we were not authorized to solicit and did not solicit, interest from any party with respect to the acquisition or merger involving the Company or any of its assets.

         We have acted as financial advisor to the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We have also provided financial advisory services for the Company and Carolina First in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of the Company and Carolina First for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. The Robinson-Humphrey Company, LLC is a wholly owned subsidiary of Salomon Smith Barney Inc., which is acting as financial advisor to Carolina First. In engaging us to serve as your financial advisor, you consented to Salomon Smith Barney Inc. serving concurrently as the financial advisor to Carolina First in the Proposed Transaction.

         Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the Exchange Ratio pursuant to the Proposed Transaction is fair, from a financial point of view, to the shareholders of the Company.

         This opinion is for the use and benefit of the Board of Directors of the Company and is rendered in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

Very truly yours,


/s/ THE ROBINSON-HUMPHREY COMPANY, LLC

                                   ANNEX - D




January 9, 2000


Anchor Financial Corporation
P.O. Box 2428
Myrtle Beach, SC 29578

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders, ("Stockholders"), of Anchor Financial Corporation (the "Company") of the consideration to be received by such stockholders in the proposed merger (the "Merger") of the Company with Carolina First Corporation ("Acquiror") pursuant to the Plan of Merger of Anchor Financial Corporation with and into Carolina First Corporation (the "Merger Agreement"), between the Company and Acquiror. Upon the effectiveness of the Merger, each issued and outstanding share of the Company's Common Stock will be converted into 2.175 shares of the Acquiror's common stock.

In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Merger Agreement; (ii) certain publicly available information concerning the Company and Acquiror, including the Annual Reports on Form 10-K of the Company for each of the years in the three year period ended December 31, 1996-1998 and of the Acquiror for each of the years in the three year period ended December 31, 1996-1998, the Quarterly Reports on Form 10-Q of the Company and Acquiror for the quarter ended September 30, 1999,
(iii) certain available financial forecasts concerning the business and operations of the Company and Acquiror that were prepared by management of the Company and Acquiror, respectively, and (iv) certain publicly available information with respect to other companies that we believe to be comparable in certain respects to the Company and Acquiror and the trading markets for such other companies' securities. We have held discussions with certain officers and employees of the Company and Acquiror to discuss the past and current business operations, financial condition and prospects of the Company and Acquiror, as well as matters we believe relevant to our inquiry. We have also considered other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

Board of Directors
Page 2
January 9, 2000

In our review and analysis, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us, or that is publicly available, and have not attempted independently to verify nor assumed responsibility for verifying any such information. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company or Acquiror, as the case may be, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of the Company or Acquiror.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors that we have deemed appropriate under the circumstances, including the following: (i) the historical and current financial position and results of operations of the Company and Acquiror; (ii) the historical and current market for the equity securities of the Company, Acquiror and other companies that we believe to be comparable in certain respects to the Company or Acquiror; (iii) the nature and terms of certain other acquisition transactions that we believe to be relevant; and (iv) the current and historical relationships between the trading levels of the Company's common stock and Acquiror's common stock. We have taken into account our assessment of general economic, market and financial conditions and our knowledge of the banking industry, as well as our experience in connection with similar transactions and securities valuation generally.

Our opinion is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion expressed below does not imply any conclusion as to the likely trading range for Acquiror Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and factors that generally influence the price of securities. Our opinion does not address the Company's underlying business decision to effect the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration and does not constitute a recommendation concerning how holders of the Company's common stock should vote with respect to the Merger Agreement. The Orr Group was not requested to solicit third-party offers to acquire all of the Company immediately preceding or in connection with the process resulting in the proposed Merger. The Orr Group did participate in the discussions and negotiations with respect to the proposed Merger. The Orr Group will receive a fee from the Company for delivery of this fairness opinion.

Board of Directors
Page 3
January 9, 2000

In rendering our opinion we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger no restrictions will be imposed that would have a material adverse affect on the contemplated benefits of the Merger to the Company following the Merger. We understand that the Merger will qualify as a tax-free reorganization under the Internal Revenue Code and that, for accounting purposes, the Merger will be accounted for as a pooling of interest.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Merger consideration to be received by the Company's Stockholders is fair to such Stockholders from a financial point of view.

Very truly yours,



/s/ L. Glenn Orr, Jr.
Senior Managing Director

                      ANNEX E TO PROXY STATEMENT/PROSPECTUS


January 10, 2000

The Board of Directors
Carolina First Corporation
102 South Main Street
Greenville, SC  29601

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Carolina First Corporation (the "Company") of the Exchange Ratio (defined below) set forth in the Reorganization Agreement (the "Agreement") to be entered into by and among the Company, Carolina First Bank, Anchor Financial Corporation ("Anchor") and Anchor Bank. As more fully described in the Agreement, (i) Anchor will be merged with and into the Company (the "Merger") and (ii) each outstanding share of the common stock, no par value, of Anchor (the "Anchor Common Stock") will be converted into the right to receive 2.1750 shares (the "Exchange Ratio") of common stock, par value $1.00 per share, of the Company (the "Company Common Stock").

In arriving at our opinion, we reviewed a draft of the Agreement dated January 6, 2000 and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Anchor concerning the businesses, operations and prospects of the Company and Anchor. We examined certain publicly available business and financial information relating to the Company and Anchor as well as certain financial forecasts and other information and data for the Company and Anchor which were provided to or otherwise discussed with us by the managements of the Company and Anchor, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of the Company Common Stock and Anchor Common Stock; the historical and projected earnings and other operating data of the Company and Anchor; and the capitalization and financial condition of the Company and Anchor. We considered, to the extent publicly available, the financial terms of certain other similar transactions which we considered relevant in evaluation of the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and Anchor. We also evaluated the pro forma financial impact of the Merger on the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the

Carolina First Corporation
January 10, 2000
Page 2

assurances of management of the Company and Anchor that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us (including forecasts of cost savings and operating synergies projected by management of the Company to result from the Merger), we have been advised by the managements of the Company and Anchor that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Anchor as to the future financial performance of the Company and Anchor and the strategic implications and operational benefits anticipated to result from the Merger. We express no view with respect to such forecasts and other information and data or the assumptions on which they were based. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and as a pooling of interests in accordance with generally accepted accounting principles. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Anchor nor have we made any physical inspection of the properties or assets of the Company or Anchor. We are not experts in the evaluation of loan or lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and we have neither made an independent evaluation of the adequacy of such allowances of the Company or Anchor, nor have we reviewed any individual credit or lease files, and, as a result, we have assumed that the aggregate allowances for such losses for each of the Company and Anchor are in the aggregate adequate to cover such losses. Representatives of the Company have advised us, and we have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We have further assumed that the Merger will be consummated in accordance with the terms of the Agreement, without waiver of any of the conditions to the Merger contained in the Agreement.

Our opinion, as set forth herein, relates to the relative values of the Company and Anchor. We are not expressing any opinion as to what the value of the Company Common Stock actually will be when issued pursuant to the Merger or the price at which the Company Common Stock will trade subsequent to the announcement or consummation of the Merger. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Salomon Smith Barney Inc. has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the signing of the Agreement. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Anchor for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Anchor and their respective affiliates. We understand that the Robinson-Humphrey Company LLC, a wholly owned subsidiary of Salomon Smith Barney Inc., is acting as a financial advisor to Anchor and has been requested to provide a fairness opinion to Anchor with regard to this transaction.

Carolina First Corporation
January 10, 2000
Page 3


Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ SALOMON SMITH BARNEY

                     ANNEX F TO PROXY STATEMENT/PROSPECTUS


                                CFC INTERIM, INC.

                            ANTICIPATED BALANCE SHEET




                                                            DECEMBER 31,  1999
                                                            ------------------
                                                               (UNAUDITED)
ASSETS
Cash.............................................................$ 100
                                                                 -----
                                                                 $ 100
                                                                 -----
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities......................................................$  --
Shareholders' Equity:
    Common stock.................................................  100
    Retained Earnings............................................   --
                                                                 -----
        Total shareholders' equity...............................  100
                                                                 -----
                                                                 $ 100
                                                                 -----

PART-II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20: INDEMNIFICATION OF DIRECTORS AND OFFICERS

Reference is made to Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, which provides for indemnification of officers and directors of South Carolina corporations in certain instances in connection with legal proceedings involving any such persons because of being or having been an officer or director. Carolina First's Bylaws provide that the Corporation shall indemnify any individual made a party to a proceeding because he is or was a Director of the Corporation against liability incurred in the proceeding to the fullest extent permitted by law, and that the Corporation shall pay for or reimburse the reasonable expenses incurred by a Director who is a party to a proceeding in advance of final disposition of the proceeding to the fullest extent permitted by law. Carolina First has entered into indemnification agreements with each of its Directors, which make the above-referenced Bylaws provisions the basis of a contract between Carolina First and each director.

Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, also permits a corporation to purchase and maintain insurance on behalf of a person who is or was an officer or director. Carolina First maintains directors' and officers' liability insurance.

Reference is made to Chapter 2 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting the limitation in a corporation's articles of incorporation of the personal liability of a director for breach of the director's fiduciary duty. Reference is made to Carolina First's Articles of Amendment filed with the South Carolina Secretary of State on April 18, 1989 which state: "A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law, (iii) imposed under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit."

ITEM 21: EXHIBITS

(a)      Listing of Exhibits

Exhibit

2.1 Agreement and Plan of Reorganization entered into as of January 10, 2000 by and among Carolina First, Carolina First Bank, Anchor and The Anchor Bank: Included as Annex A to the proxy statement/prospectus.

3.1               Articles of Incorporation: Incorporated by reference to
                  Exhibit 3.1 of Carolina First's Registration Statement on Form S-4, Commission File No. 33-57389.

3.2 Articles of Amendment dated June 1, 1997. Incorporated by reference to Exhibit 3.2 of Carolina First's Registration Statement on Form S-4 filed on July 30, 1997, Commission File No. 333-32459.

3.3 Amended and Restated Bylaws of Carolina First, as amended and restated as of December 18, 1996: Incorporated by reference to
                  Exhibit 3.1 of Carolina First's Current Report on Form 8-K dated December 18, 1996, Commission File No. 0-15083.

4.1 Specimen Carolina First Common Stock certificate: Incorporated by reference to Exhibit 4.1 of Carolina First's Registration Statement on Form S-1, Commission File No. 33-7470.

4.2               Articles of Incorporation: Included as Exhibits 3.1 and 3.2.

4.3               Bylaws: Included as Exhibit 3.3.

4.4               Carolina First Amended Common Stock Dividend Reinvestment
                  Plan: Incorporated by reference to the Prospectus in Carolina First's Registration Statement on Form S-3, Commission File No. 333-06975.

4.4.1* Amendment 1 to Carolina First Amended Common Stock Dividend Reinvestment Plan.

4.5               Amended and Restated Shareholder Rights Agreement:
                  Incorporated by reference to Exhibit 4.1 of Carolina First's Current Report on Form 8-K dated December 18, 1996, Commission File No. 0-15083.

4.6 Form of Indenture between Carolina First and First American Trust Company, N.A., as trustee: Incorporated by reference to
                  Exhibit 4.11 of Carolina First's Registration Statement on Form S-3, Commission File No. 22-58879.

5.1* Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of Carolina First.

5.2* Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding tax matters.

8.1 See "The Proposed Transaction--Federal Income Tax Consequences" for discussion regarding tax matters.

10.1 Carolina First Corporation Carolina First Corporation and First American Trust Company, N.A., as Trustee: Incorporated by reference to Exhibit 4.11 of the Company's Registration Statement on Form S-3, Commission File No. 22-58879.

10.2              Carolina First Corporation Employee Stock Ownership Plan:
                  Incorporated by reference to Exhibit of Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1991, Commission File No. 0-15083.

10.3 Carolina First Corporation Amended and Restated Stock Option Plan Incorporated by reference to Exhibit 99.1 from the Company's Registration Statement on Form S-8, Commission File No. 33-80822.

10.3.1            Amendment 1 to Amended and Restated Stock Option Plan.
                  Incorporated by reference to Exhibit 10.2 to Carolina First's Quarterly Report on Form 10-Q for the quarter ended March 30, 1998, Commission File No. 0-15083.

10.3.2*           Amendment 2 to Amended and Restated Stock Option Plan.

10.4 Carolina First Corporation Salary Reduction Plan: Incorporated by reference to Exhibit 28.1 of Carolina First Corporation's Registration Statement on Form S-8, Commission File No. 33-25424.

10.5 Amended and Restated Noncompetition, Severance and Employment Agreement dated as of May 21, 1999, by and between Carolina First Corporation and Mack I. Whittle, Jr.: Incorporated by reference to Exhibit 10.1 of Carolina First Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, Commission File No. 0-15083 (the "September 1999 10-Q").

10.6 Amended and Restated Noncompetition, Severance and Employment Agreement dated May 21, 1999, by and between Carolina First Corporation and William S. Hummers III: Incorporated by reference to Exhibit 10.2 of the September 1999 10-Q.

10.7 Amended and Restated Noncompetition, Severance Agreement dated February 21, 1996, between Carolina First Corporation and James W. Terry, Jr.: Incorporated by reference to Exhibit 10.7 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, Commission File No. 0-15083.

10.8 Amended and Restated Noncompetition, Severance and Employment Agreement dated as of October 5, 1999, by and between Carolina First Corporation and John DuBose. Incorporated by reference to Exhibit 10.3 of the September 1999 10-Q.

10.9 Amended and Restated Noncompetition, Severance and Employment Agreement dated as of November 2, 1998, by and between Carolina First Corporation and Michael W. Sperry. Incorporated by reference to Exhibit 10.4 of the September 1999 10-Q.

10.10 Employment Agreement dated as of October 7, 1998, by and among William J. Moore, Carolina First Bank and Carolina First Corporation.

10.11             Short-Term Performance Plan: Incorporated by reference to
                  Exhibit 10.3 of Carolina First Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993, Commission File No. 0-15083.

10.12             Carolina First Corporation Long-Term Management Performance
                  Plan: Incorporated by reference to Exhibit 10.11 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1994, Commission File No. 0-15083.

10.13             Carolina First Corporation Employee Stock Purchase Plan:
                  Incorporated by reference to Exhibit 99.1 from the Company's Registration Statement on Form S-8, Commission File No. 33-79668.

10.14             Carolina First Corporation Directors Stock Option Plan:
                  Incorporated by reference to Exhibit 99.1 from the Company's Registration Statement on Form S-8, Commission File No. 33-82668/82670.

10.15 Warrant to Purchase Common Stock of Affinity Financial Group, Inc. and Amendment No. 1 with respect to Warrant to Purchase Common Stock of Affinity Financial Group, Inc. Incorporated by reference to Exhibit 10.16 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, Commission File No. 0-15083.

10.16 Letter Agreement between Carolina First Corporation and the Board of Governors of the Federal Reserve Board regarding warrant to purchase shares of Affinity Technology Group, Inc. common stock. Incorporated by reference to Exhibit 10.1 of Carolina First Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, Commission File No. 0-15083.

10.17 Office of Thrift Supervision Modification of Approval of Holding Company Acquisition and Purchase of Assets and Assumption of Liabilities dated July 25, 1997 between NetB@nk, Inc. and the Office of Thrift Supervision Regarding Restrictions on NetB@nk, Inc. Stock Incorporated by reference to Exhibit 10.2 of Carolina First Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, Commission File No. 0-15083.

10.18 Office of Thrift Supervision Letter granting Carolina First Corporation permission to reduce its NetB@nk, Inc. stock holdings. Incorporated by reference to Exhibit 10.19 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1998, Commission File No. 0-15083.

10.19             Carolina First Corporation Amended and Restated Fortune 50
                  Plan: Incorporated by reference to the Prospectus in Carolina First Corporation's Registration Statement on Form S-8, Commission File No. 333-31948.

11.1 Computation of Per Share Earnings: Incorporated by reference to Exhibit 11.1 of Carolina First's Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-15083 (the "1999 10-K").

12.1 Ratio of Earnings to Fixed Charges: Incorporated by reference to Exhibit 12.1 to the 1999 10-K.

13.1              1998 Annual Report to Shareholders of Carolina First.
                  Incorporated by reference to Exhibit 13.1 of Carolina First's Annual Report on Form 10-K for the year ended December 31, 1998, Commission File No. 0-15083.

21.1              Subsidiaries of the Registrant: Incorporated by reference to
                  Exhibit 21.1 to the 1999 10-K.

23.1*             Consent of KPMG LLP.

23.2*             Consent of PricewaterhouseCoopers LLP.

23.3*             Consent of Arthur Andersen LLP.

23.4*             Consent of Salomon Smith Barney.

23.5*             Consent of The Robinson-Humphrey Company.

23.6*             Consent of The Orr Group.

23.7*             Consent of J.W. Hunt and Company, LLP.

23.8*             Consent of Tourville, Simpson & Henderson, L.L.P.

23.9* Consent of Wyche, Burgess, Freeman & Parham, P.A.: Contained in Exhibit 5.1.

24.1* The Power of Attorney: Contained on the signature page of the initial filing of this Registration Statement.

27.1              Financial Data Schedule: Incorporated by reference to Exhibit
                  27.1 to the 1999 10-K.

99.1              Form of Proxy for Anchor Financial Corporation.

99.2              Form of Proxy for Carolina First Corporation.

*    Filed with this registration statement

(b)  Certain additional financial statements. Not applicable.

(c) The information required by this paragraph is included as an Annex to the proxy statement/prospectus.

ITEM 22. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered here, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 145, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on March 10, 2000.

                                               Carolina First Corporation

                                      By:      /s/  William S. Hummers III
                                               ---------------------------
                                               William S. Hummers III,
                                               Executive Vice President

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mack I. Whittle, Jr. and William S. Hummers III, and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all annexes thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated:

Signature                                    Title                                                  Date

/s/                                         Chairman of the Board                             March 10, 2000
------------------------------------
William R. Timmons, Jr.

/s/                                         President, Chief Executive Officer                March 10, 2000
------------------------------------        and Director (Principal Executive Officer)
Mack I. Whittle, Jr.

/s/                                         Executive Vice President, Director                March 10, 2000
------------------------------------        (Principal Accounting and Financial Officer)
William S. Hummers III

/s/                                         Director                                          March 10, 2000
------------------------------------
M. Dexter Hagy

/s/                                         Director                                          March 10, 2000
------------------------------------
Eugene E. Stone IV

/s/                                         Director                                          March 10, 2000
------------------------------------
H. Earle Russell, Jr.

/s/                                         Director                                          March 10, 2000
------------------------------------
Judd B. Farr

/s/                                         Director                                          March 10, 2000
------------------------------------
Charles B. Schooler


/s/                                         Director                                          March 10, 2000
------------------------------------
Elizabeth P. Stall

/s/                                         Director                                          March 10, 2000
------------------------------------
David C. Wakefield III

/s/                                         Director                                          March 10, 2000
------------------------------------
Vernon E. Merchant, Jr.

/s/                                         Director                                          March 10, 2000
------------------------------------
C. Claymon Grimes, Jr.

/s/                                         Director                                          March 10, 2000
------------------------------------
Samuel H. Vickers